EXHIBIT 10.3

CREDIT AGREEMENT

by and among

TULP 24.1, LLC

as Borrower,

THE OTHER BORROWERS PARTY HERETO,

LENDWAY, INC.,

as Parent Guarantor,

THE OTHER GUARANTORS PARTY HERETO

and

THE LENDERS FROM TIME TO TIME PARTY HERETO

and

ASSOCIATED BANK, N.A.,

as Agent

Dated:  February 20, 2024

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ARTICLE XI JOINT AND SEVERAL		9

Section 11.1	Joint and Several Liability	94
Section 11.2	Direct Liability	94
Section 11.3	Joint Enterprise	94

EXHIBIT A – Borrowing Base Definitions

EXHIBIT B – Borrowing Base Certificate

EXHIBIT C – Borrowing Request

EXHIBIT D – Form of Revolving Note

EXHIBIT E – Form of Term Note

EXHIBIT F – [Reserved]

EXHIBIT G – Compliance Certificate

EXHIBIT H – Additional Guarantor Supplement

SCHEDULE 1.1(a) – Commitments

SCHEDULE 4.5 – GAAP Exceptions

SCHEDULE 4.6 – Litigation

SCHEDULE 4.7 – Environmental Exceptions

SCHEDULE 4.8 – Defined Benefit Plans

SCHEDULE 4.11 – Tax Exceptions

SCHEDULE 4.12 – IP Exceptions

SCHEDULE 4.18 – Equity Holders and Subsidiaries

SCHEDULE 4.26 – Business Locations

SCHEDULE 4.28 – Brokers’ Commissions

SCHEDULE 4.32(a) – Owned Real Property

SCHEDULE 4.32(b) – Leased Real Property

SCHEDULE 6.12 – Existing Investments

SCHEDULE 6.13 – Existing Indebtedness

SCHEDULE 6.14 – Existing Liens

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CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”), dated as of February 20, 2024, is by and among, (1) TULP 24.1, LLC, a Delaware limited liability company (“Bloomia Acquisition”, together with each other Person joined hereto as a borrower from time to time, each, a “Borrower”, and collectively, the “Borrowers”), (2) LENDWAY, INC., a Delaware corporation (the “Parent Guarantor”), as a Guarantor, (3) TULIPA ACQUISITIE HOLDING B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the Laws of the Netherlands (“Tulipa”), as a Guarantor, (4) effective immediately upon the consummation of the Acquisition (Bloomia), BLOOMIA, B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the Laws of the Netherlands (“Bloomia”), as a Guarantor (as defined below), (5) effective immediately upon the consummation of the Acquisition (Bloomia), FRESH TULIPS USA, LLC, a Virginia limited liability company (“Fresh Tulips”), as a Guarantor, (6) each other Person (if any) from time to time party hereto as a Guarantor, (7) the lenders that are signatories hereto (individually, each a “Lender” and collectively, the “Lenders”) and (8) Associated Bank, N.A., a national banking association, one of the Lenders, as agent for the Lenders (in such capacity, the “Agent”).

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.1 Defined Terms.  As used in this Agreement the following terms shall have the following respective meanings (and such meanings shall be equally applicable to both the singular and plural form of the terms defined, as the context may require):

“Acquisition (Bloomia)”:  The acquisition by Tulipa of all of the Equity Interests in Target (Bloomia) pursuant to the Acquisition Documents (Bloomia).

“Acquisition Agreement (Bloomia)”:  The Agreement for the sale and purchase of shares in the share capital of Target (Bloomia) dated as of the Acquisition Closing Date by and among Tulipa, Bloomia Acquisition, Lendway and the Sellers.

“Acquisition Closing Date”:  February 22, 2024.

“Acquisition Documents (Bloomia)”:  The Acquisition Agreement (Bloomia) and all other agreements, instruments, certificates and other documents executed and delivered pursuant to or in connection therewith (including, for the avoidance of doubt, any notarial deeds, notarial letters or other similar instruments executed in connection with the Acquisition Agreement (Bloomia)), as the same may be supplemented, amended or otherwise modified from time to time in accordance with the terms of this Agreement.

“Affected Financial Institution”:  (a) Any EEA Financial Institution or (b) any UK Financial Institution.

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“Affiliate”:  When used with reference to any Person, (a) each Person that, directly or indirectly, controls, is controlled by or is under common control with, the Person referred to, (b) each Person which beneficially owns or holds, directly or indirectly, five percent or more of any class of voting Equity Interests of the Person referred to, (c) each Person, five percent or more of the voting Equity Interests of which is beneficially owned or held, directly or indirectly, by the Person referred to, and (d) each of such Person’s officers, directors, joint venturers and partners.  The term control (including the terms “controlled by” and “under common control with”) means the possession, directly, of the power to direct or cause the direction of the management and policies of the Person in question.

“Agent”:  As defined in the opening paragraph hereof.

“Aggregate Revolving Commitment Amounts”:  As of any date, the sum of the Revolving Commitment Amounts of all the Lenders.

“Anti-Corruption Laws”:  All laws, rules, and regulations of any jurisdiction applicable to any Loan Party or its Subsidiaries or Parent Guarantor, if any, from time to time concerning or relating to bribery or corruption.

“Applicable Margin”:  3.00%.

“Associated Bank”:  Associated Bank, N.A., a national banking association, in its capacity as one of the Lenders hereunder.

“Availability”:  As of any date of determination, the positive amount, if any, by which (i) the lesser of the Aggregate Revolving Commitment Amounts and the Borrowing Base exceeds (ii) the Total Revolving Outstandings.

“Bail-In Action”:  The exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation”: (a) With respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom,  Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Base Rate”: For any day (A) if no Rate Protection Agreement is in place with the Agent for the applicable Base Rate Loan, a fluctuating rate of interest per annum equal to the highest of (a) the Federal Funds Rate plus 0.50%, (b) the rate of interest in effect for such day as publicly announced from time to time by the Agent as its “prime rate,” and (c) Term SOFR plus 1.00% , subject to the interest rate floors set forth therein; provided that if the Base Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement or (B) if a Rate Protection Agreement is in place with the Agent for the applicable Base Rate, the per annum rate under such Rate Protection Agreement.  The “prime rate” is a rate set by the Agent based upon various factors including the Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such prime rate announced by Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

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“Base Rate Loan”: Any Loan that bears interest at or by reference to the Base Rate.

“Beneficial Ownership Certification”:  A certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation”:  31 C.F.R. § 1010.230.

“Bloomia Acquisition” as defined in the opening paragraph hereof.

“Board”:  The Board of Governors of the Federal Reserve System or any successor thereto.

“Borrowers”:  as defined in the opening paragraph hereof.

“Borrowing Base”:  As determined in accordance with the formula set forth in Exhibit A hereto.

“Borrowing Base Certificate”:  A certificate in the form of Exhibit B hereto.

“Borrowing Request”:  A Borrowing Request in the form of Exhibit C hereto.

“Business Day”: Any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the state where the Agent’s office is located and, if such day relates to Term SOFR, in New York City.

“Capital Expenditures”:  For any period and any Person, the sum of all amounts that would, in accordance with GAAP, be included as additions to property, plant and equipment on a consolidated statement of cash flows of such Person to during such period, in respect of (a) the acquisition, construction, improvement, replacement or betterment of land, buildings, machinery, equipment or of any other fixed assets or leaseholds, (b) to the extent related to and not included in (a) above, materials, contract labor (excluding expenditures properly chargeable to repairs or maintenance in accordance with GAAP), and (c) other capital expenditures and other uses recorded as capital expenditures or similar terms having substantially the same effect.

“Capitalized Lease”:  A lease of (or other agreement conveying the right to use) real or personal property with respect to which at least a portion of the rent or other amounts thereon constitute Capitalized Lease Obligations.

“Capitalized Lease Obligations”:  As to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real or personal property which obligations are required to be classified and accounted for as a finance lease on a balance sheet of such Person under GAAP (including Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board), and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP (including such Statement No. 13).

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“Cash Management Services”:  Any banking services provided to any Loan Party by any Lender or by any Affiliate of any Lender, including without limitation (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) stored value cards, (f) automated clearing house or wire transfer services, (g) Foreign Currency Agreements and (h) treasury management, including, without limitation, collections, depository and disbursement services.

“Change in Law”:  The occurrence, after the date of this Agreement, of any of the following:  (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control”:  The occurrence, after the Closing Date and without the prior written consent of the Required Lenders, of:

(a) Nicholas J. Swenson, Airt T, Inc., Groveland Capital LLC, AO Partners I, L.P., AO Partners, LLC and Glenhurst Co. and their respective controlled affiliates or estate planning vehicles (collectively the “Stockholder Group”) shall cease to have beneficial ownership (within the meaning of Rule 13d-3 of the U.S. Securities and Exchange Commission under the Securities Exchange Act of 1934) of at least 20% of the outstanding shares of voting Equity Interests of Parent Guarantor on a fully diluted basis; or

(b) the acquisition by any Person, or two or more Persons acting in concert (other than the Stockholder Group), of beneficial ownership (within the meaning of Rule 13d-3 of the U.S. Securities and Exchange Commission under the Securities Exchange Act of 1934) of 20% or more of the outstanding shares of voting Equity Interests of Parent Guarantor on a fully diluted basis; or

(c) within any 12-month period, occupation of a majority of the seats (other than vacant seats) on the board of directors of Parent Guarantor by Persons who were neither (i) members of the board of directors of the Parent Guarantor as of the Closing Date, nor (ii) nominated by the board of directors of the Parent Guarantor, nor (iii) appointed or approved by at least a majority of the then seated directors so nominated, appointed or approved; or

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(d) the Parent Guarantor shall cease to (i) own and control at least 75% of the Equity Interests or 75% of the voting power of Bloomia Acquisition entitled to vote in the election of the Board of Directors (or other similar body) of Bloomia Acquisition (ii) Control Bloomia Acquisition; or

(e) Bloomia Acquisition shall cease to (i) own and control, directly and indirectly, one hundred percent (100%) of the Equity Interests or one hundred percent (100%) of the voting power of its Subsidiaries entitled to vote in the election of the Board of Directors (or other similar body) of its Subsidiaries or (ii) Control each of its Subsidiaries.

“Closing Date”:  The date first above written.

“Code”:  The Internal Revenue Code of 1986, as amended.

“Collateral”:  As defined in the Security Agreement.

“Collateral Access Agreement”:  A landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in any Loan Party’s books and records or inventory, in each case, in form and substance reasonably satisfactory to the Agent.

“Commitments”:  The Revolving Commitments and the Term Commitments.

“Commodity Exchange Act”:  The Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Constituent Documents”:  With respect to any Person, as applicable, such Person’s certificate of incorporation, articles of incorporation, bylaws, certificate of formation, articles of organization, limited liability company agreement, management agreement, operating agreement, shareholder agreement, partnership agreement or similar document or agreement governing such Person’s existence, organization or management or concerning disposition of Equity Interests of such Person or voting rights among such Person’s owners.

“Contingent Obligation”:  With respect to any Person at the time of any determination, without duplication, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or otherwise:  (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any direct or indirect security therefor, (b) to purchase property, securities, Equity Interests or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness, (c) to maintain working capital, equity capital or other financial statement condition of the primary obligor so as to enable the primary obligor to pay such Indebtedness or otherwise to protect the owner thereof against loss in respect thereof, or (d) entered into for the purpose of assuring in any manner the owner of such Indebtedness of the payment of such Indebtedness or to protect the owner against loss in respect thereof; provided, that the term “Contingent Obligation” shall not include endorsements for collection or deposit, in each case in the ordinary course of business.  The amount of any Person’s obligation in respect of any Contingent Obligation shall (subject to any limitation set forth therein) be deemed to be the principal amount of the debt, obligation or other liability supported thereby, provided that if such principal amount is not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

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“Control”:  As to any Person, the possession, directly, of the power to direct or cause the direction of the management and policies of such Person.

“Default”:  Any event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default.

“Defined Benefit Plan”:  Each defined benefit plan (whether in existence on the Closing Date or thereafter instituted), within the meaning of 3(35) of ERISA that is subject to Title IV of ERISA, maintained for the benefit of employees, officers or directors of any Loan Party or of any ERISA Affiliate.

“Disqualified Equity Interest”:  With respect to any Person, any Equity Interest which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable): (a) matures or is mandatorily redeemable for any reason, (b) is convertible or exchangeable for Indebtedness or Disqualified Equity Interest, or (c) is redeemable at the option of the holder thereof, in each case prior to the date that is one hundred eighty (180) days after the Termination Date, except, if as a result of a change of control event or asset sale or other disposition or casualty event, so long as any rights of the holders thereof to require the conversion or redemption thereof upon the occurrence of such a change of control event or asset sale or other disposition or casualty event are subject to the prior payment in full of the Obligations.

“Domestic Loan Party”: A Loan Party that is not a Foreign Subsidiary.

“Domestic Subsidiary”:  A Subsidiary that is not a Foreign Subsidiary.

“Dutch Loan Party”:  A Loan Party that is organized under the laws of the Netherlands.

“Dutch Security Agreement”: The Dutch law omnibus security agreement, dated as of the Acquisition Closing Date, between Tulipa and Bloomia as pledgors and the Agent as pledgee, and any other Person that may become party thereto after the date hereof, as the same may hereafter be amended, supplemented, extended, restated or otherwise modified from time to time, each in form and substance acceptable to the Agent.

“Dutch Share Pledge”: Collectively, (i) the Dutch law deed of pledge of shares dated as of the Acquisition Closing Date between Bloomia Acquisition as pledgor, the Agent as pledgee and Tulipa as company whose shares are being pledged, and any other Person that may become party thereto after the date hereof, as the same may hereafter be amended, supplemented, extended, restated or otherwise modified from time to time, each in form and substance acceptable to the Agent, and (ii) the Dutch law deed of pledge of shares dated as of the Acquisition Closing Date between Tulipa as pledgor, the Agent as pledgee and Bloomia B.V. as company whose shares are being pledged, and any other Person that may become party thereto after the date hereof, as the same may hereafter be amended, supplemented, extended, restated or otherwise modified from time to time, each in form and substance acceptable to the Agent.

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“Dutch Security Documents”: Collectively, the Dutch Security Agreement, the Dutch Share Pledge and all other agreements, documents and instruments governed by the laws of the Netherlands, now or at any time hereafter executed and/or delivered by any Loan Party that pledges or grants, or purports to pledge or grant, a security interest or other Lien on any property or assets of any Subsidiary incorporated in the Netherlands (and any Equity Interests issued by such Subsidiary) securing any of the Obligations, as the same may hereafter be amended, supplemented, extended, restated or otherwise modified from time to time, each in form and substance acceptable to the Agent.

“EBITDA”:  For any period of determination, the consolidated net income of the Loan Parties and their Subsidiaries before deductions for income taxes paid in cash, Interest Expense, depreciation and amortization, plus (a) non-recurring and non-operational expenses that are acceptable to the Agent, plus (b) Permitted Transaction Fees, plus (c) non-cash expenses (including those relating to equity compensation) that are, in any case, reasonably acceptable to the Agent, in all cases calculated for said period without duplication and in accordance with GAAP.  Notwithstanding anything to the contrary contained herein, for each of the fiscal months ending on the date set forth below, EBITDA shall be deemed to be the amount set forth below opposite such fiscal month (numbers in parenthesis are negative numbers):

Month	EBITDA
April, 2023	$1,929,000
May, 2023	$1,672,000
June, 2023	($286,000)
July, 2023	$482,000
August, 2023	($61,000)
September, 2023	326,000
October, 2023	($343,000)
November, 2023	$101,000

“EEA Financial Institution”: (a) Any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

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“EEA Member Country”:  Any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority”:  Any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“E-SIGN”:  The Federal Electronic Signatures in Global and National Commerce Act, as amended from time to time, and any successor statute, and any regulations promulgated thereunder from time to time.

“Equity Interests”:  All shares, interests, participation or other equivalents, however designated, of or in a corporation or limited liability company, whether or not voting, including but not limited to common stock, member interests, warrants, preferred stock, convertible debentures, and all agreements, instruments and documents convertible, in whole or in part, into any one or more or all of the foregoing.

“ERISA”:  The Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate”:  Any trade or business (whether or not incorporated) that is a member of a group of which any Loan Party is a member and that is treated as a single employer under Section 414 of the Code.

“Erroneous Payment” has the meaning specified in Section 9.24(a).

“Erroneous Payment Subrogation Rights” has the meaning specified in Section 9.24(d).

“Event of Default”:  Any event described in Section 7.1.

“Excess Cash Flow”:  For any period of determination, an amount equal to the sum of (A) EBITDA, minus (B) Capital Expenditures, minus (C) income taxes paid in cash, minus (D) all scheduled principal payments made in respect of Indebtedness during such period, minus (E) the aggregate principal amount of all prepayments made in respect of the Term Loans or the Subordinated Debt (Seller Note) (excluding any prepayments of the Subordinated Debt (Seller Note) made with the proceeds of any Subordinated Debt (Mezzanine)), minus (F) Interest Expense paid in cash, minus (G) Management Fees paid in cash, minus (H) to the extent included in EBITDA, (i) non-recurring and non-operational expenses acceptable to the Agent, (ii) Permitted Transaction Fees and (iii) non-cash expenses that are acceptable to the Agent, minus (I) increases in working capital, plus (J) decreases in working capital, in each case calculated without duplication and in accordance with GAAP and on a consolidated basis for the Borrowers and their Subsidiaries.

“Excess Cash Flow Payment Amount”:  For each fiscal year of the Borrowers, 50% of Excess Cash Flow for such fiscal year.

“Excess Cash Flow Payment Date”:  As to any fiscal year of the Borrowers (commencing with the fiscal year ending June 30, 2024), the earlier of (a) 10 days after the delivery of the audited financial statements for such fiscal year under Section 5.1(a) or (b) 130 days after the end of such fiscal year.

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“Excluded Swap Obligation”:  With respect to any Loan Party, any Swap Obligation if, and only to the extent that, all or a portion of the Swap Guaranty of such Loan Party, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any Swap Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof), including by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Swap Guaranty of such Loan Party or the grant of such security interest becomes effective with respect to such Swap Obligation.  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which the relevant obligation or security interest is or becomes illegal.

“Financials (Target)”:  As defined in Section 4.5(a).

“Fixed Charge Coverage Ratio”:  For any period of determination, the ratio of

(a) EBITDA minus the sum of (i) Maintenance Capital Expenditures; (ii) any Restricted Payments (other than among the Loan Parties) made after the Closing Date; and (iii) income taxes paid in cash by the Loan Parties;

to

(b) the sum, without duplication, of Interest Expense paid in cash, plus all scheduled principal payments with respect to Total Liabilities (including but not limited to all payments with respect to Capitalized Lease Obligations) but in any case excluding any prepayments pursuant to Section 2.6, in each case calculated for said period without duplication and on a consolidated basis for the Borrowers and their Subsidiaries in accordance with GAAP.

Notwithstanding the foregoing, (a) for purposes of determining the Interest Expense and income taxes paid in cash by the Loan Parties for the four-quarter periods ending on each of March 31, 2024, June 30, 2024, September 30, 2024 and December 31, 2024, such amount shall be the amount of actual Interest Expense (excluding any portion thereof included in Permitted Transaction Fees) and income taxes paid in cash by the Loan Parties, respectively, for such period since the Closing Date multiplied by a fraction, the numerator of which is 365 and the denominator of which is the number of days in such period since the Closing Date and (b) for purposes of determining the amount of scheduled principal payments with respect to Indebtedness under the Term Loans, for the four-quarter periods ending on each of March 31, 2024, June 30, 2024, September 30, 2024 and December 31, 2024, shall each be deemed to be $1,800,000.

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“Foreign Collateral”: All properties, rights, interests, and privileges of the Foreign Loan Parties (and all Equity Interests in the Foreign Loan Parties) from time to time subject to the Liens granted to the Agent, or any security trustee therefor, by the Foreign Security Documents.

“Foreign Currency Agreements”: Has the meaning set forth in Section 6.12.

“Foreign Security Documents”:  With respect to the Foreign Collateral, (i) one or more omnibus deeds of pledge of receivables, insurance receivables, and bank accounts in favor of the Agent, (ii) one or more notarial deeds of pledge over registered shares in the capital of, or membership rights in relation to, the Foreign Loan Parties in favor of the Agent, (iii) one or more guaranty agreements executed by the Foreign Loan Parties and delivered in order to guarantee the Obligations or any part thereof, all in form and substance acceptable to the Agent and (iv) all other agreements, instruments and documents granting charges, pledges or security interests to secure all or any portion of the Obligations, and any amendments to the foregoing from time to time, in each case to the extent such agreements or documents are governed by the laws of the jurisdiction of organization of a Foreign Loan Party.

“Foreign Loan Parties”: Each Foreign Subsidiary that is a Guarantor hereunder.

“Foreign Subsidiary”: Each Subsidiary that (a) is organized under the laws of a jurisdiction other than the United States of America or any state thereof or the District of Columbia, (b) conducts substantially all of its business outside of the United States of America, and (c) has substantially all of its assets outside of the United States of America.

“GAAP”:  Generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the U.S. accounting profession (and within the accounting profession of any applicable foreign jurisdiction with respect to any Foreign Loan Party) , which are applicable to the circumstances as of any date of determination.

“Governmental Authority”:  The government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Growth Capital Expenditures”:  With respect to any Person for any period, the Capital Expenditures for such period which are incurred in connection with (a) the increase in the total size of such Person’s capital plant, property and equipment; (b) expansions of technological capacity (including both software and hardware investments) related to growth of the business of the Borrowers and their Subsidiaries and/or (c) the development of new technological capabilities, in each case for such Person and its Subsidiaries on a consolidated basis.

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 “Guarantors”: (a) the Parent Guarantor, (b) each Subsidiary of the Borrowers party hereto as a Guarantor, and (c) each Borrower, in its capacity as a guarantor of the Obligations of the other Loan Parties as set forth in Article X below.

“Guaranty”:  The guaranty of the Loan Parties (and Parent Guarantor) provided for in Article X below and any other guaranty agreement executed and delivered in order to guaranty the Obligations or any part thereof in form and substance acceptable to the Agent.

“Holding Account”:  A deposit account belonging to the Agent for the benefit of the Lenders into which the Borrowers may be required to make deposits pursuant to the provisions of this Agreement, such account to be under the sole dominion and control of the Agent and not subject to withdrawal by any Borrower, with any amounts therein to be held for application toward payment of any outstanding Letters of Credit when drawn upon or applied as specified in Section 2.10, as the case may be.

“Immediately Available Funds”:  Funds with good value on the day and in the city in which payment is received.

“Indebtedness”:  With respect to any Person at the time of any determination, without duplication, all obligations, contingent or otherwise, of such Person which in accordance with GAAP should be classified upon the balance sheet of such Person as liabilities, but in any event including:  (a) all obligations of such Person for borrowed money (including non-recourse obligations), (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid or accrued, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (e) all obligations of such Person issued or assumed as installment purchases of property or the deferred purchase price of property or services in respect of which such Person is liable, contingently or otherwise, as obligor or otherwise (including all earn-out or like obligations), (f) all obligations of others secured by any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Capitalized Lease Obligations of such Person, (h) all obligations of such Person in respect of interest rate swap agreements, cap or collar agreements, interest rate futures or option contracts, currency swap agreements, currency futures or option agreements and other similar contracts, (i) all obligations of such Person, actual or contingent, as an account party in respect of letters of credit or bankers’ acceptances, (j) all obligations of any partnership or joint venture as to which such Person is or may become personally liable, (k) all obligations in respect of Disqualified Equity Interests or other mandatory redemption, repurchase, put option or dividend obligations of such Person under any Equity Interests issued by such Person, and (l) all Contingent Obligations of such Person.

“Indemnitee”:  As defined in Section 9.12.

“Intercompany Note”:  The Shareholder Loan Agreement dated as of the Acquisition Closing Date, between Bloomia Acquisition and Tulipa, as the same may be amended, restated or otherwise modified from time to time in a manner permitted by the terms thereof and this Agreement.

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“Interest Expense”:  For any period of determination and any Person, the aggregate consolidated amount, without duplication, of interest paid, accrued or scheduled to be paid in respect of any Indebtedness of such Person, including (a) all but the principal component of payments in respect of conditional sale contracts, Capitalized Leases and other title retention agreements, (b) commissions, discounts and other fees and charges with respect to letters of credit and bankers’ acceptance financings and (c) net costs under interest rate protection agreements, in each case determined in accordance with GAAP.

“Interest Period”:  A period of one month, during which the entire outstanding principal balance of the Loans bears interest determined in relation to Term SOFR, with the understanding that (a) the initial Interest Period shall commence on the date of the initial Loans and shall be in effect until the last day of the calendar month of the initial Loans, (b) each successive Interest Period shall commence automatically, and without notice to or consent from the Borrowers, on the first day of the calendar month following the date on which the immediately preceding Interest Period matures, and (c) if, on the first day of the last Interest Period applicable hereto the remaining term of the Loans having the latest final scheduled maturity date is less than one month, such Interest Period shall be in effect only until the scheduled maturity date hereof.

“Investment”:  The acquisition, purchase, making or holding of any Equity Interests or other security, any loan, advance, contribution to capital, extension of credit (except for trade and customer accounts receivable for inventory sold or services rendered in the ordinary course of business and payable in accordance with customary trade terms), any acquisitions of real or personal property (other than real and personal property acquired in the ordinary course of business) and any purchase or commitment or option to purchase Equity Interests, securities or other debt of or any interest in another Person or any integral part of any business or the assets comprising such business or part thereof and the formation of, or entry into, any partnership as a limited or general partner or the entry into any joint venture.  The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, less all cash returns, cash dividends, and cash distributions (or the fair market value of any non-cash returns, dividends, and distributions) received by such Person, less all liabilities expressly assumed by another Person in connection with the sale of such Investment, and all loans and advances shall be taken at the principal amount thereof then remaining unpaid.

“Lender”:  As defined in the opening paragraph hereof.

 “Letter of Credit”:  An irrevocable letter of credit issued by the Agent pursuant to this Agreement for the account of any Borrower.

“Lien”:  With respect to any Person, any security interest, mortgage, pledge, lien, charge, encumbrance, title retention agreement or analogous instrument or device (including the interest of each lessor under any Capitalized Lease), in, of or on any assets or properties of such Person, now owned or hereafter acquired, whether arising by agreement or operation of law.

“Loan”:  A Revolving Loan or a Term Loan.

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“Loan Documents”:  This Agreement, the Notes, the Subordination Agreements, the Security Documents and all other documents, agreements or instruments given by any Person in favor of the Agent or any Lender to secure or guaranty all or any portion of the Obligations, as the same may be amended, modified or supplemented from time to time.

“Loan Parties”: The Borrowers and the Guarantors (other than the Parent Guarantor).

“Maintenance Capital Expenditures”:  With respect to any Person for any period, the Capital Expenditures for such Person for such period minus the Growth Capital Expenditures of such Person. Notwithstanding anything to the contrary contained herein, for each of the fiscal months ending on the date set forth below, Maintenance Capital Expenditures shall be deemed to be the amount set forth below opposite such fiscal month:

Month	Maintenance Capital Expenditures
April 2023	$0
May 2023	$0
June 2023	$0
July 2023	$0
August 2023	$0
September 2023	$0
October 2023	$0
November 2023	$0

“Management Agreement”:  The Management Service Agreement dated as of the Closing Date by and among the Borrower and the Parent Guarantor, as amended, restated, supplemented or otherwise modified from time to time in a manner permitted by the Management Fee Subordination Agreement.

“Management Fees”:  Management fees payable in accordance with Section 4 of the Management Agreement as in effect on the Closing Date, but in any event not exceeding the maximum amount of $720,000 in any fiscal year.

“Management Fee Subordination Agreement”:  The Management Fee Subordination Agreement dated as of the Closing Date, between the Loan Parties, the Parent Guarantor, the Agent and any Subordinated Debt Agent, as amended, supplemented, restated, or otherwise modified from time to time.

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“Material Adverse Occurrence”:  Any occurrence of whatsoever nature (including, without limitation, any adverse determination in any litigation, arbitration, or governmental investigation or proceeding) which could reasonably be expected to materially and adversely affect (a) the financial condition or operations of the Loan Parties and their Subsidiaries (and, if the context requires, Parent Guarantor) taken as a whole, (b) impair the ability of the Loan Parties and their Subsidiaries (and, if the context requires, Parent Guarantor) taken as a whole to perform their material obligations under any Loan Document, or any writing executed pursuant thereto, (c) the validity or enforceability of the material obligations of the Loan Parties and their Subsidiaries (and, if the context requires, Parent Guarantor) taken as a whole under any Loan Document, (d) the rights and remedies of the Lenders or the Agent against any of the Loan Parties and their Subsidiaries (and, if the context requires, Parent Guarantor) taken as a whole with respect to the Obligations, or (e) the timely payment of the principal of and interest on the Loans or other amounts payable by the Borrowers hereunder.

“Multiemployer Plan”:  A multiemployer plan, as such term is defined in Section 4001(a)(3) of ERISA, that is maintained (on the Closing Date, within the five years preceding the Closing Date, or at any time after the Closing Date) for employees of any Loan Party or any ERISA Affiliate.

“Note”:  A Term Note or a Revolving Note.

“Obligations”:  The Borrowers’ obligations in respect of the due and punctual payment of principal and interest on the Notes, the Loans and Unpaid Drawings when and as due, whether by acceleration or otherwise and all fees (including Revolving Commitment Fees), expenses, indemnities, reimbursements and other obligations of the Borrowers under this Agreement or any other Loan Document, all the Rate Protection Obligations, and all obligations incurred with respect to Cash Management Services, in all cases (a) including all interest and fees that accrue after the commencement of any bankruptcy or insolvency proceedings, whether or not such interest or fees are allowed in such proceeding and (b) whether now existing or hereafter arising or incurred.  Notwithstanding anything to the contrary, the Obligations shall exclude the Excluded Swap Obligations.

“OFAC”:  The U.S. Department of the Treasury’s Office of Foreign Assets Control, and any successor thereto.

“Parent Guarantor”: As defined in the opening paragraph hereof.

“PATRIOT Act”:  The USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001, codified as 31 U.S.C. Section 5318)), as amended from time to time, and any successor statute.

“Payment Recipient” has the meaning specified in Section 9.24(a).

“PBGC”:  The Pension Benefit Guaranty Corporation, established pursuant to Subtitle A of Title IV of ERISA, and any successor thereto or to the functions thereof.

“Permitted Acquisition”:  As defined in Section 6.12(i).

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“Permitted Liens”:  Liens permitted by Section 6.14.

“Permitted Negative Pledges”:  Agreements evidencing purchase money financing or capital leases, that may restrict the ability to grant Liens on the subject assets that are permitted by Section 6.14(j).

“Permitted Transaction Fees”:  Fees and expenses incurred in connection with the closing of this Agreement, the Acquisition Documents (Bloomia), the Post-Consummation Transaction Documents and the closing of various agreements with respect to Subordinated Debt contemporaneously herewith, in an aggregate amount not to exceed $2,000,000.

“Person”:  Any natural person, corporation, partnership, limited partnership, limited liability company, joint venture, firm, association, trust, unincorporated organization, government or governmental agency or political subdivision or any other entity, whether acting in an individual, fiduciary or other capacity.

“Plan”:  Each employee benefit plan (whether in existence on the Closing Date or thereafter instituted), as such term is defined in Section 3 of ERISA, maintained for the benefit of employees, officers or directors of any Loan Party or of any ERISA Affiliate.

“Post-Consummation Transactions” means (a) the distribution by Target (Bloomia) of 100% of the outstanding equity in Fresh Tulips to Tulipa and the immediate distribution by Tulipa of such equity to Bloomia Acquisition and (b) the forgiveness of the Intercompany Note in its entirety.

“Post-Consummation Transaction Documents”: means (i) the written resolutions of the general meeting of Bloomia and of the board of Bloomia pursuant to which Bloomia agrees to contribute its shares of Fresh Tulips to Tulipa and (ii) an Equity Transfer and Sale Agreement by and between Tulipa and Bloomia Acquisition pursuant to which Tulipa will distribute all of the outstanding equity in Fresh Tulips to Bloomia Acquisition.

 “Prepayment Event”:

(a) Any sale, transfer or other disposition (including pursuant to a sale and leaseback transaction) of any property or asset of Loan Party or any Subsidiary, pursuant to clause (c) of Section 6.2, in excess of, so long as no Event of Default is continuing, $250,000 during the term of this Agreement;

(b) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of Loan Party or any Subsidiary, in excess of, so long as no Event of Default is continuing, $250,000, but only to the extent that the net proceeds therefrom have not been applied, or committed pursuant to an agreement (including any purchase orders) to be applied, to repair, restore or replace such property or asset within 180 days after such event;

(c) the issuance by any Loan Party or any Subsidiary of any Equity Interests, or receipt by any Loan Party or any Subsidiary of any capital contribution, other than Post-Consummation Transactions;

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(d) the incurrence by any Loan Party or any Subsidiary of any Indebtedness, other than Indebtedness permitted by Section 6.13; or

(e) the receipt by or for the account of the Loan Party or any Subsidiary in respect of indemnification payments (including any amounts received out of an indemnification escrow account or pursuant to a representation and warranty insurance policy insuring such indemnification claims) made pursuant to any acquisition (other than, so long as no Event of Default is continuing, such indemnification payments to the extent that the amounts so received are applied any Borrower or any Subsidiary within 180 days after the receipt thereof for the purpose of replacing, repairing or restoring any assets or properties of any Borrower or any Subsidiary or for paying or reimbursing of any Borrower or any Subsidiary for payments made to a third party, thereby satisfying or mitigating the condition or obligation giving rise to the claim for indemnification, or otherwise covering any losses or out-of-pocket expenses incurred by of any Borrower or any Subsidiary in obtaining such payments).

“Prohibited Transaction”:  The respective meanings assigned to such term in Section 4975 of the Code and Section 406 of ERISA.

“Qualified ECP Guarantor”:  In respect of any Swap Obligation, Loan Party that has total assets exceeding $10,000,000 at the time the relevant Swap Guaranty or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Rate Protection Agreement”:  Any interest rate swap, cap or option agreement, or any other agreement pursuant to which any Borrower hedges interest rate risk with respect to a portion of the Obligations, entered into by such Borrower with a Rate Protection Provider.

“Rate Protection Obligations”:  The liabilities, indebtedness and obligations of any Borrower, if any, to any Rate Protection Provider under a Rate Protection Agreement.

“Rate Protection Provider”:  Any Lender, or any Affiliate of any Lender, that is the counterparty of any Borrower under any Rate Protection Agreement.

“Related Adjustment”: In determining any Successor Rate, the first relevant available alternative set forth in the order below that can be determined by the Agent in its reasonable discretion applicable to such Successor Rate:

(a) the spread adjustment, or method for calculating or determining such spread adjustment, that has been selected or recommended by the Relevant Governmental Body for the relevant Pre-Adjustment Successor Rate (taking into account the interest period, interest payment date or payment period for interest calculated and/or tenor thereto) and which adjustment or method is published on an information service as selected by the Agent from time to time in its reasonable discretion; or

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(b) the spread adjustment that would apply (or has previously been applied) to the fallback rate for a derivative transaction referencing the ISDA Definitions (taking into account the interest period, interest payment date or payment period for interest calculated and/or tenor thereto).

“Relevant Governmental Body”:  The Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Reportable Event”:  A reportable event as defined in Section 4043 of ERISA and the regulations issued under such Section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any waiver in accordance with Section 412(d) of the Code.  A Reportable Event shall also include an event under Section 4062(e) of ERISA and an event requiring notice to the PBGC under Section 4010 of ERISA, excluding any such event as to which the PBGC has waived the notice required under Section 4010 of ERISA.

“Required Lenders”:  At any time, Lenders holding at least 66 2/3% of the aggregate unpaid principal balance of the Loans, or if no Loans are at the time outstanding hereunder, Lenders whose Total Percentages aggregate at least 66 2/3%, provided, that, if at any date of determination, there are two Lenders, the “Required Lenders” shall constitute 100% of the Lenders and, provided, further, that for purposes of this definition, a Lender, together with all Affiliates of such Lender, shall be deemed to be a single Lender.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted Payments”:  With respect to any Person, collectively, all dividends or other distributions of any nature (cash, Equity Interests other than common stock of such Person, assets or otherwise), and all payments on any class of Equity Interests (including warrants, options or rights therefor) issued by such Person, whether such Equity Interests are authorized or outstanding on the Closing Date or at any time thereafter and any redemption or purchase of, or distribution in respect of, any of the foregoing, whether directly or indirectly.

“Revolving Commitment”:  With respect to a Lender, the agreement of such Lender to make Revolving Loans to the Borrowers in an aggregate principal amount outstanding at any time not to exceed such Lender’s Revolving Commitment Amount upon the terms and subject to the conditions and limitations of this Agreement.

“Revolving Commitment Amount”:  With respect to a Lender, the amount set opposite such Lender’s name on Schedule 1.1(a) hereto or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving Commitment Fees”:  As defined in Section 2.14(b).

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“Revolving Loan”:  As defined in Section 2.1(a).

“Revolving Loan Date”:  The date of the making of any Revolving Loans hereunder.

“Revolving Notes”:  The promissory notes of the Borrowers in the form of Exhibit D hereto, evidencing the obligation of the Borrowers to repay the Revolving Loans, and “Revolving Note” means any one of such promissory notes issued hereunder without distinction.

“Revolving Percentage”:  With respect to any Lender, the percentage equivalent of a fraction, the numerator of which is the Revolving Commitment Amount of such Lender and the denominator of which is the Aggregate Revolving Commitment Amounts.

“Sanctioned Country”:  At any time, any country or territory which is itself the subject or target of any comprehensive Sanctions.

“Sanctioned Person”:  At any time, (a) any Person or group listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State, the United Nations Security Council, the European Union or any EU member state, (b) any Person or group operating, organized or resident in a Sanctioned Country, (c) any agency, political subdivision or instrumentality of the government of a Sanctioned Country, or (d) any Person 50% or more owned, directly or indirectly, by any of the above.

“Sanctions”:  Economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union or His Majesty’s Treasury of the United Kingdom.

“Security Documents”:  Collectively, the US Security Agreement, the Foreign Security Documents (including the Dutch Security Documents) and each other agreement, instrument and document executed by the Loan Parties or any Subsidiary or the Parent Guarantor in order to secure the Obligations or the obligations of the Loan Parties or any Subsidiary or the Parent Guarantor under a guarantee of the Obligations.

“Sellers”:  Botman Bloembollen B.V., W.J. Jansen and H.J. Strengers

“Senior Cash Flow Leverage Ratio”:  As of any date of determination, the ratio of (a) the unpaid principal balance of the Loans outstanding on such date and all Capitalized Lease Obligations, to (b) EBITDA for the four fiscal quarters ending on such date, in each case calculated for said period without duplication and on a consolidated basis for the Borrowers and their Subsidiaries in accordance with GAAP.

“Senior Net Cash Flow Leverage Ratio”:  As of any date of determination, the ratio of (a) the unpaid principal balance of the Loans outstanding on such date and all Capitalized Lease Obligations  minus the cash and cash equivalents of the Borrowers and their Subsidiaries maintained with Associated Bank, N.A. to (b) EBITDA for the four fiscal quarters ending on such date, in each case calculated for said period without duplication and on a consolidated basis for the Borrowers and their Subsidiaries in accordance with GAAP.

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“Subordinated Debt”:  (a) the Subordinated Debt (Seller Note), (b) any Subordinated Debt (Mezzanine), and (c) any other indebtedness of any Borrower hereafter created that is subordinated in right of payment to the payment of the Obligations in a manner and to an extent, and is otherwise subject to terms and conditions, that the Agent has approved in writing prior to the creation of such Indebtedness.

“Subordinated Debt Agent”:  The agent for the lenders party to the credit agreement or note purchase agreement evidencing any Subordinated Debt (Mezzanine).

“Subordinated Debt (Mezzanine)”:  Any Indebtedness of the Loan Parties created after the Closing Date to any institutional lender(s) acceptable to the Agent in its sole discretion for the purposes of refinancing the Subordinated Debt (Seller Note) and otherwise subject to terms and conditions, that the Agent has approved in writing prior to the creation of such Indebtedness.

“Subordinated Debt Agreements (Seller Note)”:  A Bridge Loan Agreement dated as of the Acquisition Closing Date with respect to loans by certain Sellers in the aggregate amount of $12,750,275 and a Bridge Loan Agreement dated as of the Acquisition Closing Date with respect to loans by certain Sellers in the aggregate amount of $2,700,000.

 “Subordinated Debt (Seller Note)”:  The Indebtedness of the Borrower and Tulipa to the Sellers under the Subordinated Debt Agreements (Seller Note).

“Subordination Agreements”: The Subordination Agreement (Seller Note), the Management Fee Subordination Agreement and any Subordination Agreement (Mezzanine).

“Subordination Agreement (Mezzanine)”: Any subordination and intercreditor agreement between the Agent, the Subordinated Debt Agent and the holders of the Subordinated Debt (Mezzanine).

“Subordination Agreement (Seller Note)”: The Subordination Agreement dated as of the Acquisition Closing Date  between Bloomia Acquisition, Tulipa, the Sellers, the Agent, the Lenders, any Subordinated Debt Agent and the Borrowers as the same may be amended, restated or otherwise modified from time to time in accordance with its term.

“Subsidiary”:  As to any Person, any corporation, partnership, joint venture, limited liability company or other entity of which Equity Interests having ordinary voting power for the election of a majority of the board of directors or other Persons performing similar functions are owned by such Person either directly or through one or more Subsidiaries.  Except as the context may otherwise require, any reference to “Subsidiaries” in this Agreement shall constitute a reference to Subsidiaries of Bloomia Acquisition (or, if the context so requires, a Borrower).

“Successor Rate”: Has the meaning set forth in Section 2.20(b).

“Successor Rate Conforming Changes”: With respect to any proposed Successor Rate, any conforming changes to the definition of Base Rate, Interest Period, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definition of Business Day, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the discretion of the Agent, to reflect the adoption and implementation of such Successor Rate and to permit the administration thereof by the Agent in a manner reasonably substantially consistent with market practice (or, if the Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such Successor Rate exists, in such other manner of administration as the Agent determines in its reasonable discretion is necessary in connection with the administration of this Agreement and any other Loan Document).

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“Swap Counterparty”:  With respect to any swap with a Lender, any person or entity that is or becomes a party to such swap.

“Swap Guaranty”:  With respect to any Loan Party, any obligation of such Loan Party for any Swap Obligation of any other Loan Party.

“Swap Obligation”:  With respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act between any Lender and one or more Swap Counterparties.

“Target (Bloomia)”:  Bloomia B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), incorporated under the laws of the Netherlands, having its statutory seat in Enkhuizen, the Netherlands and registered with the Dutch Chamber of Commerce under number 37085067, prior to giving effect to the consummation of the Acquisition (Bloomia).

“Term Commitment”:  With respect to a Lender, the agreement of such Lender to make Term Loans to the Borrowers in an aggregate principal amount outstanding at any time not to exceed such Lender’s Term Loan Amount upon the terms and subject to the conditions and limitations of this Agreement.

“Term Loan”:  As defined in Section 2.1(b).

“Term Loan Amount”:  With respect to a Lender, the amount set opposite such Lender’s name on Schedule 1.1(a) or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement

“Term Loan Percentage”:  With respect to any Lender, the percentage equivalent of a fraction, the numerator of which is the Term Loan Amount of such Lender and the denominator of which is the sum of the Term Loan Amounts of all the Lenders.

“Term Notes”:  The promissory notes of the Borrowers in the form of Exhibit E hereto, evidencing the obligation of the Borrowers to repay the Term Loans, and “Term Note” means any one of such promissory notes without distinction.

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“Term SOFR”:

(a) for any Interest Period, the rate per annum equal to the Term SOFR Screen Rate on the first day of such Interest Period with a term equivalent to such Interest Period; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto, in each case;

(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the Term SOFR Screen Rate with a term of one month commencing that day;

provided that if the Term SOFR determined in accordance with either of the foregoing provisions of this definition would otherwise be less than zero percent (0.00%), the Term SOFR shall be deemed zero percent (0.00%) for purposes of this Agreement.

“Term SOFR Loan”:  A Loan that bears interest at a rate based on clause (a) of the definition of Term SOFR.

“Term SOFR Screen Rate”:  The forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to the Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Agent from time to time).

“Termination Date”:  The earliest of (a) February 20, 2029 (b) the date on which the Revolving Commitments are terminated pursuant to Section 7.2 hereof, (c) the date on which the Revolving Commitments are terminated pursuant to Section 2.12 hereof or (d) 5:00 pm Minneapolis time on the Acquisition Closing Date if the Acquisition (Bloomia) has not been substantially consummated prior to that time.

“Total Liabilities”:  At the time of any determination, the amount, on a consolidated basis, of all items of Indebtedness of any Person referred to that would constitute “liabilities” for balance sheet purposes in accordance with GAAP.

“Total Percentage”:  With respect to any Lender, the percentage equivalent of a fraction, the numerator of which is the sum of the Revolving Commitment Amount of such Lender and the Term Loan Amount of such Lender and the denominator of which is the sum of the Revolving Commitment Amounts and the Term Loan Amounts of all the Lenders.

“Total Revolving Outstandings”:  As of any date of determination, the sum of (a) the aggregate unpaid principal balance of Revolving Loans outstanding on such date, (b) the aggregate maximum amount available to be drawn under Letters of Credit outstanding on such date and (c) the aggregate amount of Unpaid Drawings on such date.

“Transaction Documents”:  The Loan Documents, the Acquisition Documents (Bloomia), the Post-Consummation Transaction Documents and the Constituent Documents of the Loan Parties and the Parent Guarantor.

“Tulipa”: Tulipa Acquisitie Holding B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the Laws of the Netherlands, with its statutory seat in  Amsterdam, the Netherlands, and registered with the Trade Register of the Chamber of Commerce under number 92843085.

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“UETA”:  The Uniform Electronic Transactions Act as in effect in the State of Minnesota, as amended from time to time, and any successor statute, and any regulations promulgated thereunder from time to time.

“U.S. Government Securities Business Day”: Any Business Day, except any Business Day on which any of the Securities Industry and Financial Markets Association, the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business because such day is a legal holiday under the federal laws of the United States or the laws of the State of New York, as applicable.

“UK Financial Institution”: Any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority”: The Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unpaid Drawing”:  As defined in Section 2.10.

“Unused Revolving Commitment”:  With respect to any Lender as of any date of determination, the amount by which such Lender’s Revolving Commitment Amount exceeds such Lender’s Revolving Percentage of the Total Revolving Outstandings on such date.

“ US Security Agreement”:  The Pledge and Security Agreement dated concurrently herewith by the Loan Parties and the Agent, as the same may hereafter be amended, supplemented, extended, restated or otherwise modified from time to time, each in form and substance acceptable to the Agent.

“Write-Down and Conversion Powers”:  (a) With respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.2 Accounting Terms and Calculations.  Except as may be expressly provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made on a consolidated basis for the Loan Parties and the Subsidiaries and in accordance with GAAP.  To the extent any change in GAAP affects any computation or determination required to be made pursuant to this Agreement, such computation or determination shall be made as if such change in GAAP had not occurred unless the Borrowers and Required Lenders agree in writing on an adjustment to such computation or determination to account for such change in GAAP.  Notwithstanding anything to the contrary contained in this Section 1.2 or in the definition of “Capital Lease Obligations,” any change in accounting for leases pursuant to GAAP resulting from the adoption of Financial Accounting Standards Board Accounting Standards Update No. 2016-02, Leases (Topic 842), to the extent such adoption would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) would not have been required to be so treated under GAAP as in effect on December 31, 2015, such lease shall not be considered a capital lease, and all calculations and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith.

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Section 1.3 Computation of Time Periods.  In this Agreement, in the computation of a period of time from a specified date to a later specified date, unless otherwise stated the word “from” means “from and including” and the word “to” or “until” each means “to but excluding”.

Section 1.4 Other Definitional Terms.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  References to Sections, Exhibits, schedules and like references are to this Agreement unless otherwise expressly provided.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The term “will” shall have the same meaning as the term “shall”.  Unless the context in which used herein otherwise clearly requires, “or” has the inclusive meaning represented by the phrase “and/or.”  All incorporation by reference of covenants, terms, definitions or other provisions from other agreements are incorporated into this Agreement as if such provisions were fully set forth herein, and such incorporation shall include all necessary definitions and related provisions from such other agreements but including only amendments thereto agreed to by the Required Lenders, and shall survive any termination of such other agreements until the Obligations are irrevocably paid in full, all Letters of Credit have expired without renewal or been returned to the Agent, and the commitments of any Lender to advance funds to the Borrowers are terminated.

Section 1.5 Divisions.  For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws):  (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

Section 1.6 Dutch Terms.  In this Agreement and the other Loan Documents, where it relates to a Dutch Loan Party, a reference to:

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(a) a “security interest” includes any mortgage (hypotheek), pledge (pandrecht), lien and, in general, any right in rem (beperkte recht), created for the purpose of granting security (goederenrechtelijk zekerheidsrecht) and a lien includes any retention of title arrangement (eigendomsvoorbehoud), privilege (voorrecht), right of retention (recht van retentie) or right to reclaim goods (recht van reclame);

(b) a “dissolution” includes a Dutch entity being declared bankrupt (failliet verklaard) or dissolved (ontbonden);

(c) a “moratorium” includes (voorlopige) surseance van betaling and “granted a moratorium” includes (voorlopig) surseance verleend;

(d) a reorganization includes statutory proceedings for the restructuring of debt (akkoordprocedure) under the Dutch Bankruptcy Act (Faillissementswet)

(e) any “step taken” in connection with insolvency proceedings includes a Dutch entity having filed a notice under section 36 of the Tax Collection Act of the Netherlands (Invorderingswet 1990) or Section 60 of the Social Insurance Financing Act of the Netherlands (Wet Financiering Sociale Verzekeringen) in conjunction with Section 36 of the Tax Collection Act of the Netherlands (Invorderingswet 1990);

(f) a “trustee” in bankruptcy includes a curator;

(g) an “administrator” includes a bewindvoerder, a beoogd bewindvoerder, a herstructureringsdeskundige or an observator;

(h) “attaching” or “taking possession” of (and any of those terms) includes beslag leggen or conservatoir beslag leggen;

(i)“subsidiary” includes a subsidiary as defined in Section 2:24a of the Dutch Civil Code (Burgerlijk Wetboek); and

(j)a necessary action to authorize, where applicable, includes without limitation:

(i) any action required to comply with the Dutch Works Council Act (Wet op de ondernemingsraden); and

(ii) obtaining unconditional positive or neutral advice (advies) from each competent works council.

(k) where “the Netherlands” or “Dutch” is referred to it refers only to the European part of the Kingdom of the Netherlands and its laws respectively.

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ARTICLE II

TERMS OF THE CREDIT FACILITIES

Part A ‑‑ Terms of Lending

Section 2.1 Lending Commitments.  On the terms and subject to the conditions hereof, each Lender severally agrees to make the following lending facilities available to the Borrowers:

(a) Revolving Credit. A revolving credit facility available as loans (each, a “Revolving Loan” and, collectively, the “Revolving Loans”) to the Borrowers on a revolving basis at any time and from time to time from the Closing Date to the Termination Date, during which period the Borrowers may borrow, repay and reborrow in accordance with the provisions hereof, provided, that no Revolving Loan will be made in any amount that, after giving effect thereto, would cause the Total Revolving Outstandings to exceed the lesser of (i) the Aggregate Revolving Commitment Amounts and (ii) the Borrowing Base. Revolving Loans hereunder shall be made by the several Lenders ratably in the proportion of their respective Revolving Commitment Amounts.

(b) Term Loans. A term loan from each Lender (each a “Term Loan” and, collectively, the “Term Loans”) to the Borrowers on the Closing Date in the amount of such Lender’s Term Commitment. Amounts repaid in respect of Term Loans may not be reborrowed. Unless previously terminated, the Term Commitments shall terminate at 11:59 p.m. (Minneapolis, Minnesota time) on the Closing Date.

Section 2.2 Procedure for Loans. This is the procedure for obtaining Loans:

(a) Procedure for Revolving Loans.  Any request by the Borrowers for Revolving Loans hereunder shall be in writing (including by e-mail) pursuant to a Borrowing Request and must be given so as to be received by the Agent not later than 12:00 P.M. (Minneapolis, Minnesota time) on the requested Revolving Loan Date.  Each request for Revolving Loans hereunder shall be irrevocable and shall be deemed a representation by the Borrowers that on the requested Revolving Loan Date and after giving effect to the requested Revolving Loans the applicable conditions specified in Article III have been and will be satisfied.  Each request for Revolving Loans hereunder shall specify (i) the requested Revolving Loan Date, (ii) the aggregate amount of Revolving Loans to be made on such date which shall be in a minimum amount of $100,000 (or an aggregate principal amount equal to the remaining balance of the available Revolving Commitments).  The Agent shall promptly notify each other Lender of the receipt of such request, the matters specified therein, and of such Lender’s ratable share of the requested Revolving Loans.  On the date of the requested Revolving Loans, each Lender shall provide its share of the requested Revolving Loans to the Agent in Immediately Available Funds not later than 1:00 P.M. (Minneapolis, Minnesota time).  Unless the Agent determines that any applicable condition specified in Article III has not been satisfied, the Agent will make available to the Borrowers at the Agent’s principal office in Minneapolis, Minnesota in Immediately Available Funds not later than 1:00 P.M. (Minneapolis, Minnesota time) on the requested Revolving Loan Date the amount of the requested Revolving Loans.  If the Agent has made a Revolving Loan to the Borrowers on behalf of a Lender but has not received the amount of such Revolving Loan from such Lender by the time herein required, such Lender shall pay interest to the Agent on the amount so advanced at the federal funds rate quoted by the Agent from the date of such Revolving Loan to the date funds are received by the Agent from such Lender, such interest to be payable with such remittance from such Lender of the principal amount of such Revolving Loan; provided, however, that the Agent shall not make any Revolving Loan on behalf of a Lender if the Agent has received prior notice from such Lender that it will not make such Revolving Loan.  If the Agent does not receive payment from such Lender by the next Business Day after the date of any Revolving Loan, the Agent shall be entitled to recover such Revolving Loan, with interest thereon at the rate (or rates) then applicable to such Revolving Loan, on demand, from the Borrowers, without prejudice to the Agent’s and the Borrowers’ rights against such Lender.  If such Lender pays the Agent the amount herein required with interest at the applicable interest rate then in effect before the Agent has recovered from the Borrowers, such Lender shall be entitled to the interest payable by the Borrowers with respect to the Revolving Loan in question accruing from the date the Agent made such Revolving Loan.

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(b) Procedure for Term Loans. On the requested Closing Date, the Borrowers shall deliver to the Agent a Borrowing Request requesting the making of the Term Loans. Such Borrowing Request shall be irrevocable and shall be deemed a representation by the Borrowers that on the Closing Date and after giving effect to the Term Loans the applicable conditions specified in Article III have been and will be satisfied. The Agent shall promptly notify each Lender of the receipt of such notice and the matters specified therein. On the requested Closing Date, each Lender shall provide to the Agent the amount of such Lender’s Term Loans in Immediately Available Funds not later than 1:00 P.M. (Minneapolis time). Unless the Agent determines that any applicable condition specified in Article III has not been satisfied, the Agent will make the proceeds of the Term Loans available to the Borrowers at the Agent’s main office on the requested date.

Section 2.3 Notes. The Revolving Loans of each Lender shall be evidenced by a single Revolving Note payable to the order of such Lender in a principal amount equal to such Lender’s Revolving Commitment Amount originally in effect. The Term Loan of each Lender shall be evidenced by a Term Note payable to the order of such Lender in the principal amount equal to such Lender’s Term Loan Amount. Upon receipt of each Lender’s Notes from the Borrowers, the Agent shall mail such Notes to such Lender. Each Lender shall enter in its ledgers and records the amount of its Term Loan and each Revolving Loan and the payments made thereon, and each Lender is authorized by the Borrowers to enter on a schedule attached to its Term Note, or Revolving Note, as appropriate, a record of such Term Loan, Revolving Loans and payments; provided, however, that the failure by any Lender to make any such entry or any error in making such entry shall not limit or otherwise affect the obligation of the Borrowers hereunder and on the Notes, and, in all events, the principal amounts owing by the Borrowers in respect of the Revolving Notes shall be the aggregate amount of all Revolving Loans made by the Lenders less all payments of principal thereof made by the Borrowers and the principal amount owing by the Borrowers in respect of the Term Notes shall be the aggregate amount of all Term Loans made by the Lenders less all payments of principal thereof made by the Borrowers.

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Section 2.4 Interest Rates, Interest Payments and Default Interest. Interest shall accrue and be payable on the Loans as follows:

(a) Subject to paragraph (b) below, each Loan shall bear interest on the unpaid principal amount thereof at a variable rate per annum equal to the sum of (i) the Term SOFR in effect on the first day of such Interest Period, plus (ii) the Applicable Margin.

(b) Upon the occurrence and during the continuation of any Event of Default, each Loan shall, at the option of the Required Lenders (or automatically in the case of any insolvency Event of Default), bear interest until paid in full at a rate per annum equal to the sum of the interest rate otherwise applicable thereto plus 2.0%.

(c) Interest with respect to Loans shall be payable (i) on the last day of each Interest Period, (ii) upon any permitted prepayment of the Term Loans (on the amount prepaid), and (iii) on the Termination Date; provided, that with respect to any Loan, interest under paragraph (b) of this Section shall be payable on demand.

Section 2.5 Repayment.

(a) Revolving Loans. The unpaid principal balance of all Revolving Loans, together with all accrued and unpaid interest thereon, shall be due and payable on the Termination Date.

(b) Term Loans. The unpaid principal balance of the Term Loans shall be paid in equal quarterly installments of $450,000 due and payable on June 30, 2024 and on the last day of each calendar quarter thereafter, and an additional installment in an amount equal to all unpaid principal of, and unpaid interest upon, the Term Loans on Termination Date; provided, however, that if the aggregate principal amount outstanding under the Term Loans as of the date any principal payment is due is less than the amount specified above in this sentence, then the principal amount payable on such date shall be such amount outstanding.

Section 2.6 Prepayments.

(a) Mandatory Prepayments Upon a Prepayment Event. If at any time a Prepayment Event occurs, the Borrowers shall immediately pay to the Agent for the ratable benefit of the Lenders the net proceeds realized by such Prepayment Event. Any such prepayments shall be applied first, to the Term Loans, second, to any outstanding Revolving Loans (but without permanently reducing the Revolving Commitment Amounts), and third, to the Holding Account in the face amount of any outstanding Letters of Credit.

(b) Mandatory Prepayments From Excess Cash Flow. On each Excess Cash Flow Payment Date (commencing with the Excess Cash Flow Payment Date occurring during 2024), the Borrowers shall prepay the Term Loans in the amount of the Excess Cash Flow Payment Amount for the period ended on the immediately preceding June 30; provided that the Borrowers shall have no obligation to pay any Excess Cash Flow Payment Amount on any Excess Cash Flow Payment Date for which the Senior Net Cash Flow Leverage Ratio was less than or equal to 2.00 to 1.00 for the four fiscal quarters ended on the immediately preceding June 30. Any such prepayments shall be paid to the Agent for the ratable benefit of the Lenders. All prepayments applied to Term Loans under Sections 2.6(a) or (b) hereof shall be applied to the scheduled principal payments on the Term Loans in the inverse order of their maturities.

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(c) Other Mandatory Prepayments. If at any time Total Revolving Outstandings exceed the Aggregate Revolving Commitment Amounts, the Borrowers shall immediately repay to the Agent for the account of the Lenders the amount of such excess. If, after payment of all outstanding Revolving Loans, the Total Revolving Outstandings still exceed the Aggregate Revolving Commitment Amounts, the remaining amount paid by the Borrowers shall be placed in the Holding Account.

(d) Optional Prepayments. The Borrowers may prepay Revolving Loans or Term Loans, in whole or in part, without premium or penalty (including, without limitation, breakage costs) at any time. Each partial prepayment shall be in a minimum aggregate amount for all the Lenders of $100,000 or an integral multiple thereof. Amounts paid or prepaid on Revolving Loans under this Section may be reborrowed upon the terms and subject to the conditions and limitations of this Agreement. Amounts paid or prepaid on the Loans under this paragraph shall be for the account of each Lender in proportion to its share of the relevant outstanding Loans. Amounts prepaid on any Term Loan may not be reborrowed and shall be applied to the scheduled principal payments on the relevant Term Loan in inverse order of their maturities.

Part B ‑‑ Terms of the Letter of Credit Facility

Section 2.7 Letters of Credit. Upon the terms and subject to the conditions of this Agreement, the Agent agrees to issue Letters of Credit for the account of any Borrower from time to time between the Closing Date and the Termination Date in such amounts as the Borrowers shall request up to an aggregate amount at any time outstanding not exceeding the Aggregate Revolving Commitment Amounts; provided, that no Letter of Credit will be issued in any amount which, after giving effect to such issuance, would cause (a) Total Revolving Outstandings to exceed the lesser of (i) Aggregate Revolving Commitment Amounts and (ii) the Borrowing Base or (b) the aggregate face amount of the Letters of Credit to exceed $500,000; provided further that the Agent shall not be required to issue any Letters of Credit if (A) any binding order, judgment or decree of any Governmental Authority or arbitrator by its terms purports to enjoin or restrain the Agent from issuing such Letter of Credit, or any legal requirement of general application applicable to the Agent or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Agent prohibits, or requests that the Agent refrain from, the issuance of letters of credit generally or such Letter of Credit in particular, imposes upon the Agent with respect to such Letter of Credit any restriction or reserve or capital requirement (for which the Agent is not otherwise compensated hereunder) not in effect on the Closing Date, or imposes upon the Agent any unreimbursed loss, cost, or expense that was not applicable on the Closing Date and that the Agent in good faith deems material to it; (B) the issuance of such Letter of Credit would violate any legal requirements or one or more policies of the Agent applicable to letters of credit generally; (C) such Letter of Credit is to be denominated in a currency other than United States dollars; or (D) such Letter of Credit contains any provision for automatic reinstatement of the stated amount after any drawing thereunder.

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Section 2.8 Procedures for Letters of Credit.  Each request for a Letter of Credit shall be made by the Borrowers in writing, by facsimile transmission or email received by the Agent by 2:00 P.M. (Minneapolis, Minnesota time) on a Business Day that is not less than one Business Day preceding the requested date of issuance (which shall also be a Business Day).  Each request for a Letter of Credit shall be deemed a representation by the Borrowers that on the date of issuance of such Letter of Credit and after giving effect thereto the applicable conditions specified in Article III have been and will be satisfied.  The Agent may require that such request be made on such letter of credit application and reimbursement agreement form as the Agent may from time to time specify, along with satisfactory evidence of the authority and incumbency of the officials of the Borrowers.  The Agent shall promptly notify the other Lenders of the receipt of the request and the matters specified therein.  On the date of each issuance of a Letter of Credit the Agent shall send notice to the other Lenders of such issuance, accompanied by a copy of the Letter or Letters of Credit so issued.

Section 2.9 Terms of Letters of Credit.

(a) Letters of Credit shall be issued in support of obligations of the Borrowers’ general business purposes. All Letters of Credit must expire not later than the Business Day preceding the Termination Date. Subject to the provisions of Section 2.9(b), no Letter of Credit may have a term longer than 12 months.

(b) If the Borrowers so request (subject to compliance with Section 2.7), the Agent shall issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit must permit the Agent to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Nonrenewal Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Once an Auto-Renewal Letter of Credit has been issued, the Agent and the Lenders shall be deemed to have authorized (but may not require) the Agent to permit the renewal of such Letter of Credit at any time to an expiry date not later than the Business Day preceding the Termination Date; provided, however, that the Agent shall not permit any such renewal if (i) the Agent has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of Section 2.8 or otherwise), or (ii) it has received notice (which may be by telephone or in writing) on or before the day that is two Business Days before the Nonrenewal Notice Date (A) from the Required Lenders stating that the Required Lenders have elected not to permit such renewal or (B) from any Lender or the Borrowers that one or more of the applicable conditions specified in Section 3.2 is not then satisfied.

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Section 2.10 Agreement to Repay Letter of Credit Drawings. If the Agent has received documents purporting to draw under a Letter of Credit that the Agent believes conform to the requirements of the Letter of Credit, or if the Agent has decided that it will comply with the Borrowers’ written or oral request or authorization to pay a drawing on any Letter of Credit that the Agent does not believe conforms to the requirements of the Letter of Credit, it will notify the Borrowers of that fact. The Borrowers shall reimburse the Agent by 9:30 A.M. (Minneapolis, Minnesota time) on the day on which such drawing is to be paid in Immediately Available Funds in an amount equal to the amount of such drawing. Any amount by which the Borrowers have failed to reimburse the Agent for the full amount of such drawing by 10:00 A.M. on the date on which the Agent in its notice indicated that it would pay such drawing, until reimbursed by the Borrowers from the proceeds of Loans pursuant to Section 2.13 or out of funds available in the Holding Account, is an “Unpaid Drawing.” For so long as any Unpaid Drawing is outstanding, it shall bear interest at the rate applicable to Revolving Loans plus 2%.

Section 2.11 Obligations Absolute. The obligation of the Borrowers under Section 2.10 to repay the Agent for any amount drawn on any Letter of Credit and to repay the Lenders for any Revolving Loans made under Section 2.13 to cover Unpaid Drawings shall be absolute, unconditional and irrevocable, shall continue for so long as any Letter of Credit is outstanding notwithstanding any termination of this Agreement, and shall be paid strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including without limitation the following circumstances:

(a) Any lack of validity or enforceability of any Letter of Credit;

(b) The existence of any claim, setoff, defense or other right any Borrower may have or claim at any time against any beneficiary, transferee or holder of any Letter of Credit (or any Person for whom any such beneficiary, transferee or holder may be acting), the Agent or any Lender or any other Person, whether in connection with a Letter of Credit, this Agreement, the transactions contemplated hereby, or any unrelated transaction; or

(c) Any statement or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever.

Neither the Agent nor any Lender nor officers, directors or employees of any thereof shall be liable or responsible for, and the obligations of the Borrowers to the Agent and the Lenders shall not be impaired by:

(i) The use which may be made of any Letter of Credit or for any acts or omissions of any beneficiary, transferee or holder thereof in connection therewith;

(ii) The validity, sufficiency or genuineness of documents, or of any endorsements thereon, even if such documents or endorsements should, in fact, prove to be in any or all respects invalid, insufficient, fraudulent or forged;

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(iii) The acceptance by the Agent of documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary; or

(iv) Any other action of the Agent in making or failing to make payment under any Letter of Credit if in good faith and in conformity with U.S. or foreign laws, regulations or customs applicable thereto.

Notwithstanding the foregoing, the Borrowers shall have a claim against the Agent, and the Agent shall be liable to the Borrowers, to the extent, but only to the extent, of any direct, as opposed to consequential, damages suffered by the Borrowers that the Borrowers prove were caused by the Agent’s willful misconduct or gross negligence in determining whether documents presented under any Letter of Credit comply with the terms thereof.

Part C -- General

Section 2.12 Termination of Revolving Commitments. The Borrowers may, at any time, upon not less than 3 Business Days prior written notice from the Borrowers to the Agent, reduce the Revolving Commitment Amounts, ratably, with any such reduction in a minimum aggregate amount for all the Lenders of $1,000,000, or, if more, in an integral multiple of $1,000,000; provided, however, that the Borrowers may not at any time reduce the Aggregate Revolving Commitment Amounts below the Total Revolving Outstandings. The Borrowers may, at any time when there are no Letters of Credit outstanding, upon not less than 10 Business Days prior written notice from the Borrowers to the Agent, terminate the Revolving Commitments in their entirety. Upon termination of the Revolving Commitments pursuant to this Section, the Borrowers shall pay to the Agent for the account of the Lenders the full amount of all outstanding Loans, all accrued and unpaid interest thereon, all unpaid Revolving Commitment Fees accrued to the date of such termination, and all other unpaid Obligations.

Section 2.13 Loans to Cover Unpaid Drawings. Whenever any Unpaid Drawing exists for which there are not then funds in the Holding Account to cover the same, the Agent shall give the other Lenders notice to that effect, specifying the amount thereof, in which event each Lender is authorized (and each Borrower so authorizes each Lender) to, and shall, make a Revolving Loan to the Borrowers in an amount equal to such Lender’s Revolving Percentage of the amount of the Unpaid Drawing. The Agent shall notify each Lender by 11:00 A.M. (Minneapolis, Minnesota time) on the date such Unpaid Drawing occurs of the amount of the Revolving Loan to be made by such Lender. Notices received after such time shall be deemed to have been received on the next Business Day. Each Lender shall then make such Revolving Loan (regardless of noncompliance with the applicable conditions precedent specified in Article III hereof and regardless of whether an Event of Default then exists) and each Lender shall provide the Agent with the proceeds of such Revolving Loan in Immediately Available Funds, at the office of the Agent, not later than 2:00 P.M. (Minneapolis, Minnesota time) on the day on which such Lender received such notice (or, in the case of notices received after 11:00 A.M. (Minneapolis, Minnesota time) is deemed to have received such notice). The Agent shall apply the proceeds of such Revolving Loans directly to reimburse the Agent for such Unpaid Drawing. If any portion of any such amount paid to the Agent should be recovered by or on behalf of any Borrower from the Agent in bankruptcy, by assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared between and among the Lenders in the manner contemplated by Section 8.11 hereof. If at the time the Lenders make funds available to the Agent pursuant to the provisions of this Section, the applicable conditions precedent specified in Article III shall not have been satisfied, the Borrowers shall pay to the Agent for the account of the Lenders interest on the funds so advanced at the rate applicable to Revolving Loans plus two percent (2.00%). If for any reason any Lender is unable to make a Revolving Loan to any Borrower to reimburse the Agent for an Unpaid Drawing, then such Lender shall immediately purchase from the Agent a risk participation in such Unpaid Drawing, at par, in an amount equal to such Lender’s Revolving Percentage of the Unpaid Drawing.

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Section 2.14 Fees.

(a) Closing Fees.  On the Closing Date, the Borrowers will pay to the Agent for its own account a non-refundable closing fee equal to $120,000.

(b) Revolving Commitment Fees. The Borrowers shall pay to the Agent for the account of each Lender fees (the “Revolving Commitment Fees”) in an amount equal to the product of (a) 0.50% multiplied by (b) the average daily Unused Revolving Commitment of such Lender for the period from the Closing Date to the Termination Date. Such Revolving Commitment Fees are payable in arrears quarterly on the last day of each quarter and on the Termination Date.

(c) Letter of Credit Fees. For each Letter of Credit issued, the Borrowers shall pay to the Agent for the account of the Lenders, quarterly in arrears on the last day of the quarter, a fee (a “Letter of Credit Fee”) in an amount equal to the product of (i) 3% per annum multiplied by (ii) the original face amount of the Letter of Credit for the period from the date of issuance to the scheduled expiration date of such Letter of Credit. In addition to the Letter of Credit Fee, the Borrowers shall pay to the Agent, on the date of issuance (or renewal, if applicable), (i) a nonrefundable fronting fee in an amount equal to 0.25% per annum of the face amount of the Letter of Credit, and (ii) on demand, all issuance, amendment, drawing and other fees regularly charged by the Agent to its letter of credit customers and all out-of-pocket expenses incurred by the Agent in connection with the issuance, amendment, administration or payment of any Letter of Credit.

Section 2.15 Computation. Letter of Credit Fees, Revolving Commitment Fees and interest on Revolving Loans and Term Loans shall be computed on the basis of actual days elapsed (or, in the case of Letter of Credit Fees which are paid in advance, actual days to elapse) and a year of 360 days.

Section 2.16 Payments.

(a) Payments and prepayments of principal of, and interest on, the Notes and all fees, expenses and other obligations under this Agreement payable to the Agent or the Lenders shall be made without setoff or counterclaim in Immediately Available Funds not later than 12:00 P.M. (Minneapolis, Minnesota time) on the dates called for under this Agreement and the Notes to the Agent at its main office in Minneapolis, Minnesota. Funds received after such time shall be deemed to have been received on the next Business Day. The Agent will promptly distribute in like funds to each Lender its ratable share of each such payment of principal, interest and fees received by the Agent for the account of the Lenders. Whenever any payment to be made hereunder or on the Notes shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time, in the case of a payment of principal, shall be included in the computation of any interest on such principal payment.

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(b) The Borrowers hereby irrevocably authorize the Agent to charge any of Borrowers’ deposit accounts maintained with the Agent for the amounts from time to time necessary to pay any then due Obligations; provided that Borrowers acknowledge and agree that the Agent shall not be under an obligation to do so and the Agent shall not incur any liability to Borrowers or any other Person for the Agent’s failure to do so.  The Borrowers hereby authorize the Agent and each Lender to make a Revolving Loan to pay (i) interest, principal, Unpaid Drawings, agent fees, Revolving Commitment Fees and Letter of Credit Fees, in each instance, on the date due, or (ii) after five (5) Business Days’ prior notice to Borrowers, other fees, costs or expenses payable by Borrowers hereunder or under the other Loan Documents.

Section 2.17 Use of Loan Proceeds. The proceeds of the Loans to be made on the Closing Date shall be used by the Borrower to make the advance to Tulipa under the Intercompany Note that will in turn be used by Tulipa to finance the Acquisition (Bloomia) and fees and expenses to be paid in connection therewith and in connection with the Loan Documents, the Post-Consummation Transaction Documents and the Subordinated Debt (Seller Note), in accordance with the schedule of sources and uses of funds furnished by the Borrowers to the Agent relating to the Acquisition (Bloomia). The proceeds of the Term Loans not used as set forth in the preceding sentence and any subsequent Revolving Loans shall be used for the Borrowers’ general business purposes and working capital, in a manner not in conflict with any of the Borrowers’ covenants in this Agreement. Without limitation of the above three sentences, notwithstanding anything to the contrary, the Borrowers will not request any Loan or Letter of Credit, and the Borrowers shall not use, and the Borrowers shall ensure that its Subsidiaries, and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Loan or Letter of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or (b) in any manner that would result in the violation of any applicable Sanctions.

Section 2.18 Taxes.

(a) Any and all payments by or on account of any Loan Party under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities (including, for the avoidance of doubt, any interest, penalties and expenses) with respect thereto, excluding, in the case of each Lender and the Agent, taxes imposed on its overall net income and franchise taxes imposed on it in lieu of net income taxes (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments under any Loan Document being referred to as “Taxes”).

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(b) The Loan Parties agree to timely pay any present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies that arise from any payment made under any Loan Document or from the execution, delivery or registration of, performing under, or otherwise with respect to, the Loan Documents (referred to as “Other Taxes”).

(c) Each Loan Party shall indemnify each Lender and the Agent for the full amount of Taxes or Other Taxes imposed on or paid by such Lender or the Agent (including, for the avoidance of doubt, any penalties, interest and expenses with respect thereto). Payments on this indemnification shall be made within 30 days from the date such Lender or the Agent makes written demand therefor.

(d) Within 30 days after the date of any payment of Taxes, the Loan Parties shall furnish to the Agent, at its address referred to on the signature page hereof a certified copy of a receipt evidencing payment thereof. In the case of any payment under any Loan Document by or on behalf of any Loan Party through an account or branch outside the United States or by or on behalf of any Loan Party by a payor that is not a United States person, if any Loan Party determines that no Taxes are payable in respect thereof, the Borrowers shall furnish or shall cause such payor to furnish, to the Agent, at such address, an opinion of counsel acceptable to the Agent stating that such payment is exempt from Taxes. For purposes of this subsection (d) and subsection (e), the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.

(e) Each Lender, as of the date in becomes a party hereto, represents to the Borrowers and the Agent that it is either (i) a corporation organized under the laws of the United States or any State thereof or (ii) is entitled to complete exemption from United States withholding tax imposed on or with respect to any payments, including fees, to be made pursuant to this Agreement (x) under an applicable provision of a tax convention to which the United States is a party or (y) because it is acting through a branch, agency or office in the United States and any payment to be received by it hereunder is effectively connected with a trade or business in the United States. Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrowers and the Agent, on or before the day on which such Lender becomes a Lender, a duly completed and signed copy of either Form W-8BEN or Form W-8ECI of the United States Internal Revenue Service. Form W-8BEN shall include the United States taxpayer identification number of the Lender that is not a United States person if required under the current regulations to claim exemption from withholding pursuant to a tax convention. Thereafter and from time to time, each such Lender shall submit to the Borrowers and the Agent such additional duly completed and signed copies of one or the other of such Forms (or such successor Forms as shall be adopted from time to time by the relevant United States taxing authorities) as may be (i) reasonably requested by the Borrowers or the Agent and (ii) required and permitted under then-current United States law or regulations to avoid United States withholding taxes on payments in respect of all payments to be received by such Lender hereunder. Upon the request of the Borrowers or the Agent, each Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrowers and the Agent a certificate on Internal Revenue Service Form W-9 or such substitute form as is reasonably satisfactory to the Borrowers and the Agent to the effect that it is such a United States person.

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(f) If any Loan Party is required by applicable laws or regulations to make any deduction, withholding or backup withholding of any Taxes from any payments to the Agent or a Lender pursuant to any Loan Document , the relevant Loan Party shall make such withholdings or deductions and timely pay the full amount withheld or deducted to the relevant taxation authority or other relevant authority in accordance with applicable laws, and the sum payable by the applicable Loan Party to the Agent or a Lender shall be increased as necessary so that after such deduction or withholding has been made the relevant Agent or Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.

Section 2.19 Increased Costs.

(a) Increased Costs Generally. If, any Change in Law:

(i) subjects the Agent or any Lender to any Taxes, or changes the basis of taxation of payments to the Agent or any Lender in respect of the Loans or Letters of Credit, Commitments, or other obligations, or its deposits, reserves or other liabilities or capital attributable thereto, in each case except for Taxes for which the Agent or such Lender is already indemnified under Section 2.18, or

(ii) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Agent or any Lender (other than reserves and assessments taken into account in determining the interest rate), or

(iii) imposes any other condition the result of which is to increase the cost to the Agent or any Lender of making, funding or maintaining the Loans or Letters of Credit, or reduces any amount receivable by the Agent or any Lender in connection with the Loans or Letters of Credit, or requires the Agent or any Lender to make any payment calculated by reference to the amount of the Loans or Letters of Credit, by an amount deemed material by the Agent or such Lender, and the result of any of the foregoing is to increase the cost to the Agent or such Lender of making or maintaining the Loans, Letters of Credit or Commitments or to reduce the return received by the Agent or such Lender in connection with the Loans, Letters of Credit or Commitments, then, the Borrowers shall pay the Agent or such Lender such additional amount or amounts as will compensate the Agent or such Lender for such increased cost or reduction in amount received.

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(b) Capital Requirements. If the Agent or any Lender determines the amount of capital required or expected to be maintained by Agent or such Lender, or any corporation controlling the Agent or such Lender, is increased as a result of any Change in Law or any Change in Capital Guidelines (as defined below), then, the Borrowers shall pay the Agent or such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital that the Agent or such Lender determines is attributable to this Agreement, the Loans, Letters of Credit, or the Revolving Commitments (after taking into account the Agent or such Lender’s policies as to capital adequacy). For purposes of this Section, “Change in Capital Guidelines” means (a) any change after the date of this Agreement in the Risk-Based Capital Guidelines or (b) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) or in the interpretation, promulgation, implementation or administration thereof after the date of this Agreement that affects the amount of capital required or expected to be maintained by the Agent or any Lender or any corporation controlling the Agent or any Lender. Notwithstanding the foregoing, for purposes of this Agreement, all requests, rules, guidelines or directives in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act shall be deemed to be a Change in Capital Guidelines regardless of the date enacted, adopted or issued and all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States financial regulatory authorities shall be deemed to be a Change regardless of the date adopted, issued, promulgated or implemented. For purposes of this Section, “Risk-Based Capital Guidelines” means (x) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (y) the corresponding capital regulations promulgated by regulatory authorities outside the United States including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.

(c) Certificates for Reimbursement. A certificate of the Agent or a Lender setting forth the amount or amounts necessary to compensate the Agent or such Lender or its holding company, as the case may be, as specified in subsections (a) and (b) above, the basis for calculating such amount(s) and the method of allocating such amount(s) to the Borrowers shall be delivered to the Borrowers and shall be conclusive absent manifest error. The Borrowers shall pay to the Agent or the applicable Lender the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or the Agent to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Agent’s right to demand such compensation; provided that no Borrower shall be required to compensate a Lender or the Agent pursuant to this Section for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender or the Agent, as the case may be, notifies such Borrower of the change in law giving rise to such increased costs or reductions, and of such Lender’s or the Agent’s intention to claim compensation therefor (except that, if the change in law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).

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Section 2.20 Inadequacy or Unfairness; Successor Rate.

(a) Inadequacy or Unfairness.

(A) If in connection with any request for a Term SOFR Loan or a conversion or continuation thereof, (A) the Agent determines in its reasonable discretion that (x) adequate and reasonable means do not exist for determining Term SOFR for such Term SOFR Loan and (y) the Scheduled Unavailability Date has not occurred (in each case with respect to this clause (A), “Impacted Loans”), or (B) the Agent or the Required Lenders reasonably determine that for any reason Term SOFR for such requested Term SOFR Loans does not adequately and fairly reflect the cost to the Lenders of funding such Loan, the Agent will promptly so notify the Borrowers and each Lender. Thereafter, the obligation of the Lenders to make or maintain Term SOFR Loans shall be suspended (to the extent of the affected Term SOFR Loans) until the Agent (or, in the case of a determination by the Required Lenders described in clause (1)(B) of this Section 2.20(a), until the Agent upon instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (a) the Borrowers may revoke any pending request for a borrowing of, conversion to or continuation of Term SOFR Loans (to the extent of the affected Term SOFR Loans) or, failing that, will be deemed to have converted such request into a request for Base Rate Loans in the amount specified therein and (b) notwithstanding Section 2.4(a) (but subject to Section 2.4(b)), the unpaid principal balance of all Loans shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin.

(B) Notwithstanding the foregoing, if the Agent has made the determination described in clause (a)(1)(A) of this Section 2.20, the Agent in consultation with the Borrowers, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (i) the Agent revokes the notice delivered with respect to the Impacted Loans under clause (a)(1)(A) of this Section 2.20, (ii) the Agent or the Required Lenders notify the Agent and the Borrower that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (iii) any Lender reasonably determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing.

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(b) Successor Rate.

(A) Notwithstanding anything to the contrary in this Agreement or any other Loan Documents:

a. if the Agent determines in its reasonable discretion (which determination shall be conclusive absent manifest error), or the Borrowers or Required Lenders notify the Agent (with, in the case of the Required Lenders, a copy to the Borrowers) that the Borrowers or Required Lenders (as applicable) have reasonably determined, that adequate and reasonable means do not exist for ascertaining Term SOFR, including, without limitation, because Term SOFR is not available or published on a current basis and such circumstances are unlikely to be temporary; or

b. the administrator of Term SOFR or a Governmental Authority having jurisdiction over the Agent or such administrator has made a public statement identifying a specific date after which Term SOFR shall no longer be made available, or used for determining the interest rate of loans, provided that, at the time of such statement, there is no successor administrator that is reasonably satisfactory to the Agent, that will continue to provide Term SOFR after such specific date (such specific date, the “Scheduled Unavailability Date”); or

c. the administrator of Term SOFR or a Governmental Authority having jurisdiction over such administrator has made a public statement announcing that all tenors of Term SOFR are no longer representative; or

d. syndicated loans currently being executed, or that include language similar to that contained in this Section 2.20(b), are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace Term SOFR;

then, in the case of clauses (a)-(c) above, on a date and time determined by the Agent (any such date, the “Replacement Date”), which date shall be on the relevant interest payment date for interest calculated and shall occur reasonably promptly upon the occurrence of any of the events or circumstances under clauses (a), (b) or (c) above and, solely with respect to clause (d) above, no later than the Scheduled Unavailability Date, Term SOFR will be replaced hereunder and under any Loan Document with the alternative set forth below for any payment period for interest calculated that can be determined by the Agent, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document (the “Successor Rate”; and any such rate before giving effect to the Related Adjustment, the “Pre-Adjustment Successor Rate”): the sum of (x) the alternate benchmark rate that has been selected by the Agent as the replacement for Term SOFR for the applicable tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for Term SOFR for dollar-denominated syndicated credit facilities at such time and (y) the Related Adjustment. In addition, in the case of clause (d) above, the Borrowers and Agent may amend this Agreement solely for the purpose of replacing Term SOFR under this Agreement and under any other Loan Document in accordance with the definition of “Successor Rate” and such amendment will become effective at 5:00 p.m., on the fifth Business Day after the Agent shall have notified all Lenders and the Borrowers of the occurrence of the circumstances described in clause (d) above unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Agent written notice that such Required Lenders object to the implementation of the Successor Rate pursuant to such clause. The Agent will promptly (in one or more notices) notify the Borrower and each Lender of (x) any occurrence of any of the events, periods or circumstances under clauses (a) through (c) above, (y) the Replacement Date and (z) the Successor Rate. Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Agent. Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than zero, the Successor Rate will be deemed to be zero for the purposes of this Agreement and the other Loan Documents.

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(B) In connection with the implementation of a Successor Rate, the Agent will have the right to make Successor Rate Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Successor Rate Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Agent shall post each such amendment implementing such Successor Rate Conforming Changes to the Borrowers and the Lenders reasonably promptly after such amendment becomes effective. If the events or circumstances of the type described in Section 2.20(b)(1)(a)-(c) have occurred with respect to the Successor Rate then in effect, then the successor rate thereto shall be determined in accordance with the definition of “Successor Rate.”

(C) Notwithstanding anything to the contrary herein, (A) after any such determination by the Agent or receipt by the Agent of any such notice described under Section 2.20(b)(1)(a)-(c), as applicable, if the Agent determines that no Successor Rates is available on or prior to the Replacement Date, (B) if the events or circumstances described in Section 2.20(b)(1)(d) have occurred but no Successor Rate is available, or (C) if the events or circumstances of the type described in Section 2.20(b)(1)(a)-(c) have occurred with respect to the Successor Rate then in effect and the Agent determines that no Successor Rate is available, then in each case, the Agent and the Borrowers may amend this Agreement solely for the purpose of replacing Term SOFR or any then current Successor Rate in accordance with this Section 2.20(b) at the end of any relevant interest payment date or payment period for interest calculated, as applicable, with another alternate benchmark rate giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such alternative benchmarks and, in each case, including any Related Adjustments and any other mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such benchmarks, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Agent from time to time in its reasonable discretion and may be periodically updated. For the avoidance of doubt, any such proposed rate and adjustments shall constitute a Successor Rate. Any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Agent shall have delivered such proposed amendment to all Lenders and the Borrowers unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Agent written notice that such Required Lenders object to such amendment.

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(D) If, at the end of any relevant interest payment date or payment period for interest calculated, no Successor Rate has been determined in accordance with the preceding paragraphs of this Section 2.20(b) and the circumstances under 2.20(b)(1)(a) or (c) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Agent will promptly so notify the Borrowers and each Lender. Thereafter, the obligation of the Lenders to make or maintain Term SOFR Loans shall be suspended (to the extent of the affected Term SOFR Loans, interest payment dates or payment periods), until the Successor Rate has been determined in accordance with the preceding paragraphs of this Section 2.20(b). Upon receipt of such notice, the Borrowers may revoke any pending request for a Borrowing of or continuation of Term SOFR Loans (to the extent of the affected Term SOFR Loans, interest payment dates or payment periods) or, failing that, will be deemed to have converted such request into a request for a Base Rate Loans (which Base Rate Loans shall, notwithstanding Section 2.4(a) (but subject to Section 2.4(b)), bear interest on the unpaid principal balance thereof at a rate per annum equal to at the Base Rate plus the Applicable Margin).

Section 2.21 Funding Losses. The Borrowers hereby agree that promptly upon demand by any Lender (which demand shall be accompanied by a statement setting forth the basis for the amount being claimed, a copy of which shall be furnished to the Agent), the Borrowers will indemnify such Lender against any net loss or expense that such Lender may sustain or incur (including any net loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain any Term SOFR Loan), as reasonably determined by such Lender, as a result of (a) any payment, prepayment or conversion of any Term SOFR Loan of such Lender on a date other than the last day of an Interest Period for such Loan (including any conversion pursuant to Section 2.20), (b) any failure of the Borrower to prepay, borrow, continue or convert any Loan on a date specified therefor in a notice pursuant to this Agreement or (c) any assignment of a Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrowers. For this purpose, all notices to the Agent pursuant to this Agreement will be deemed to be irrevocable.

ARTICLE III

ONDITIONS PRECEDENT

Section 3.1 Conditions of Initial Transaction.  The making of the Term Loans and the initial Revolving Loans and the issuance of the initial Letter of Credit shall be subject to the prior or simultaneous fulfillment of the following conditions:

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(a) Documents. The Agent shall have received the following in sufficient counterparts (except for the Notes) for each Lender:

(i) This Agreement, duly executed by the Borrowers and the Guarantors.

(ii) A Revolving Note and a Term Note drawn to the order of each Lender duly executed the Borrowers and dated the Closing Date.

(iii) The US Security Agreement duly executed by the Domestic Loan Parties, together with completed UCC, tax lien, judgment and other lien searches in each relevant jurisdiction (if applicable) and intellectual property searches from the United States Patent and Trademark Office and U.S. Copyright Office and other relevant jurisdictions for the Loan Parties, the Sellers, the Target (Bloomia) and Fresh Tulips satisfactory to the Agent, together with (A) original certificates evidencing any certificated Equity Interests pledged by the Security Agreement and (B) stock powers, executed in blank and covering any certificated Equity Interests pledged by such Security Agreement.

(iv) Confirmatory grants of security interests in any U.S. federally registered intellectual property of any Borrower and Subsidiaries identified in the Security Agreement.

(v) The Subordination Agreements duly executed by the parties thereto.

(vi) In relation to the Loan Parties incorporated in the Netherlands and to the extent applicable, the Agent shall have received (i) a copy of the unconditional neutral or positive advice of the works council and a copy of the request for such advice or (ii) a waiver of its advice rights from each competent works council and a copy of the request of such waiver or (iii) a confirmation provided by the management board of such Loan Party that no works council has been installed and the respective Loan Party is not required to install a works council or that there is no works council that has jurisdiction, in relation to (the entering of such Loan Party into) this Agreement and the other Loan Documents to which it is a party and the consummation of the transactions contemplated hereby.

(vii) [Reserved].

(viii) A certificate of the Secretary (or other appropriate officer) of each of the Loan Parties and the Parent Guarantor dated as of the Closing Date and certifying as to the following:

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(A) A true and accurate copy of the company resolutions (or other similar document) of such Person authorizing the execution, delivery and performance of the Loan Documents to which it is a party;

(B) The incumbency, names, titles and signatures of the officers of such Person authorized to execute the Loan Documents to which it is a party and to request Loans and Letters of Credit;

(C) A true and accurate copy of the certificate of incorporation or the certificate of formation or other publicly filed organizational documents of such Person with all amendments thereto, certified by the appropriate governmental official of the jurisdiction of its incorporation as of a date acceptable to the Agent; and

(D) A true and accurate copy of the bylaws, operating agreement or limited liability company agreement (or the equivalent), and other Constituent Documents of such Person and any amendments thereto or amendment and restatement thereof.

(ix) A certificate of an officer of the Borrowers dated as of the Closing Date and certifying as to the following:

(A) True and accurate copies of the Acquisition Agreement (Bloomia) and the other material final draft Acquisition Documents (Bloomia) and Post-Consummation Transaction Documents have been attached thereto (or have been attached to an e-mail sent by the Borrowers’ counsel to the Agent’s counsel) and, effective on the Acquisition Closing Date, such documents shall be in full force and effective without modification or amendment and shall embody the entire agreement and understanding between the parties thereto with respect to the matters therein;

(B) True and accurate copies of the Subordinated Debt Agreements (Seller Note) and all notes issued thereunder have been attached thereto (or have been attached to an e-mail sent by the Borrowers’ counsel to the Agent’s counsel) and, effective on the Acquisition Closing Date, each such document be in full force and effect, without modification or amendment and shall embody the entire agreement and understanding between the parties thereto with respect to the matters therein;

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(C) All conditions to the consummation of the transactions contemplated by the Acquisition Documents (Bloomia), the Subordinated Debt Agreements (Seller Note) and the Post-Consummation Transaction Documents have been satisfied and, upon the funding of the initial Loans and the receipt by the Notary of such Loans, such transactions will be consummated on the Acquisition Closing Date;

(D) No Material Adverse Occurrence shall have occurred since June 30, 2023;

(E) The Borrowers shall receive on the Acquisition Closing Date the proceeds of an equity contribution by the Parent Guarantor in the amount of not less than $13,100,000 (the “Equity Contribution”);

(F) The proceeds of the Equity Contribution, the Subordinated Debt (Seller Note) and the initial Loans shall be immediately lent by Bloomia Acquisition to Tulipa pursuant to the Intercompany Note to pay a portion of the purchase price for the Acquisition (Bloomia) and costs and expenses incurred in connection therewith on the Acquisition Closing Date; and

(G) The EBITDA of the Borrowers and their Subsidiaries, calculated on a consolidated basis, after giving pro forma effect to the transactions contemplated hereunder, for the 12 fiscal months ending on November 30, 2023, was not less than $8,500,000.00.

(x) A certificate of good standing (or other similar document to the extent applicable in such jurisdiction) for each of the Loan Parties and the Parent Guarantor in the jurisdiction of its formation and in each other jurisdiction in which the nature of its operation made such qualification necessary to the business, certified by the appropriate governmental officials as of a date acceptable to the Agent.

(xi) An amendment to the articles of association of the Target (Bloomia B.V.), satisfactory to the Agent (acting reasonably).

(xii) Property and liability insurance certificates demonstrating that the Loan Parties maintain the insurance required by Section 5.3.

(xiii) An initial Borrowing Base Certificate, dated concurrently herewith.

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(xiv) A Collateral Access Agreement in form and substance acceptable to the Agent with respect to the site located at 5000 West 36th Street, Suite 220, Minneapolis, MN 55416.

(xv) A Perfection Certificate in the form prescribed by the Agent and completed by the Loan Parties and duly executed by the Loan Parties.

(xvi) Copies of (i) unaudited consolidated financial statements of the Target (Bloomia) for each month ending June 30, 2023 through November 30, 2023, and (ii) audited consolidated financial statements of the Target (Bloomia) for the fiscal years 2020, 2021, 2022 and 2023.

(xvii) Payoff letters, lien release acknowledgement or other evidence acceptable to the Agent showing or authorizing the filing of related lien releases, UCC-3 termination statements, and other lien terminations with respect to the Target (Bloomia) and its subsidiaries, or their assets, in form and substance reasonably acceptable to the Agent.

(xviii) Upon the request of any Lender, the Borrowers must have provided to such Lender the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act.

(xix) Such other documents and deliveries as may be reasonably requested by the Agent or any Lender.

(b) Opinions. The Agent shall have received an opinion of the Loan Parties’ special counsel and an opinion of the Agent’s Netherlands counsel, each addressed to the Lenders and dated the Closing Date, covering the matters reasonably prescribed by the Agent and otherwise in form and substance reasonably acceptable to the Agent, and such opinion shall have been delivered to the Agent in sufficient counterparts for each Lender.

(c) Compliance. The Loan Parties shall have performed and complied with all agreements, terms and conditions contained in this Agreement required to be performed or complied with by the Loan Parties prior to or simultaneously with the Closing Date.

(d) Fees and Expenses. The Agent shall have received for itself and for the account of the Lenders all fees and other amounts due and payable by the Borrowers on or prior to the Closing Date, including the reasonable fees and expenses of counsel to the Agent payable pursuant to Section 9.2.

(e) Beneficial Ownership Certification: To the extent not previously delivered, if a Loan Party qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, such Loan Party shall have delivered a Beneficial Ownership Certification in relation to such Loan Party.

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Section 3.2 Conditions Precedent to All Loans and Letters of Credit. The obligation of the Lenders to make any Loans hereunder (including the Term Loans and the initial Revolving Loans) and of the Agent to issue each Letter of Credit (including the initial Letter of Credit) shall be subject to the fulfillment of the following conditions:

(a) Representations and Warranties. The representations and warranties contained in Article IV shall be true and correct in all material respects on and as of the Closing Date and on the date of each Loan or the date of issuance of each Letter of Credit, with the same force and effect as if made on such date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.

(b) No Default. No Default or Event of Default shall have occurred and be continuing on the Closing Date and on the date of each Loan or the date of issuance of each Letter of Credit or will exist after giving effect to the Loan made on such date or the Letters of Credit so issued.

(c) Notices and Requests. The Agent shall have received the Borrowers’ request for such Loans as required under Section 2.2 or their application for such Letters of Credit specified under Section 2.8.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

To induce the Lenders to enter into this Agreement and to make Loans hereunder and to induce the Agent to issue Letters of Credit, each Loan Party (and, as applicable, Parent Guarantor) represents and warrants to the Lenders and the Agent that:

Section 4.1 Organization, Standing, Etc. Each Loan Party and each Subsidiary and Parent Guarantor is (a) duly organized and validly existing and in good standing under the laws of its jurisdiction of organization and (b) has all requisite power and authority to own its assets and carry on its business as now conducted and enter into and perform its obligations under the Transaction Documents to which it is a party. Each Loan Party and each Subsidiary and Parent Guarantor (a) holds all certificates of authority, licenses and permits necessary to carry on its business as presently conducted (or contemplated to be conducted) in each jurisdiction in which it is carrying on such business, except where the failure to hold such certificates, licenses or permits would not constitute a Material Adverse Occurrence and (b) is duly qualified and in good standing, or has applied for qualification, as a foreign corporation (or other organization) in each jurisdiction in which the character of the properties owned, leased or operated by it or the business conducted (or contemplated to be conducted) by it makes such qualification necessary and the failure so to qualify would permanently preclude such Loan Party or such Subsidiary or Parent Guarantor from enforcing its rights with respect to any material assets or cause any Material Adverse Occurrence.

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Section 4.2 Authorization and Validity. The execution, delivery and performance by each Loan Party and Parent Guarantor of the Transaction Documents to which it is a party have been duly authorized by all necessary company and other action by such Loan Party or Parent Guarantor. The Transaction Documents to which such Loan Party or Parent Guarantor is a party when executed will constitute, the legal, valid and binding obligations of such Loan Party or Parent Guarantor, enforceable against such Loan Party or Parent Guarantor in accordance with their respective terms, subject to limitations as to enforceability that might result from bankruptcy, insolvency, business rescue, liquidation, moratorium and other similar laws affecting creditors’ rights generally and subject to limitations on the availability of equitable remedies.

Section 4.3 No Conflict; No Default.

(a) The execution, delivery and performance of the Transaction Documents to which any Loan Party or Parent Guarantor is a party will not (i) violate any provision of any law, statute, rule or regulation or any order, writ, judgment, injunction, decree, determination or award of any court, governmental agency or arbitrator presently in effect having applicability to such Loan Party or Parent Guarantor in any case in which such violation could constitute a Material Adverse Occurrence, (ii) violate or contravene any provision of the operating agreement or other organizational documents of such Loan Party or Parent Guarantor, (iii) result in a breach of or constitute a default under any indenture, loan or credit agreement or any other agreement, lease or instrument to which such Loan Party or Parent Guarantor is a party or by which it or any of its properties may be bound or (iv) result in the creation of any Lien thereunder other than Liens under the Loan Documents. No Loan Party nor any Subsidiary nor Parent Guarantor is in default under or in violation of any such law, statute, rule or regulation, order, writ, judgment, injunction, decree, determination or award or any such indenture, loan or credit agreement or other agreement, lease or instrument applicable to and binding on it and in any case in which the consequences of such default or violation could constitute a Material Adverse Occurrence.

(b) Without limiting the generality of Section 4.3(a) above, (i) the Loan Parties, their Subsidiaries, the Parent Guarantor and their respective officers and employees and to the knowledge of the Loan Parties and Parent Guarantor, their directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects, (ii) none of any Loan Party, any Subsidiary, Parent Guarantor or to the knowledge of such Loan Party, such Subsidiary or Parent Guarantor, any of their respective directors, officers or employees is a Sanctioned Person, (iii) no Loan or Letter of Credit, use of the proceeds of any Loan or Letter of Credit or other transactions contemplated hereby will violate Anti-Corruption Laws or applicable Sanctions, (iv) the Loan Parties and their Subsidiaries and Parent Guarantor have all permits, licenses and approvals required by such laws, copies of which have been provided to the Agent, (v) the Loan Parties and their Subsidiaries and Parent Guarantor are in compliance in all material respects with the PATRIOT Act, and (vi) neither the making of any Loan nor the use of the proceeds thereof will violate the PATRIOT Act, the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or successor statute thereto.

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Section 4.4 Government Consent. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority is required on the part of any Loan Party or Parent Guarantor to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, the Transaction Documents to which it is a party, except for any necessary filing or recordation of or with respect to any of the Security Documents.

Section 4.5 Financial Statements and Condition.

(a) The Borrowers have provided Lender with copies of the following: (i) unaudited financial statements of the Target (Bloomia) and its subsidiaries for the fiscal month ended as of November 30, 2023, and (ii) the audited financial statements of the Target (Bloomia) and its subsidiaries for the fiscals 2020, 2021, 2022 and 2023 (collectively, the “Financials (Target)”). The Financials (Target): (1) have been prepared from, and are in accordance with, the books and records of the Target and its subsidiaries (which are true and correct in all material respects and reflect only actual, bona fide transactions in the ordinary course of business consistent with past practice); (2) except as disclosed in Schedule 4.5, have been prepared in accordance with GAAP (except as may be indicated therein and subject to the absence of footnotes and normal and recurring year-end adjustments that are not expected to be material in amount or effect, individually or in the aggregate); and (3) present fairly and accurately the financial condition and results of operations of the Target (Bloomia) and its subsidiaries as of the dates thereof or for the periods covered thereby, except in each case, as disclosed to the contrary in those financial statements.

(b) The revised, consolidated financial projections (including an operating budget and a cash flow budget) of the Borrowers and their or Subsidiaries for the period commencing January 1, 2024, delivered to the Lenders on or prior to the Closing Date were prepared by the Borrowers in good faith and based upon good faith estimate, and assumptions of the management of the Loan Parties and the Borrowers have no any reason to believe that such projections or forecasts are not reasonable. The accompanying unaudited consolidated pro forma financial statements of the Borrowers and their Subsidiaries as at the Closing Date are consistent in all material respects with such projections.

Section 4.6 Litigation. Except as disclosed on Schedule 4.6, there are no actions, suits or proceedings pending or, to the knowledge of any Loan Party, threatened, against or affecting any Loan Party or any Subsidiary or any of their properties before any court or arbitrator, or any governmental department, board, agency or other instrumentality which, if determined adversely to any Loan Party or any Subsidiary, would constitute a Material Adverse Occurrence, and there are no unsatisfied judgments against any Loan Party or any Subsidiary, the satisfaction or payment of which would constitute a Material Adverse Occurrence.

Section 4.7 Environmental, Health and Safety Laws. There does not exist any violation by any Loan Party or any Subsidiary of any applicable federal, state or local law, rule or regulation or order of any government, governmental department, board, agency or other instrumentality relating to environmental, pollution, health or safety matters applicable to it that has, will or threatens to impose any liability on any Loan Party or any Subsidiary or that has required or would require any expenditure by any Loan Party or any Subsidiary to cure, in any case that would constitute a Material Adverse Occurrence. No Loan Party nor any Subsidiary has received any notice to the effect that any part of its operations or properties is not in material compliance with any such law, rule, regulation or order or notice that it or its property is the subject of any governmental investigation evaluating whether any remedial action is needed to respond to any release of any toxic or hazardous waste or substance into the environment, which non‑compliance or remedial action could reasonably be expected to result in a Material Adverse Occurrence. Except as set out on Schedule 4.7 attached hereto, no Loan Party has knowledge that it or its property, or any Subsidiary or the property of any Subsidiary will become subject to environmental laws or regulations during the term of this Agreement, compliance with which could reasonably be expected to require Capital Expenditures which would constitute a Material Adverse Occurrence.

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Section 4.8 ERISA. Schedule 4.8 lists each Defined Benefit Plan of the Loan Parties and the Subsidiaries. Each Plan is in substantial compliance with all applicable requirements of ERISA and the Code and with all material applicable rulings and regulations issued under the provisions of ERISA and the Code setting forth those requirements. No Reportable Event has occurred and is continuing with respect to any Plan. All of the minimum funding standards applicable to such Plans have been satisfied and there exists no event or condition which would reasonably be expected to result in the institution of proceedings to terminate any Plan under Section 4042 of ERISA. With respect to each Plan subject to Title IV of ERISA, as of the most recent valuation date for such Plan, the present value (determined on the basis of reasonable assumptions employed by the independent actuary for such Plan and previously furnished in writing to the Lenders) of such Plan’s projected benefit obligations did not exceed the fair market value of such Plan’s assets.

Section 4.9 Federal Reserve Regulations. No Loan Party nor any Subsidiary is engaged principally or as one of its important activities in the business of extending credit for the purpose of purchasing or carrying margin stock (as defined in Regulation U of the Board). The value of all margin stock owned by any Loan Party or any Subsidiary does not constitute more than 25% of the value of the assets of any Loan Party or such Subsidiary.

Section 4.10 Title to Property; Leases; Liens; Subordination. Each of the Loan Parties and their Subsidiaries has (a) good and marketable title to its real properties and (b) good and sufficient title to, or valid, subsisting and enforceable leasehold interest in, its other material properties, including all real properties, other properties and assets, referred to as owned by the Loan Parties and their Subsidiaries in the most recent financial statement referred to in Section 5.1 (other than property disposed of since the date of such financial statements in the ordinary course of business). None of such properties is subject to a Lien, except as allowed under Section 6.14. No Loan Party nor any Subsidiary has subordinated any of its rights under any obligation owing to it to the rights of any other Person.

Section 4.11 Taxes. Each of the Loan Parties and their Subsidiaries has filed all federal and/or national and all material state, foreign and local tax returns and reports required to be filed (except may be disclosed on Schedule 4.11) and has paid for the payment of all taxes due and payable pursuant to such returns and pursuant to any assessments made against it or any of its property, income or assets and all other taxes, fees and other charges imposed on it or any of its property, income or assets by any Governmental Authority (other than taxes, fees or charges the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which adequate reserves in accordance with GAAP have been provided on the books of the Loan Parties). No tax Liens have been filed and no material claims are being asserted with respect to any such taxes, fees or charges. Except as may be disclosed on Schedule 4.11, the charges, accruals and reserves on the books of the Loan Parties in respect of taxes and other governmental charges are adequate and the Loan Parties know of no proposed material tax assessment against them or any Subsidiary or any basis therefor. Each Loan Party is and always has been resident for tax purposes only in its jurisdiction of incorporation and is not performing any actions under the Loan Documents through any establishment it may have in any other jurisdiction.

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Section 4.12 Trademarks, Patents. Except as set forth in Schedule 4.12, each of the Loan Parties and their Subsidiaries possesses or has the right to use all of the patents, trademarks, trade names, service marks and copyrights, and applications therefor, and all technology, know‑how, processes, methods and designs used in or necessary for the conduct of its business, without known conflict with the rights of others.

Section 4.13 Burdensome Restrictions. No Loan Party nor any Subsidiary is a party to or otherwise bound by any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any charter, corporate or partnership restriction which would reasonably be expected to result in a Material Adverse Occurrence.

Section 4.14 Force Majeure. Since the date of the most recent financial statement referred to in Section 5.1, the business, properties and other assets of the Loan Parties and their Subsidiaries have not been affected in any way as the result of any fire or other casualty, strike, lockout, or other labor trouble, embargo, sabotage, confiscation, condemnation, riot, civil disturbance, activity of armed forces or act of God, in any case that would reasonably be expected to result in a Material Adverse Occurrence.

Section 4.15 Investment Company Act. No Loan Party nor any Subsidiary nor the Parent Guarantor is an “investment company” or a company “controlled” by an investment company within the meaning of the Investment Company Act of 1940, as amended.

Section 4.16 Retirement Benefits. Except as required under Section 4980B of the Code, Section 601 of ERISA or applicable state law, no Loan Party nor any Subsidiary is obligated to provide post-retirement medical or insurance benefits with respect to employees or former employees.

Section 4.17 Full Disclosure. Subject to the following sentence, neither the financial statements referred to in Section 5.1 nor any other certificate, written statement, exhibit or report furnished by or on behalf of any Loan Party or Parent Guarantor in connection with or pursuant to this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained therein not misleading. Certificates or statements furnished by or on behalf of any Loan Party to the Lenders consisting of projections or forecasts of future results or events have been prepared in good faith and based on good faith estimates and assumptions of the management of such Loan Party, and no Loan Party has any reason to believe that such projections or forecasts are not reasonable. The information included in the most recently delivered Beneficial Ownership Certification is true and correct in all respects.

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Section 4.18 Subsidiaries. Schedule 4.18 sets forth as of the date of this Agreement (a) a list of the authorized and outstanding Equity Interests in each Loan Party and all warrants and options to acquire Equity Interests in each Loan Party, the identity of the holders thereof and the percentage of shares held by such holders and (b) a list of all Subsidiaries and the number and percentage of the shares of each class of Equity Interests owned beneficially or of record by any Loan Party or any Subsidiary therein, and the jurisdiction of incorporation of each Subsidiary. As of the Closing Date, there are no agreements among the Parent Guarantor or any other holders of Equity Interests in Bloomia Acquisition with respect to the voting and transfer of Bloomia Acquisition’s Equity Interests, except as may be set forth in the limited liability company agreement or operating agreement of Bloomia Acquisition.

Section 4.19 Labor Matters. There are no pending or threatened strikes, lockouts or slowdowns against any Loan Party or any Subsidiary that would reasonably be expected to constitute a Material Adverse Occurrence. No Loan Party nor any Subsidiary has been or is in violation in any material respect of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters that would reasonably be expected to constitute a Material Adverse Occurrence. All material payments due from any Loan Party or any Subsidiary on account of wages and employee health and welfare insurance and other benefits (in each case, except for de minimis amounts), have been paid or accrued as a liability on the books of such Loan Party or such Subsidiary. The consummation of the transactions contemplated under the Loan Documents will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Loan Party or any Subsidiary is bound.

Section 4.20 Solvency. After the making of any Loan and after giving effect thereto, on a consolidated basis (a) the fair value of the assets of the Loan Parties and their Subsidiaries, at a fair valuation, will exceed their debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of the Loan Parties and their Subsidiaries will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) neither the Loan Parties nor their Subsidiaries intends to, or believes that they will, incur debts or liabilities beyond the ability to pay as such debts and liabilities mature; (d) the Loan Parties and their Subsidiaries will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (e) neither the Loan Parties nor their Subsidiaries will have unreasonably small capital with which to conduct their business in which they are engaged as such business is proposed to be conducted following the Closing Date.

Section 4.21 Foreign Assets Control Regulations and Anti-Money Laundering. No Loan Party nor any Subsidiary (a) is a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (b) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise, to the knowledge of a responsible officer of any Loan Party, associated with any such person in any manner violative of Section 2, or (c) is a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

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Section 4.22 PATRIOT Act. Each Loan Party and each Subsidiary and Parent Guarantor is in compliance, in all material respects, with the PATRIOT Act. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”).

Section 4.23 Insurance. Each Loan Party and each of the Subsidiaries maintain insurance coverage as required by Section 5.3.

Section 4.24 Licenses, Etc. Each Loan Party and each Subsidiary and Parent Guarantor possesses all licenses, permits, franchises, exemptions, approvals, and other governmental authorizations necessary for the ownership of its property and the conduct and operation of its business, except in such instances in which the failure to comply therewith or the failure to be in possession thereof, either individually or in the aggregate, could not reasonably be expected to give rise to a Material Adverse Occurrence.

Section 4.25 Perfected Liens and Security Interests. The Obligations are secured by valid, perfected first-priority Liens (subject to Liens permitted pursuant to Section 6.14) in favor of the Agent for the benefit of the Lenders, covering and encumbering all collateral granted by the Security Documents, to the extent perfection has occurred by the filing of a UCC financing statement or by continued possession or control or the filing or recording of the Security Documents (other than with respect to security interests in any collateral not required to be perfected pursuant to the terms of any Security Document).

Section 4.26 Business Locations. Schedule 4.26 sets forth as of the Closing Date the addresses of each business location owned or leased by the Loan Parties and Subsidiaries, and, if such business location is leased, the name and address of the landlord for such business location.

Section 4.27 Representations and Warranties of Bloomia. All representations and warranties of the Loan Parties and Parent Guarantor, and to the knowledge of the Loan Parties, the Target (Bloomia) and the Sellers, in the Acquisition Agreement (Bloomia) are true and correct in all material respects as of the date when made.

Section 4.28 Broker’s or Finder’s Commissions. Except as set forth on Schedule 4.28 hereto, on the Closing Date, no broker’s or finder’s or placement fee or commission will be payable to any broker or agent engaged by any Loan Party or any of their officers, directors or agents with respect to the Loans, except for fees payable to Agent and the Lenders.

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Section 4.29 Material Adverse Occurrence. Since June 30, 2023, there has been no Material Adverse Occurrence.

Section 4.30 Certain Business Practices. No Loan Party or Parent Guarantor or, to the knowledge of any Loan Party or Parent Guarantor, any directors or officers of any Loan Party or Parent Guarantor has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the FCPA; or (iii) made any other unlawful payment in connection with the business of any Loan Party.

Section 4.31 Subordinated Debt. The Obligations are senior Indebtedness entitled to the benefits of the subordination provisions of all outstanding Subordinated Debt.

Section 4.32 Real Estate and Investments.

(a) Schedule 4.32(a) sets forth a complete and accurate list of all real property owned by each Loan Party and each of its Subsidiaries as of the date hereof, showing as of the date hereof the street address, county or other relevant jurisdiction, state, record owner and book value thereof. Each of the Loan parties and Subsidiaries has good, marketable and insurable fee simple title to the real property owned by such Loan Party or such Subsidiary, free and clear of all Liens, other than Liens created or permitted by the Loan Documents.

(b) Schedule 4.32(b) sets forth a complete and accurate list of all material leases of real property under which any Loan Party or any Subsidiary is the lessee as of the date hereof, showing as of the date hereof the street address, county or other relevant jurisdiction, state, lessor, lessee, expiration date and annual rental cost thereof. Each such lease is the legal, valid and binding obligation of the lessor thereof, enforceable in accordance with its terms.

Section 4.33 DAC6. No transaction contemplated by or described in the Loan Documents nor any transaction to be carried out in connection with any transaction contemplated by or described in the Loan Documents (including, for the avoidance of doubt, any steps taken or to be taken in connection with the Acquisition (Bloomia)) meets any hallmark set out in Annex IV of the Council Directive of 25 May 2018 (2018/822/EU) amending Directive 2011/16/EU ("DAC6").

ARTICLE V

AFFIRMATIVE COVENANTS

Until any obligation of the Lenders hereunder to make the Term Loans and Revolving Loans and of the Agent to issue Letters of Credit shall have expired or been terminated and the Notes and all of the other Obligations (other than inchoate indemnification obligations for which no claim has been made) have been paid in full and all outstanding Letters of Credit shall have expired or the liability of the Agent thereon shall have otherwise been discharged, unless the Agent and the Required Lenders shall otherwise consent in writing:

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Section 5.1 Financial Statements and Reports. The Borrowers will furnish to the Lenders:

(a) As soon as available and in any event within 120 days after the end of each fiscal year of the Borrowers (commencing with the fiscal year ending June 30, 2024) the audited consolidated financial statements of the Borrowers and their Subsidiaries consisting of at least statements of income, cash flow and changes in shareholders’ equity, and a consolidated balance sheet as at the end of such year, setting forth in each case in comparative form corresponding figures from the previous annual audit, certified without qualification by Boulay or any other independent certified public accountants selected by the Borrowers and acceptable to the Agent, together with any management letters, management reports or other supplementary comments or reports to the Borrower or its board of directors furnished by such accountants.

(b) As soon as practicable and in any event within 30 days after the end of each month, a Borrowing Base Certificate signed by the chief executive officer, chief financial officer, treasurer (or other officer reasonably acceptable to Agent) of the Borrowers, reporting the Borrowing Base as of the last day of the month just ended.

(c) As soon as available and in any event within 30 days after the end of each fiscal month, unaudited consolidated statements of income, cash flow and changes in shareholders’ equity for the Borrowers and their Subsidiaries for such month and for the period from the beginning of such fiscal year to the end of such month, and a consolidated balance sheet of the Borrowers and their Subsidiaries as at the end of such month, setting forth in comparative form figures for the corresponding period for the preceding fiscal year, and any management letter or report for such month, accompanied by a certificate signed by the chief executive officer, chief financial officer, treasurer (or other officer reasonably acceptable to Agent) of the Borrowers stating that such financial statements present fairly the financial condition of the Borrowers and their Subsidiaries and that the same have been prepared in accordance with GAAP (except for the absence of footnotes and subject to year-end audit adjustments as to the interim statements).

(d) As soon as practicable and in any event within 30 days after the end of each fiscal quarter (commencing with the fiscal quarter ending on or about March 31, 2024), a Compliance Certificate in the form attached hereto as Exhibit G signed by a senior officer of the Borrowers demonstrating in reasonable detail compliance (or noncompliance, as the case may be) with Sections 6.17 and 6.18 as of the end of such quarter or fiscal year and stating that as at the end of such quarter or fiscal year there did not exist any Default or Event of Default or, if such Default or Event of Default existed, specifying the nature and period of existence thereof and what action the Borrowers propose to take with respect thereto.

(e) As soon as practicable and in any event within 90 days after the beginning of each fiscal year of the Borrowers, statements of forecasted consolidated income for the Borrowers and their Subsidiaries for each fiscal month in such fiscal year and a forecasted consolidated balance sheet of the Borrowers and their Subsidiaries, together with supporting assumptions, as at the end of each fiscal month, all in reasonable detail and reasonably satisfactory in scope to Required Lenders.

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(f) Immediately upon any officer of the Loan Parties becoming aware of any Default or Event of Default, a notice describing the nature thereof and what action the Borrowers propose to take with respect thereto.

(g) Immediately upon any officer of the Loan Parties becoming aware of the occurrence, with respect to any Plan, of any Reportable Event or any Prohibited Transaction, a notice specifying the nature thereof and what action the Loan Parties propose to take with respect thereto, and, when received, copies of any notice from PBGC of intention to terminate or have a trustee appointed for any Plan.

(h) Immediately upon any officer of the Loan Parties becoming aware of any matter that has resulted or is reasonably likely to result in a Material Adverse Occurrence, a notice from the Borrowers describing the nature thereof and what action the Borrowers propose to take with respect thereto.

(i) Immediately upon any officer of the Loan Parties becoming aware of (i) the commencement of any action, suit, investigation, proceeding or arbitration before any court or arbitrator or any governmental department, board, agency or other instrumentality affecting any Loan Party or any Subsidiary or any property of such Person, or to which any Loan Party or any Subsidiary is a party (other than litigation where the insurance insures against the damages claimed and the insurer has assumed defense of the litigation without reservation) and in which an adverse determination or result could constitute a Material Adverse Occurrence; or (ii) any adverse development which occurs in any litigation, arbitration or governmental investigation or proceeding previously disclosed by any Loan Party or any Subsidiary that, if determined adversely to any Loan Party or any Subsidiary would constitute a Material Adverse Occurrence, a notice from the Borrowers describing the nature and status thereof and what action the Borrowers propose to take with respect thereto.

(j) (i) Upon request of any Lender, a Beneficial Ownership Certification in form and substance acceptable to such Lender, and (ii) any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification.

(k) The Loan Parties and the Parent Guarantor shall, and shall cause each of the Subsidiaries to, provide such information and take such actions as are reasonably requested by the Agent or any Lender in order to assist the Agent and the Lenders in maintaining compliance with the PATRIOT Act.

(l) Promptly (and in any event within five Business Days) after receipt thereof, copies of all notices and communications given or received by any Loan Party under the Subordinated Debt Documents (Seller Note) or any loan documents relating to any Subordinated Debt (Mezzanine) in respect of any event of default thereunder.

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(m) Concurrently with delivery thereof to the relevant lenders, copies of all notices, reports, financial statements and other materials sent pursuant to the Subordinated Debt Documents (Seller Note) or any loan documents relating to any Subordinated Debt (Mezzanine).

(n) Promptly after receipt or delivery thereof, copies of all proposed material written amendments, modifications or waivers of or under the Subordinated Debt Documents (Seller Note) or any loan documents relating to any Subordinated Debt (Mezzanine) and final, executed copies thereof.

(o) Concurrently with the delivery of the financial statements referred to in Section 5.1(d), a report supplementing Schedule 4.32(a) and (b), including an identification of all owned and leased real property disposed of by the Borrowers or any Subsidiary thereof during such fiscal quarter, a list and description (including the street address, county or other relevant jurisdiction, state, record owner, book value thereof (in the case of owned real property) and, in the case of leases of property, lessor, expiration date and annual rental cost thereof) of all real property acquired or leased during such fiscal year and a description of such other changes in the information included in such Schedules as may be necessary for such Schedules to be accurate and complete as of the date of such financial statements.

(p) From time to time, such other information regarding the business, operation and financial condition of the Loan Parties and the Subsidiaries as any Lender may reasonably request.

Section 5.2 Existence. Each Loan Party and the Parent Guarantor will maintain, and cause each Subsidiary to maintain, its company existence in good standing under the laws of its jurisdiction of organization and its qualification to transact business in each jurisdiction where failure so to qualify could constitute a Material Adverse Occurrence; provided, however, that nothing herein shall prohibit the merger or liquidation of any Subsidiary allowed under Section 6.1.

Section 5.3 Insurance. Each Loan Party shall maintain, and shall cause each Subsidiary to maintain, with financially sound and reputable insurance companies such insurance as may be required by law and such other insurance in such amounts and against such hazards as is customary in the case of reputable firms engaged in the same or similar business and similarly situated. Each Loan Party shall, and shall cause each Subsidiary to, name the Agent in its capacity as administrative agent for the Lenders as an additional insured with respect to general liability insurance and as a lender loss payee and mortgagee with respect to property and hazard insurance at all times. Each such policy or the certificate with respect thereto shall provide that such policy shall not be canceled or allowed to lapse unless at least 30 days’ prior written notice is given to the Agent.

Section 5.4 Payment of Taxes and Claims. Each Loan Party shall file, and cause each Subsidiary to file, all federal and/or national and material state, foreign and local tax returns and reports which are required by law to be filed by it and will pay, and cause each Subsidiary to pay, within the time period allowed without incurring penalties and before they become delinquent all federal and/or national and material state, foreign and local taxes, assessments and governmental charges and levies imposed upon it or its property, income or assets and all claims or demands of any kind (including but not limited to those of suppliers, mechanics, carriers, warehouses, landlords and other like Persons) which, if unpaid, might result in the creation of a Lien upon its property, income or assets; provided that the foregoing items need not be paid if they are being contested in good faith by appropriate proceedings, and as long as such Loan Party’s or such Subsidiary’s title to its property, income or assets is not materially adversely affected, its use of such property, income or assets in the ordinary course of its business is not materially interfered with and adequate reserves with respect thereto have been set aside on such Loan Party’s or such Subsidiary’s books in accordance with GAAP.

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Section 5.5 Inspection, Appraisal, Etc. Each Loan Party shall permit any Person designated by the Agent or the Required Lenders, upon reasonable prior notice to the Borrowers (which notice shall not be required to be given during the continuation of an Event of Default), to visit and inspect any of the properties, books and financial records of the Loan Parties and the Subsidiaries, to examine and to make copies of the books of accounts and other financial records of the Loan Parties and the Subsidiaries, to appraise the Loan Parties’ equipment, inventory, and other assets and to discuss the affairs, finances and accounts of the Loan Parties and the Subsidiaries with, and to be advised as to the same by, its officers at such reasonable times and intervals as the Agent or the Required Lenders may designate. The expenses of the Required Lenders and Agent for such visits, inspections, appraisals and examinations shall be at the expense of the Agent or such Required Lenders, provided, that any such visits, inspections, appraisals and examinations shall be at the expense of the Borrowers in the event that such visits, appraisals, inspections and examinations (a) constitute an annual collateral audit conducted by the Agent, or (b) are made while any Event of Default is continuing.

Section 5.6 Maintenance of Properties. Each Loan Party will maintain, and cause each Subsidiary to maintain, its properties used or useful in the conduct of its business in good condition, repair and working order, ordinary wear and tear excepted, and supplied with all necessary equipment, and make all necessary repairs, renewals, replacements, betterments and improvements thereto, all as may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

Section 5.7 Books and Records. Each Loan Party will keep, and will cause each Subsidiary to keep, adequate and proper records and books of account in which full and correct entries will be made of its dealings, business and affairs.

Section 5.8 Compliance. Each Loan Party will comply, and will cause each Subsidiary to comply, in all material respects with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject (including all Anti-Corruption Laws and applicable Sanctions) and will obtain all permits, licenses and approvals required by such laws, copies of which will be provided to any Lender upon request; provided, however, that failure so to comply or to so obtain shall not be a breach of this covenant if such failure does not constitute a Material Adverse Occurrence and each Loan Party or Subsidiary is acting in good faith and with reasonable dispatch to cure such noncompliance.

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Section 5.9 ERISA.  Each Loan Party will maintain, and cause each Subsidiary to maintain, each Plan in compliance with all material applicable requirements of ERISA and of the Code and with all applicable rulings and regulations issued under the provisions of ERISA and of the Code and will not, and will not permit any of the ERISA Affiliates to (a) engage in any transaction in connection with which any Loan Party or any of the ERISA Affiliates would be subject to either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code, in either case in an amount exceeding $250,000, (b) fail to make full payment when due of all amounts which, under the provisions of any Plan, any Loan Party or ERISA Affiliate is required to pay as contributions thereto, or permit to exist any accumulated funding deficiency (as such term is defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, with respect to any Plan in an aggregate amount exceeding $250,000 or (c) fail to make any payments in an aggregate amount exceeding $250,000 to any Multiemployer Plan that any Loan Party or any of the ERISA Affiliates may be required to make under any agreement relating to such Multiemployer Plan or any law pertaining thereto.

Section 5.10 Environmental Matters; Reporting. Each Loan Party will observe and comply with, and cause each Subsidiary to observe and comply with, all laws, rules, regulations and orders of any government or government agency relating to health, safety, pollution, hazardous materials or other environmental matters to the extent non‑compliance could result in a material liability or otherwise constitute a Material Adverse Occurrence. Each Borrower will give the Agent prompt written notice of any violation as to any environmental matter by any Loan Party or any Subsidiary and of the commencement of any judicial or administrative proceeding relating to health, safety or environmental matters (a) in which an adverse determination or result could constitute a Material Adverse Occurrence or (b) which will or threatens to impose a material liability on such Loan Party or such Subsidiary to any Person or which will require a material expenditure by such Loan Party or such Subsidiary to cure any alleged problem or violation.

Section 5.11 Further Assurances.

(a) The Loan Parties shall promptly correct any defect or error that may be discovered in any Loan Document or in the execution, acknowledgment or recordation thereof. Promptly upon request by the Agent or the Required Lenders, the Loan Parties also shall, and shall cause each Subsidiary to do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register, any and all deeds, conveyances, mortgages, deeds of trust, trust deeds, assignments, estoppel certificates, financing statements and continuations thereof, notices of assignment, transfers, certificates, assurances and other instruments as the Agent or the Required Lenders may reasonable require from time to time in order: (i) to carry out more effectively the purposes of the Loan Documents; (ii) to perfect and maintain the validity, effectiveness and priority of any security interests intended to be created by the Loan Documents in any applicable jurisdiction, including, without limitation, the delivery of a Collateral Access Agreement from the landlord of each location required by the Agent or the Required Lenders; and (iii) to better assure, convey, grant, assign, transfer, preserve, protect and confirm unto the Lenders the rights granted now or hereafter intended to be granted to the Lenders under any Loan Document or under any other instrument executed in connection with any Loan Document or that any Loan Party may be or become bound to convey, mortgage or assign to the Agent for the benefit of the Lenders in order to carry out the intention or facilitate the performance of the provisions of any Loan Document. The Loan Parties shall furnish to the Lenders evidence satisfactory to the Required Lenders of every such recording, filing or registration. Each Loan Party and each of its Subsidiaries shall take such actions reasonably requested by any Lender in order to assist such Lender in maintaining compliance with the PATRIOT Act.

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(b) In addition to and not in limitation of the foregoing paragraph, (i) upon the formation of any Subsidiary after the Closing Date or (ii) upon the acquisition of any fee interests in real property after the Closing Date by any Loan Party or Subsidiary: (x)(1) the Equity Interests of any Subsidiary of such Person shall be pledged to the Agent for the benefit of the Lenders, (2) such Person shall join the Security Agreement as a grantor or otherwise grant to the Agent a security interest (and permit the Agent to perfect such interest) for the benefit of the Lenders in the personal property of such Person, such security interest to be a first-priority security interest (subject to Liens permitted under Section 6.14), (3) such Person (other than any Borrower) shall provide a guaranty of the Obligations, and (4) such Person shall grant to the Agent a mortgage, deed of trust, or other similar agreement as required by the Agent (and permit the Agent to perfect such interest) for the benefit of the Lenders in the real property of such Person, creating a first-priority mortgage or deed of trust (subject to Liens permitted under Section 6.14) and deliver such other related documents and instruments as the Agent may reasonably request; and (y) the applicable Loan Party or the applicable Subsidiary shall, at the Borrower’s cost and expense, execute and deliver to the Agent such documents, opinions and instruments reasonably deemed necessary by the Agent to effect the matters specified in subclause (x) (which documents, opinions and instruments may include documents, opinions and instruments prepared by applicable foreign counsel in the case of any such matters with respect to any Foreign Subsidiaries).

Section 5.12 Compliance with Terms of Material Contracts. Each Loan Party shall, and shall cause each Subsidiary to, make all payments and otherwise perform all obligations in respect of all material contracts to which such Loan Party or such Subsidiary is a party; provided, that such payment or performance will not be required to the extent such payment or performance is being contested in good faith by appropriate proceedings, and as long as such Person’s title to its property is not materially adversely affected, its use of such property in the ordinary course of its business is not materially interfered with and adequate reserves with respect thereto have been set aside on the Loan Parties’ books in accordance with GAAP or the failure to so perform could not constitute a Material Adverse Occurrence.

Section 5.13 Anti-Money Laundering Compliance. Each Loan Party will, and will cause each Subsidiary to, provide such information and take such actions as are reasonably requested by the Agent or any Lender in order to assist the Agent and the Lenders in maintaining compliance with anti-money laundering laws and regulations.

Section 5.14 Intellectual Property. The Borrowers shall, and shall cause each Subsidiary to, maintain adequate licenses, patents, patent applications, copyrights, service marks, trademarks, trademark applications, tradestyles and trade names to continue its business as heretofore conducted by it or as hereafter conducted by it, except to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Occurrence.

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Section 5.15 Separateness. Each Loan Party will, and will cause each Subsidiary to,

(a) do and cause to be done, all things necessary to observe its organizational formalities and preserve its separate existence;

(b) maintain all of its books, records, financial statements and bank accounts separate from those of its Affiliates and any other Person; provided, however, that the Loan Parties’ assets may be included in a consolidated financial statement of Lendway provided that (A) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of the Loan Parties and such Affiliates and to indicate that the Loan Parties’ assets and credit are not available to satisfy the debts and other obligations of such Affiliates or any other Person, and (B) such assets shall be listed on the Company’s own separate balance sheet;

(c) (i) be, and at all times will hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate of any Loan Party or any constituent party of any Loan Party), (ii) correct any known misunderstanding regarding its status as a separate entity, (iii) conduct business in its own name, (iv) not identify itself or any of its Affiliates as a division or department or part of the other and (v) shall maintain and utilize separate stationery, to the extent it utilizes stationery, invoices and checks, to the extent it utilizes checks, bearing its own name;

(d) not commingle funds or other assets of any Loan Party with those of any Affiliate or constituent party or any other Person, and will hold all of its assets in its own name; and

(e) maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any Affiliate or constituent party or any other Person.

Section 5.16 Post Closing Covenants.

(a) The Borrowers shall undertake commercially reasonable efforts to, within sixty (60) days of the Closing Date (as such date may be extended by the Agent in its sole discretion), deliver to the Agent, Collateral Access Agreements with respect to all leased locations of the Loan Parties in the United States and in form and substance reasonably satisfactory to the Agent, in each case to the extent same have not been delivered to the Agent on or prior the Closing Date.

(b) On the Acquisition Closing Date, the Borrowers shall (i) cause the Acquisition (Bloomia) to be substantially consummated in accordance with the Acquisition Documents (Bloomia), (ii) cause the Dutch Security Documents to be executed and delivered to the Agent and otherwise be substantially consummated and (c) cause the Foreign Loan Parties to become party to this Agreement as Guarantors and to the US Security Agreement as a guarantor and take such other actions in connection therewith as may be reasonably be requested by the Agent.

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(c) Within 30 days from the Closing Date (or such later date in the sole discretion of the Agent), the Borrowers shall deliver to the Administrative Agent (a) lender’s loss payable or additional secured endorsements or policy language as to the insurance certificates delivered by the Borrowers to the Agent on the Closing Date (as the same are updated as indicated in clause (b) below), each in form and substance acceptable to the Agent and (b) updated insurance certificates adding Bloomia Acquisition as an insured party to the insurance certificates delivered by the Borrowers to the Agent on the Closing Date.

ARTICLE VI

NEGATIVE COVENANTS

Until any obligation of the Lenders hereunder to make the Term Loans and Revolving Loans and of the Agent to issue Letters of Credit shall have expired or been terminated and the Notes and all of the other Obligations (other than inchoate indemnification obligations for which no claim has been made) have been paid in full and all outstanding Letters of Credit shall have expired or the liability of the Agent thereon shall have otherwise been discharged, unless the Required Lenders shall otherwise consent in writing:

Section 6.1 Merger. No Loan Party will merge or consolidate or enter into any analogous reorganization or transaction with any Person or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution) or permit any Subsidiary to do any of the foregoing; provided that (a) the Loan Parties shall consummate the Post-Consummation Transactions and (b) any Subsidiary that is a Domestic Loan Party may merge or consolidate into a Borrower (including the merger of Fresh Tulips with and into Bloomia Acquisition), so long as (i) as such Borrower is the surviving entity, (ii) no Event of Default is then continuing, (iii) the Borrower has given the Agent not less than 10 days prior written notice of the consummation of such merger or consolidation, together with copies of all material documents and agreements proposed to be executed and delivered in connection with same, (iv) the Loan Parties shall have caused the Equity Interests of such surviving Borrower to be pledged to the Agent for the benefit of the Lenders pursuant to a first priority, perfected Lien and (v) the Loan Parties shall, at the Borrower’s cost and expense, execute and deliver to the Agent such documents, opinions and instruments reasonably deemed necessary by the Agent to effect the matters specified in clause (iv) above.

Section 6.2 Disposition of Assets. The Loan Parties will not, and will not permit any Subsidiary to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one transaction or a series of transactions) any property (including accounts and notes receivable, with or without recourse) or enter into any agreement to do any of the foregoing, except:

(a) dispositions of inventory, or used, worn-out or surplus equipment or the settlement or discount of accounts receivable, all in the ordinary course of business;

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(b) the sale of equipment to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment, or the proceeds of such sale are applied with reasonable promptness to the purchase price of such replacement equipment;

(c) other dispositions of property in any fiscal year during the term of this Agreement whose net book value in the aggregate does not exceed 5% of the Borrowers’ and their Subsidiaries’ total consolidated assets as shown on the balance sheet for the most recent prior fiscal year;

(d) Liens, Investments, fundamental changes and Restricted Payments permitted by Sections 6.14, 6.12, 6.1 and 6.7, respectively;

(e) the Post-Consummation Transactions;

(f) the sale, exchange or other disposition of cash and cash equivalents in the ordinary course of business; and

(g) leases and subleases and licenses and sublicenses granted to third parties in the ordinary course of business and not interfering in any material respect with the business of Borrower and its Subsidiaries.

The Parent Guarantor will not permit any Liens to be placed upon the Equity Interests of any Borrower, except Liens in favor of the Agent and any Mezzanine Agent.

Section 6.3 Plans. The Loan Parties will not, and will not permit or allow any Subsidiary to (a) permit, any event to occur or condition to exist that would permit any Plan to terminate under any circumstances that would cause the Lien provided for in Section 4068 of ERISA to attach to any assets of any Loan Party or any Subsidiary; (b) permit, as of the most recent valuation date for any Plan subject to Title IV of ERISA, the present value (determined on the basis of reasonable assumptions employed by the independent actuary for such Plan and previously furnished in writing to the Lenders) of such Plan’s projected benefit obligations to exceed the fair market value of such Plan’s assets or (c) notwithstanding anything to the contrary, become a party to or otherwise subject to any Defined Benefit Plan.

Section 6.4 Change in Nature of Business. The Loan Parties will not, and will not permit any Subsidiary to, make any material change in the nature of the business of any Loan Party or any Subsidiary, as carried on at the Closing Date.

Section 6.5 Subsidiaries. After the date of this Agreement, the Loan Parties will not, and will not permit any Subsidiary to, form or acquire any corporation, limited liability company, or other entity that would thereby become a Subsidiary, except for corporations or limited liability companies formed or acquired by any Borrower or any Subsidiary thereof in connection with Permitted Acquisitions; provided that nothing in this Section shall prohibit the formation of a new Subsidiary by any Borrower or Subsidiary thereof so long as each Borrower and the Subsidiaries comply with the provisions of Section 5.12.

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Section 6.6 Negative Pledges; Subsidiary Restrictions. The Loan Parties will not, and will not permit any Subsidiary to, enter into any agreement, bond, note or other instrument with or for the benefit of any Person other than the Agents which would (i) prohibit any Loan Party or any Subsidiary from granting, or otherwise limit the ability of any Loan Party or any Subsidiary to grant, to the Agent any Lien on any assets or properties of any Loan Party or any Subsidiary, other than Permitted Negative Pledges, or (ii) require any Loan Party or Subsidiary to grant a Lien to any other Person if any Loan Party or any Subsidiary grants any Lien to the Agent. No Loan Party will, or permit any Subsidiary to, place or allow any restriction, directly or indirectly, on the ability of such Person to (a) pay dividends or any distributions on or with respect to such Person’s capital stock or (b) make loans or other cash payments to the Loan Parties, in each case except pursuant to the Loan Documents, any loan documents relating to the Subordinated Debt (Mezzanine) and the Subordinated Debt Agreements (Seller Note) as they exist on the Closing Date.

Section 6.7 Restricted Payments. The Loan Parties will not, and will not permit any Subsidiary to, make any Restricted Payments, except that (a) any Loan Party may pay dividends and distributions to any other Loan Party (b) the Loan Parties shall consummate the Post-Consummation Transactions and (c) the Borrower may pay Management Fees to the Parent Guarantor to the extent permitted by the Management Fee Subordination Agreement.

Section 6.8 Transactions with Affiliates. The Loan Parties will not, and will not permit any Subsidiary to, enter into any transaction with any of their respective Affiliates, except upon fair and reasonable terms no less favorable than any Loan Party or any Subsidiary would obtain in a comparable arm’s-length transaction with a Person not an Affiliate, in each case except for (a) the loan documents relating to any Subordinated Debt (Mezzanine) and the Subordinated Debt (Seller Note) and the notes evidencing the Subordinated Debt (Mezzanine) and any loan documents relating to the Subordinated Debt (Seller Note), (b) transactions between and among the Loan Parties to the extent not prohibited by this Agreement), (c) transactions evidenced by the Constituent Documents of the Borrowers as they exist on the Closing Date, (d) any documents related to the Acquisition Documents (Bloomia) and (e) the Management Agreement, including payments thereunder (to the extent permitted under Section 6.22 and the Management Fee Subordination Agreement).

Section 6.9 Accounting Changes. The Loan Parties will not, and will not permit any Subsidiary to, (a) make any significant change in accounting treatment or reporting practices, except as permitted by GAAP, or change its fiscal year, (b) amend, modify or change any of its Constituent Documents in any manner materially adverse in any respect to the rights or interests of the Lenders, (c) amend, modify or change (or give any notices or take any actions under) any of Acquisition Documents (Bloomia) or the Post Closing Transaction Documents in any way in a manner materially adverse in any respect to the rights or interests of the Lenders, (d) amend, modify or change any of the loan documents evidencing, or consent to or obtain any waiver or forbearance with respect to, the Subordinated Debt (Seller Note) or any Subordinated Debt (Mezzanine) in any manner prohibited by the Subordination Agreement (Seller Note) or any Subordination Agreement (Mezzanine), (e) amend, modify or change the Intercompany Note, except that the Intercompany Note shall be forgiven in its entirety pursuant to the Post-Consummation Transaction Documents or (f) amend, modify or change the Management Agreement in any manner prohibited by the Management Fee Subordination Agreement.

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Section 6.10 [Reserved].

Section 6.11 Subordinated Debt. The Loan Parties will not, and will not permit any Subsidiary to, (a) make any scheduled payment or the principal or interest on the Subordinated Debt that would be prohibited by the terms of such Subordinated Debt or any related subordination agreement; (b) directly or indirectly make any prepayment on or purchase, redeem or defease any Subordinated Debt or offer to do so prior to the due date thereof (whether such prepayment, purchase or redemption, or offer with respect thereto, is voluntary or mandatory) that would be prohibited by the terms of such Subordinated Debt or any related subordination agreement; (c) amend or cancel the subordination provisions applicable to any Subordinated Debt, except as permitted by the related subordination agreement; (d) take or omit to take any action if as a result of such action or omission the subordination of such Subordinated Debt, or any part thereof, to the Obligations might be terminated, impaired or adversely affected; (e) omit to give the Agent prompt notice of any notice received from any holder of Subordinated Debt, or any trustee therefor, or of any default under any agreement or instrument relating to any Subordinated Debt by reason whereof such Subordinated Debt might become or be declared to be due or payable; (f) violate or breach any of its obligations under any subordination agreement or subordination provisions relating to any Subordinated Debt or (g) amend, modify or change any agreement or document relating to any Subordinated Debt in any manner prohibited by any subordination agreement relating to such Subordinated Debt.

Section 6.12 Investments. The Loan Parties will not, and will not permit any Subsidiary to, acquire for value, make, have or hold any Investments, except:

(a) Investments by Bloomia Acquisition in Tulipa and other Investments existing on the date of this Agreement and disclosed on Schedule 6.12 hereto;

(b) Travel advances to management personnel and employees in the ordinary course of business;

(c) Investments in readily marketable direct obligations issued or guaranteed by the United States or any agency thereof and supported by the full faith and credit of the United States;

(d) Certificates of deposit or bankers’ acceptances issued by any commercial bank organized under the laws of the United States or any State thereof which has (i) combined capital and surplus of at least $100,000,000, and (ii) a credit rating with respect to its unsecured indebtedness from a nationally recognized rating service that is satisfactory to the Agent;

(e) Commercial paper given the highest rating by a nationally recognized rating service;

(f) Repurchase agreements relating to securities issued or guaranteed as to principal and interest by the United States of America with a term of not more than seven (7) days; provided all such agreements shall require physical delivery of the securities securing such repurchase agreement, except those delivered through the Federal Reserve Book Entry System;

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(g) Other readily marketable Investments in debt securities which are reasonably acceptable to the Required Lenders;

(h) Rate Protection Agreements or any foreign currency hedging arrangement, including any currency swap agreements, currency futures or option agreements and other similar contracts entered into with any Lender, or any Affiliate of any Lender that is the counterparty of any Borrower (“Foreign Currency Agreements”);

(i) Investments by a Borrower in the form of acquisitions of all or substantially all of the business or a line of business (whether by the acquisition of Equity Interests, assets or any combination thereof) of any other Person if (i) such acquisition has in any event been previously approved in writing by the Required Lenders after the date hereof and (ii) without limiting the generality of the preceding clause (i), the Borrowers shall have demonstrated on a pro forma compliance with Sections 6.17 and 6.18 for the four fiscal quarters following such acquisition and shall have complied with the provisions of Section 5.12 (collectively, “Permitted Acquisitions”);

(j) The establishment or creation of wholly-owned Foreign Subsidiaries or wholly-owned Domestic Subsidiaries after the Closing Date if the Borrowers and Subsidiaries have complied with the provisions of Section 5.12 in respect thereto and no Default or Event of Default exists or otherwise would arise or result therefrom, provided that contributions to capital of Foreign Subsidiaries after the Closing Date (excluding the reinvestment in any Foreign Subsidiary of any return of capital or dividends received from such Foreign Subsidiary) shall not exceed $100,000 in the aggregate during the term of this Agreement;

(k) Deposit accounts maintained with any Lender or, to the extent permitted under the Security Agreement, other financial institutions; and

(l) Any other Investment if the aggregate consideration therefor does not exceed $500,000.

Any Investments under clauses (c), (d), (e), (f) or (g) above must mature within one year of the acquisition thereof by any Loan Party or any Subsidiary.

Section 6.13 Indebtedness. The Loan Parties will not, and will not permit any Subsidiary to, incur, create, issue, assume or suffer to exist any Indebtedness, except:

(a) the Obligations;

(b) current liabilities, other than for borrowed money, incurred in the ordinary course of business;

(c) Indebtedness existing on the date of this Agreement and disclosed on Schedule 6.13 hereto, but not including any extension or refinancing thereof;

(d) Subordinated Debt (Seller Note), so long as the Subordination Agreement (Seller Note) remains in effect;

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(e) Guarantees of Indebtedness and other obligations otherwise permitted under this Section 6.13;

(f) Subordinated Debt (other than Subordinated Debt (Seller Note), so long as the Subordination Agreement or other subordination provisions applicable thereto remain in effect;

(g) Rate Protection Obligations and Obligations under Foreign Currency Agreements;

(h) Capitalized Lease Obligations and purchase money Indebtedness of the Borrowers and Subsidiaries in an aggregate amount not exceeding $750,000 as of any date of determination;

(i) Indebtedness which may be deemed to exist pursuant to any performance and completions guaranties, surety bonds, performance bonds, appeal bonds or similar obligations incurred in the ordinary course of business;

(j) Indebtedness owed to a Person providing property, casualty, liability or other insurance to a Borrower or Subsidiary, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year;

(k) Indebtedness pursuant to or in connection with a declaration of joint and several liability as referred to in section 2:403 of the Dutch Civil Code (and any residual liability under such declaration, as referred to in section 2:404 (2) of the Dutch Civil Code);

(l) The Intercompany Note;

(m) accrued and unpaid management fees under the Management Agreement, so long as the Management Fee Subordination Agreement remains in effect; and

(n) Indebtedness not otherwise permitted by this Section 6.13 in an aggregate amount not exceeding $500,000.

Section 6.14 Liens. The Loan Parties will not, and will not permit any Subsidiary to, create, incur, assume or suffer to exist any Lien, or enter into, or make any commitment to enter into, any arrangement for the acquisition of any property through conditional sale, lease‑purchase or other title retention agreements, with respect to any property now owned or hereafter acquired by any Loan Parties or any Subsidiary, except:

(a) Liens granted to the Agent and the Lenders under the Security Documents to secure the Obligations;

(b) Liens existing on the date of this Agreement and disclosed on Schedule 6.14 hereto;

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(c) Deposits or pledges to secure payment of workers’ compensation, unemployment insurance, old age pensions or other social security obligations, in the ordinary course of business of any Borrower or any Subsidiary;

(d) Liens for taxes, fees, assessments and governmental charges not delinquent or to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of Section 5.4;

(e) Statutory Liens of landlords or Liens of carriers, warehousemen, mechanics and materialmen, and other like Liens arising in the ordinary course of business, for sums not due or to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of Section 5.4;

(f) Liens incurred or deposits or pledges made or given in connection with, or to secure payment of, indemnity, performance or other similar bonds;

(g) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies (and any Liens created pursuant to the General Banking Conditions (Algemene Bankvoorwaarden) (as drawn up by the Netherlands Bankers' Association (Nederlandse Vereniging van Banken) and the Consumers Union) as to deposit accounts or other funds maintained with a creditor depository institution; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restriction against access by any Loan Party or any Subsidiary in excess of those set forth by regulations promulgated by the Board, and (ii) such deposit account is not intended by any Loan Party or any Subsidiary to provide collateral to the depository institution;

(h) Encumbrances in the nature of zoning restrictions, easements and rights or restrictions of record on the use of real property and landlord’s Liens under leases on the premises rented, which do not materially detract from the value of such property or impair the use thereof in the business of any Loan Party or any Subsidiary;

(i) The interest of any lessor under any Capitalized Lease entered into after the Closing Date or purchase money Liens on property acquired after the Closing Date; provided, that, (i) the Indebtedness secured thereby is otherwise permitted by this Agreement and (ii) such Liens are limited to the property acquired and do not secure Indebtedness other than the related Capitalized Lease Obligations or the purchase price of such property;

(j) Liens securing judgments for the payment of money (or appeal or other surety bonds relating to such judgments) not constituting an Event of Default;

(k) leases, subleases, licenses and sublicenses granted to others not interfering in any material respect with the business of any Borrower or any Subsidiary, and licenses and sublicenses to intellectual property rights, which, in the reasonable good faith determination of the Borrower, are no longer economical to maintain in light of their use or are no longer used in or material in the conduct of the business of any Borrower or any Subsidiary;

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(l) Liens exclusively on the proceeds of insurance in connection with the financing of insurance premiums; provided, that (i) the Indebtedness secured thereby is limited to the amount of insurance premiums that have been financed and (ii) such Liens are limited to the proceeds of insurance the premiums of which have been financed;

(m) Liens arising out of consignment or similar arrangements for the sale of goods entered into by the Borrowers or any Subsidiary of the Borrowers in the ordinary course of business; provided, that (i) the Indebtedness secured thereby is limited to the value of goods subject to the consignment or similar sale arrangements; and (ii) such Liens are limited to goods subject to the consignment or similar sale arrangements;

(n) Liens securing the Subordinated Debt (Seller Note) and any Subordinated Debt (Mezzanine), so long as the Subordination Agreement (Seller Note) and the Subordination Agreement (Mezzanine), as applicable, remains in effect; and

(o) Liens not otherwise permitted by this Section 6.14 securing obligations of any Borrower or any Subsidiary of such Borrower in an aggregate amount not exceeding $250,000.

Section 6.15 Deposit Accounts and Cash Management. Subject to Section 6 of the Security Agreement, (i) the Loan Parties will maintain all of their deposit accounts at Associated Bank, N.A, except (A) Excluded Payroll Accounts (as defined in the Security Agreement) and (B) general operating accounts maintained in non-U.S. jurisdictions by Foreign Subsidiaries in the ordinary course of business and that contain less than $500,000 in the aggregate at any time and (ii) the Domestic Loan Parties shall maintain Associated Bank, N.A. as its primary provider of treasury management services, including Cash Management Services.

Section 6.16 Reserved.

Section 6.17 Fixed Charge Coverage Ratio. The Borrowers will not permit the Fixed Charge Coverage Ratio to be less than 1.25 to 1.00 as of the last day of any fiscal quarter for the twelve consecutive fiscal months ending on such date commencing on March 31, 2024.

Section 6.18 Senior Cash Flow Leverage Ratio. Commencing on March 31, 2024, the Borrowers will not permit the Senior Cash Flow Leverage Ratio to be more than (a) 3.00 to 1.00 as of the last day of the fiscal quarters ending on or about March 31, 2024, June 30, 2024 and September 30, 2024, (b) 2.75 to 1.00 as of the last day of the fiscal quarters ending on or about December 31, 2024, March 31, 2025, June 30, 2025 and September 30, 2025, (c) 2.50 to 1.00 as of the last day of the fiscal quarters ending on or about December 31, 2025, March 31, 2026, June 30, 2026 and September 30, 2026, (d) 2.25 to 1.00 as of the last day of the fiscal quarters ending on or about December 31, 2026, March 31, 2027, June 30, 2027 and September 30, 2027 and (e) 2.00 to 1.00 as of the last day of the fiscal quarters ending on or about December 31, 2027 and the last day of each fiscal quarter ending thereafter.

Section 6.19 Loan Proceeds. The Loan Parties will not, and will not permit any Subsidiary to, use any part of the proceeds of any Loan directly or indirectly, and whether immediately, incidentally or ultimately, (a) to purchase or carry margin stock (as defined in Regulation U of the Board) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund Indebtedness originally incurred for such purpose or (b) for any purpose which entails a violation of, or which is inconsistent with, the provisions of Regulations U or X of the Board.

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Section 6.20 Sale and Leaseback Transactions. The Loan Parties will not, and will not permit any Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, and thereafter lease such property for the same or a substantially similar purpose or purposes as the property sold or transferred.

Section 6.21 Hedging Agreements. The Loan Parties will not, and will not permit any Subsidiary to, enter into any hedging arrangements, other than any Rate Protection Agreements.

Section 6.22 Management Agreements, Etc. The Loan Parties will not, and will not permit any Subsidiary to, (a) enter into any management agreements, consulting agreements, transition services agreements, non-competition agreements or back-office outsourcing agreements with any Affiliate of any Loan Party, except for the Management Agreement or (b) pay any management, consulting or similar fees to any Affiliate of any Loan Party or to any officer, director or employee of any Loan Party or of any Affiliate of any Loan Party, except that (i) the Loan Parties may pay reasonable and customary fees to any “outside” directors and (ii) the Loan Parties may pay Management Fees so long as such payment is permitted by the Management Fee Subordination Agreement.

Section 6.23 Other Agreements. The Loan Parties will not, and will not permit any Subsidiary to, enter into any agreement containing any provision which would be violated or breached in material respect by the performance of its obligations under this Agreement or under any other Transaction Document.

Section 6.24 Prepayment of Indebtedness and Operating Leases. The Loan Parties will not, and will not permit any Subsidiary to, prepay, redeem, purchase or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payments in violation of any subordination terms of, any Indebtedness or operating lease, except (a) the prepayment of the Loans in accordance with the terms of this Agreement, (b) the prepayment of the Subordinated Debt (which prepayments are governed by Section 6.11), and (c) current liabilities, other than for borrowed money, in the ordinary course of business.

Section 6.25 Dutch corporate income tax fiscal unity. The fiscal unity within the meaning of Article 15 of the Dutch Corporate Income Tax Act 1969 (Wet op de vennootschapsbelasting 1969) that is envisaged to be established between Tulipa and Target (Bloomia) following the Acquisition (Bloomia), shall not be extended with other fiscal unity members other than with the prior written consent of the Agent.

ARTICLE VII

EVENTS OF DEFAULT AND REMEDIES

Section 7.1 Events of Default. The occurrence of any one or more of the following events shall constitute an Event of Default:

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(a) Any Borrower shall fail to make when due, whether by acceleration or otherwise, any payment of principal of or interest on any Note, any Loan or any other Obligation required to be made to the Agent or any Lender pursuant to this Agreement and, in the case of any such failure to make any payment of interest or fees, such failure shall continue unremedied for three Business Days.

(b) Any representation or warranty made by or on behalf of any Loan Party or any Subsidiary in this Agreement or any other Loan Document or by or on behalf of any Loan Party or any Subsidiary in any certificate, statement, report or document herewith or hereafter furnished to any Lender or the Agent pursuant to this Agreement or any other Loan Document shall prove to have been false or misleading in any material respect on the date as of which the facts set forth are stated or certified.

(c) Any Loan Party shall fail to comply with Sections 5.1, 5.2, 5.3, 5.5, 5.11, 5.14 or 5.15 hereof or any Section of Article VI hereof.

(d) Any Loan Party shall fail to comply with any other agreement, covenant, condition, provision or term contained in this Agreement (other than those hereinabove set forth in this Section 7.1) and such failure to comply shall continue for 20 (twenty) calendar days after whichever of the following dates is the earliest: (i) the date any Borrower gives notice of such failure to the Lenders, (ii) the date any Borrower should have given notice of such failure to the Agent pursuant to Section 5.1, or (iii) the date the Agent or any Lender gives notice of such failure to such Borrower.

(e) Any Loan Party or any Subsidiary (or Parent Guarantor) shall become insolvent or shall generally not pay its debts as they mature or shall apply for, shall consent to, or shall acquiesce in the appointment of a custodian, trustee or receiver of any Loan Party or any Subsidiary (or Parent Guarantor) or for a substantial part of the property thereof or, in the absence of such application, consent or acquiescence, a custodian, trustee or receiver shall be appointed for such Loan Party or such Subsidiary (or Parent Guarantor) or for a substantial part of the property thereof and shall not be discharged within 45 (forty-five) days, or such Loan Party or such Subsidiary (or Parent Guarantor) shall make an assignment for the benefit of creditors.

(f) Any bankruptcy, reorganization, debt arrangement or other proceedings under any bankruptcy or insolvency law shall be instituted by or against any Loan Party or any Subsidiary (or Parent Guarantor), and, if instituted against such Loan Party or such Subsidiary (or Parent Guarantor), shall have been consented to or acquiesced in by such Loan Party or such Subsidiary (or Parent Guarantor), or shall remain undismissed for 60 (sixty) days, or an order for relief shall have been entered against such Loan Party or such Subsidiary (or Parent Guarantor).

(g) Any dissolution or liquidation proceeding not permitted by Section 6.1 shall be instituted by or against any Loan Party or any Subsidiary (or Parent Guarantor), and, if instituted against any Loan Party or such Subsidiary (or Parent Guarantor), shall be consented to or acquiesced in by any Loan Party or such Subsidiary (or Parent Guarantor) or shall remain for 45 (forty-five) days undismissed.

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(h) A judgment or judgments for the payment of money in excess of the sum of $500,000 in the aggregate shall be rendered against any Loan Party or any Subsidiary and either (i) the judgment creditor executes on such judgment or (ii) such judgment remains unpaid or undischarged for more than 60 (sixty) days from the date of entry thereof or such longer period during which execution of such judgment shall be stayed during an appeal from such judgment.

(i) The maturity of any material Indebtedness of any Loan Party (other than Indebtedness under this Agreement) or any Subsidiary shall be accelerated, or any Loan Party or Subsidiary shall fail to pay any such material Indebtedness when due (after the lapse of any applicable grace period) or, in the case of such Indebtedness payable on demand, when demanded (after the lapse of any applicable grace period), or any event shall occur or condition shall exist and shall continue for more than the period of grace, if any, applicable thereto and shall have the effect of causing, or permitting the holder of any such Indebtedness or any trustee or other Person acting on behalf of such holder to cause, such material Indebtedness to become due prior to its stated maturity or to realize upon any collateral given as security therefor. For purposes of this Section, Indebtedness of any Loan Party or any Subsidiary shall be deemed “material” if it exceeds $500,000 as to any item of Indebtedness or in the aggregate for all items of Indebtedness with respect to which any of the events described in this Section 7.1(i) has occurred.

(j) Any execution or attachment shall be issued whereby any substantial part of the property of any Loan Party or Subsidiary shall be taken or attempted to be taken and the same shall not have been vacated or stayed within 30 days after the issuance thereof.

(k) Any default or event of default (however denominated) or failure to perform shall occur under the Security Agreement and shall continue beyond any grace period applicable thereto.

(l) Any guarantor of the Obligations, repudiates or purports to revoke its, his or her guaranty, or any guaranty of the Obligations for any reason ceases to be in full force and effect or is judicially declared null and void.

(m) Any Security Document, at any time, ceases to be in full force and effect or is judicially declared null and void, or the validity or enforceability thereof is contested by any Loan Party, or the Agent ceases to have a valid and perfected security interest having the priority contemplated thereunder in all of the collateral described therein, other than by action or inaction of the Agent or the Lenders, if the aggregate value of the collateral affected by any of the foregoing exceeds $500,000.

(n) Any Change of Control shall occur.

(o) Any Loan Party or any Subsidiary shall fail to pay any amount payable in respect of any Rate Protection Agreement when the same becomes due and payable (whether by scheduled payment, termination or likewise), and such failure shall continue after the applicable grace period, if any, specified in such agreement.

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(p) Any nonmonetary judgment or order shall be rendered against any Loan Party or any Subsidiary that would reasonably be expected to result in a Material Adverse Occurrence and either (i) enforcement proceedings shall have been commenced by any person upon such judgment or order, or (ii) there shall be any period of 60 (sixty) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

(q) (i) A Prohibited Transaction or a Reportable Event occurs with respect to a Plan or a Multiemployer Plan that has resulted or could reasonably be expected to result in liability of any Loan Party or any Subsidiary under Title IV of ERISA in an aggregate amount in excess of the $500,000, or (ii) any Loan Party or, except as would not reasonably be expected to result in a Material Adverse Occurrence, any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $500,000.

(r) So long as Fresh Tulips as not been merged with and into Bloomia Acquisition in a merger permitted by Section 6.1, Bloomia Acquisition shall (i) hold any assets other than the Equity Interests of Tulipa and its other Subsidiaries, cash and cash equivalents and contractual rights incidental to maintenance and administration of its organizational or other entity existence and ownership of Equity Interests of Tulipa and its other Subsidiaries in the ordinary course of business or (ii) have any material liabilities other than (A) as to liabilities hereunder and under the Loan Documents and under the Subordinated Debt Agreements (Seller Note) and the loan documents relating to any Subordinated Debt (Mezzanine), (B) tax liabilities in the ordinary course of business and consistent with prior practices and (C) corporate or other entity, administrative and operating expenses in the ordinary course of business and consistent with prior practices.

Section 7.2 Remedies. If (a) any Event of Default described in Sections 7.1(e), (f) or (g) shall occur with respect to any Loan Party, the Commitments shall automatically terminate and the Notes and all other Obligations shall automatically become immediately due and payable, and the Borrowers shall without demand pay into the Holding Account an amount equal to the aggregate face amount of all outstanding Letters of Credit; or (b) any other Event of Default shall occur and be continuing, then, upon receipt by the Agent of a request in writing from the Required Lenders, the Agent shall take any of the following actions so requested: (i) declare the Commitments terminated, whereupon the Commitments shall terminate, (ii) declare the outstanding unpaid principal balance of the Notes, the accrued and unpaid interest thereon and all other Obligations to be forthwith due and payable, whereupon the Notes, all accrued and unpaid interest thereon and all such Obligations shall immediately become due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything in this Agreement or in the Notes to the contrary notwithstanding, and (iii) demand that the Borrowers pay into the Holding Account an amount equal to the aggregate face amount of all outstanding Letters of Credit. Upon the occurrence of any of the events described in clause (a) of the preceding sentence, or upon the occurrence of any of the events described in clause (b) of the preceding sentence when so requested by the Required Lenders, the Agent may exercise all rights and remedies under any of the Loan Documents, and enforce all rights and remedies under any applicable law.

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Section 7.3 Offset. In addition to the remedies set forth in Section 7.2, upon the occurrence of any Event of Default and thereafter while the same be continuing, the Loan Parties hereby irrevocably authorize each Lender to set off any Obligations owed to such Lender against all deposits, credits, deposit accounts and other accounts (collectively, “Deposits”) of any Loan Party with, and any and all claims of any Loan Party against, such Lender. Such right shall exist whether or not such Lender shall have made any demand hereunder or under any other Loan Document, whether or not the Obligations, or any part thereof, or Deposits is or are matured or unmatured, and regardless of the existence or adequacy of any collateral, guaranty or any other security, right or remedy available to such Lender or the Lenders. Each Lender agrees that, as promptly as is reasonably possible after the exercise of any such setoff or enforcement right, it shall notify the Borrowers of its exercise of such setoff or enforcement right; provided, however, that the failure of any Lender to provide such notice shall not affect the validity of the exercise of such setoff or enforcement rights. Nothing in this Agreement shall be deemed a waiver or prohibition of or restriction on any Lender to all rights of banker’s Lien, setoff and counterclaim available pursuant to law.

ARTICLE VIII

THE AGENT

The following provisions shall govern the relationship of the Agent with the Lenders.

Section 8.1 Appointment and Authorization. Each Lender appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such respective powers under the Loan Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto. Each Lender entering this Agreement after the Closing Date shall be bound by the Subordination Agreements without having to execute a joinder agreement to be bound thereby. Neither the Agent nor any of its directors, officers or employees shall be liable for any action taken or omitted to be taken by it under or in connection with the Loan Documents, except for its own gross negligence or willful misconduct. The Agent shall act as an independent contractor in performing its obligations as Agent hereunder. The duties of the Agent shall be mechanical and administrative in nature, and nothing herein contained shall be deemed to create any fiduciary relationship among or between the Agent, the Loan Parties, the Parent Guarantor or the Lenders.

Section 8.2 Note Holders. The Agent may treat the payee of any Note as the holder thereof until written notice of transfer shall have been filed with it, signed by such payee and in form satisfactory to the Agent.

Section 8.3 Consultation With Counsel. The Agent may consult with legal counsel selected by it and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel.

Section 8.4 Loan Documents. The Agent shall not be responsible to any Lender for any recitals, statements, representations or warranties in any Loan Document or be under a duty to examine or pass upon the validity, effectiveness, genuineness or value of any of the Loan Documents or any other instrument or document furnished pursuant thereto, and the Agent shall be entitled to assume that the same are valid, effective and genuine and what they purport to be.

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Section 8.5 Associated Bank and Affiliates. With respect to its Commitments and the Loans made by it, Associated Bank shall have the same rights and powers under the Loan Documents as any other Lender and may exercise the same as though it were not the Agent consistent with the terms thereof, and Associated Bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with any Loan Party or Parent Guarantor as if it were not the Agent.

Section 8.6 Action by Agent. Except as may otherwise be expressly stated in this Agreement, the Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights which may be vested in it by, or with respect to taking or refraining from taking any action or actions which it may be able to take under or in respect of, the Loan Documents. The Agent shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all holders of Notes; provided, however, that the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to the Loan Documents or applicable law. The Agent shall incur no liability under or in respect of any of the Loan Documents by acting upon any notice, consent, certificate, warranty or other paper or instrument believed by it to be genuine or authentic or to be signed by the proper party or parties and to be consistent with the terms of this Agreement.

Section 8.7 Credit Analysis. Each Lender has made, and shall continue to make, its own independent investigation or evaluation of the operations, business, property and condition, financial and otherwise, of the Loan Parties and Parent Guarantor in connection with entering into this Agreement and has made its own appraisal of the creditworthiness of any Loan Party or Parent Guarantor. Except as explicitly provided herein, the Agent has no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect to such operations, business, property, condition or creditworthiness, whether such information comes into its possession on or before the first Event of Default or at any time thereafter.

Section 8.8 Notices of Event of Default, Etc. In the event that the Agent shall have acquired actual knowledge of any Event of Default or Default, the Agent shall promptly give notice thereof to the Lenders. The Agent shall not be deemed to have knowledge or notice of any Default or Event of Default, except with respect to actual defaults in the payment of principal, interest and fees required to be paid to the Agent for the account of the Lenders, unless the Agent shall have received written notice from a Lender or the Borrowers referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “Notice of Default.”

Section 8.9 Indemnification. Each Lender agrees to indemnify the Agent, as Agent (to the extent not reimbursed by the Borrowers), ratably according to such Lender’s share of the aggregate Revolving Commitment Amounts and Term Loan Amounts from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on or incurred by the Agent in any way relating to or arising out of the Loan Documents or any action taken or omitted by the Agent under the Loan Documents, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent’s gross negligence or willful misconduct. No payment by any Lender under this Section shall relieve the Loan Parties of any of their obligations under this Agreement.

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Section 8.10 Payments and Collections. All funds received by the Agent in respect of any payments made by any Borrower on the Term Notes shall be distributed forthwith by the Agent among the Lenders, in like currency and funds as received, ratably according to each Lender’s Term Loan Percentage. All funds received by the Agent in respect of any payments made by any Borrower on the Revolving Notes, Revolving Commitment Fees or Letter of Credit Fees shall be distributed forthwith by the Agent among the Lenders, in like currency and funds as received, ratably according to each Lender’s Revolving Percentage. After any Event of Default has occurred, all funds received by the Agent, whether as payments by any Loan Party or as realization on collateral or on any guaranties, shall (except as may otherwise be required by law) be distributed by the Agent in the following order: (a) first to the Agent or any Lender that has incurred unreimbursed costs of collection with respect to any Obligations hereunder, ratably to the Agent and each Lender in the proportion that the costs incurred by the Agent or such Lender bear to the total of all such costs incurred by the Agent and all Lenders; (b) next to the Agent for the account of the Lenders (in accordance with their respective Total Percentages) for application on the Notes; (c) next to the Agent for the account of the Lenders (in accordance with their respective Revolving Percentages) for any unpaid Revolving Commitment Fees or Letter of Credit Fees owing by any Borrower hereunder; (d) next to the Agent for the account of the Lender or any relevant Affiliate of any Lender for any other unpaid Obligations; and (e) last to the Agent to be held in the Holding Account to cover any outstanding Letters of Credit.

Section 8.11 Sharing of Payments. If any Lender shall receive and retain any payment, voluntary or involuntary, whether by setoff, application of deposit balance or security, or otherwise, in respect of Indebtedness under this Agreement or the Notes in excess of such Lender’s share thereof as determined under this Agreement, then such Lender shall purchase from the other Lenders for cash and at face value and without recourse, such participation in the Notes held by such other Lenders as shall be necessary to cause such excess payment to be shared ratably as aforesaid with such other Lenders; provided, that if such excess payment or part thereof is thereafter recovered from such purchasing Lender, the related purchases from the other Lenders shall be rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest. Subject to the participation purchase obligation above, each Lender agrees to exercise any and all rights of setoff, counterclaim or banker’s lien first fully against any Notes and participations therein held by such Lender, next to any other Indebtedness of the Loan Parties to such Lender arising under or pursuant to this Agreement and to any participations held by such Lender in Indebtedness of the Loan Parties arising under or pursuant to this Agreement, and only then to any other Indebtedness of the Loan Parties to such Lender.

Section 8.12 Advice to Lenders. The Agent shall forward to the Lenders copies of all notices, financial reports and other communications received hereunder from the Loan Parties by it as Agent, excluding, however, notices, reports and communications which by the terms hereof are to be furnished by the Loan Parties directly to each Lender.

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Section 8.13 Resignation. If at any time Associated Bank shall deem it advisable, in its sole discretion, it may submit to each of the Lenders and the Borrowers a written notification of its resignation as Agent under this Agreement, such resignation to be effective upon the appointment of a successor Agent, but in no event later than 30 days from the date of such notice. Upon submission of such notice, the Required Lenders may appoint a successor Agent, subject to, so long as no Event of Default is then in existence, the Borrowers’ consent (which will not unreasonably be withheld or delayed). If no successor Agent has been appointed pursuant to the foregoing provisions within 30 days after the date such notice of resignation was given by the resigning Agent, the Required Lenders shall thereafter perform all the duties of the Agent hereunder until such time, if any, as the Required Lenders appoint a successor Agent as provided above.

Section 8.14 Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder that may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(c) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

Section 8.15 Parallel Debt (Covenant to pay the Agent).

(a) Each of the Loan Parties and Parent Guarantor hereby irrevocably and unconditionally undertakes to pay to the Agent as creditor in its own right and not as a representative of the other Lenders in relation to each amount owing from time to time by that Loan Party or Parent Guarantor to any Lender under any Loan Document (each an “Underlying Obligation”) an amount equal to such Underlying Obligation as and when such Underlying Obligation is due for payment under the relevant Loan Document (each such payment undertaking of a Loan Party in relation to a Lender, a “Parallel Debt Undertaking”, and all Parallel Debt Undertakings of each Loan Party taken together, its “Parallel Debt”).

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(b) Each of the Loan Parties, the Parent Guarantor and the Agent acknowledge that the obligations of each Loan Party and Parent Guarantor under any Parallel Debt Undertaking are several and are separate and independent from, and shall not in any way limit or affect, the Underlying Obligation of that Loan Party and Parent Guarantor to the relevant Lender under the relevant Loan Document nor shall the amounts for which each Loan Party or Parent Guarantor is liable under any Parallel Debt Undertaking be limited or affected in any way by its Underlying Obligation provided that:

(i) the Agent shall not demand payment with regard to a Parallel Debt Undertaking of a Loan Party or Parent Guarantor to the extent that the relevant Underlying Obligation has been irrevocably paid or (in the case of guarantee obligations) discharged;

(ii) a Lender shall not demand payment with regard to an Underlying Obligation to the extent that the relevant Parallel Debt Undertaking has been irrevocably paid or (in the case of guarantee obligations) discharged;

(iii) each Parallel Debt Undertaking shall cover, in an anticipatory manner as to its scope, any future changes in the relevant Underlying Obligation, in particular any such changes resulting from any future increase of any loan or note facility, any future extension of the agreed maturity thereof or any future change of the interest rate charged thereunder;

(iv) each Parallel Debt Undertaking shall be due and payable (Y) in the same currency or currencies as the relevant Underlying Obligation and (Z) at the same time when the relevant Underlying Obligation is due and payable; and

(v) each Parallel Debt Undertaking shall remain effective notwithstanding any transfer or assumption of the corresponding Underlying Obligation in whole or in part to or by any third party, irrespective of whether any such transfer or assumption is effected by way of assignment or assignment and transfer by way of assumption of contract or otherwise.

(c) The Agent acts in its own name and not as a trustee, and its claims in respect of the Parallel Debt shall not be held on trust. The Foreign Collateral granted under the Foreign Security Documents to the Agent to secure the Parallel Debt Undertakings is granted to the Agent in its capacity as creditor of each Parallel Debt Undertaking and shall not be held on trust.

(d) All monies received or recovered by the Agent pursuant to this Section 8.15, and all amounts received or recovered by the Agent from or by the enforcement of any Foreign Collateral under the Foreign Security Documents granted to secure any Parallel Debt Undertaking, shall be applied in accordance with this Agreement.

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(e) Without limiting or affecting the Agent’s rights against the Loan Parties and Parent Guarantor (whether under this Section 8.15 or under any other provision of the Loan Documents), each Loan Party and Parent Guarantor acknowledges that:

(i) nothing in this Section 8.15 shall impose any obligation on the Agent to advance any sum to any Loan Party or Parent Guarantor or otherwise under any Loan Document, except in its capacity as a lender; and

(ii) for the purpose of any vote taken under any Loan Document, the Agent shall not be regarded as having any participation or commitment other than those which it has in its capacity as a lender.

(f) For purposes of any Security Document governed by Dutch law, any resignation by the Agent is not effective with respect to its rights under the Parallel Debts until all rights and obligations under the Parallel Debts have been assigned to and assumed by the successor agent appointed in accordance with this Agreement.

(g) The Agent will reasonably cooperate in transferring its rights and obligations under the Parallel Debts to a successor agent in accordance with this Agreement and will reasonably cooperate in transferring all rights and obligations under any Security Document to such successor agent. All parties to this Agreement hereby, in advance, irrevocably grant their cooperation (medewerking) to such transfers of rights and obligations by the Agent to a successor agent in accordance this Agreement.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Modifications. Notwithstanding any provisions to the contrary herein, any term of this Agreement may be amended with the written consent of the Borrowers; provided, that no amendment, modification or waiver of any provision of this Agreement or any other Loan Document or consent to any departure therefrom by any Loan Party or Parent Guarantor or other party thereto shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such amendment, modification, waiver or consent shall be effective only in the specific instance and for the purpose for which given. (The Agent may enter into amendments or modifications of, and grant consents and waivers to departure from the provisions of, those Loan Documents to which the Lenders are not signatories without the Lenders joining therein, provided the Agent has first obtained the separate prior written consent to such amendment, modification, consent or waiver from the Required Lenders.) Notwithstanding the forgoing, no such amendment, modification, waiver or consent shall:

(a) Reduce the rate or extend the time of payment of interest thereon, or reduce the amount of the principal thereof, or modify any of the provisions of any Note with respect to the payment or repayment thereof, without the consent of the holder of each Note so affected; or

(b) Increase the amount or extend the time of any Commitment of any Lender, without the consent of all of the Lenders; or

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(c) Reduce the rate or extend the time of payment of any fee payable to a Lender, without the consent of the Lender affected; or

(d) Except as may otherwise be expressly provided in any of the other Loan Documents, release any material portion of collateral securing, or any guaranties for, all or any part of the Obligations without the consent of all the Lenders; or

(e) Amend the definition of Required Lenders or otherwise reduce the percentage of the Lenders required to approve or effectuate any such amendment, modification, waiver, or consent, without the consent of all the Lenders; or

(f) Amend any of the foregoing Subsections (a) through (e) of this Section or this Subsection (f) without the consent of all the Lenders; or

(g) Amend any provision of this Agreement relating to the Agent in its capacity as Agent without the consent of the Agent; or

(h) Amend any provision of this Agreement relating to the issuance of Letters of Credit without the consent of all of the Lenders and the Agent; or

(i) Amend Exhibit A without the consent of all of the Lenders.

Section 9.2 Expenses. Whether or not the transactions contemplated hereby are consummated, the Borrowers agree to reimburse the Agent upon demand for all reasonable out-of-pocket expenses paid or incurred by the Agent (including filing and recording costs and reasonable fees and expenses of Dorsey & Whitney LLP, counsel to the Agent) in connection with the negotiation, preparation, approval, review, execution, delivery, administration, amendment, modification and interpretation of this Agreement and the other Loan Documents and any commitment letters relating thereto. The Borrowers shall also reimburse the Agent and each Lender upon demand for all reasonable out‑of‑pocket expenses (including reasonable expenses of legal counsel) paid or incurred by the Agent or any Lender in connection with the collection and enforcement of this Agreement and any other Loan Document. The obligations of the Borrowers under this Section shall survive any termination of this Agreement.

Section 9.3 Waivers, etc. No failure on the part of the Agent or the holder of a Note to exercise and no delay in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The remedies herein and in the other Loan Documents provided are cumulative and not exclusive of any remedies provided by law.

Section 9.4 Notices. Except when telephonic notice is expressly authorized by this Agreement, any notice or other communication to any party in connection with this Agreement shall be in writing and shall be sent by manual delivery, facsimile transmission, electronic mail transmission, overnight courier or United States mail (postage prepaid) addressed to such party at the address specified on the signature page hereof, or at such other address as such party shall have specified to the other party hereto in writing. All periods of notice shall be measured from the date of delivery thereof if manually delivered, from the date of sending thereof if sent by facsimile transmission, from the first Business Day after the date of sending if sent by overnight courier, from four days after the date of mailing if mailed or, in the case of electronic mail, from the date upon which the sender receives an acknowledgment from the intended recipients (such as by the “return receipt requested” function, as available, return electronic mail or other similar written acknowledgement); provided that, if such electronic mail is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been received at the opening of business on the next Business Day for the recipient; provided, however, that any notice to the Agent or any Lender under Article II hereof shall be deemed to have been given only when received by the Agent or such Lender.

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Section 9.5 [Reserved].

Section 9.6 Successors and Assigns; Participations; Purchasing Lenders.

(a) This Agreement shall be binding upon and inure to the benefit of the Loan Parties, the Parent Guarantor, the Agent, the Lenders, all future holders of the Notes, and their respective successors and assigns, except that no Loan Party or Parent Guarantor may assign or transfer any of their rights or obligations under this Agreement without the prior written consent of each Lender.

(b) Any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time sell to one or more lenders (“Participants”) participating interests in a minimum amount of $1,000,000 in any Revolving Loan or any Term Loan or other Obligation owing to such Lender, any Revolving Note or any Term Note held by such Lender, and any Revolving Commitment of such Lender, or any other interest of such Lender hereunder. In the event of any such sale by any Lender of participating interests to a Participant, (i) such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible for the performance thereof, (iii) such Lender shall remain the holder of any such Revolving Note or any such Term Note for all purposes under this Agreement, (iv) each Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (v) the agreement pursuant to which such Participant acquires its participating interest herein shall provide that such Lender shall retain the sole right and responsibility to enforce the Obligations, including, without limitation the right to consent or agree to any amendment, modification, consent or waiver with respect to this Agreement or any other Loan Document, provided that such agreement may provide that such Lender will not consent or agree to any such amendment, modification, consent or waiver with respect to the matters set forth in Sections 9.1(a) through (e) without the prior consent of such Participant. Each Loan Party agrees that if amounts outstanding under this Agreement, the Revolving Notes, the Term Notes and the Loan Documents are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have, to the extent permitted by applicable law, the right of setoff in respect of its participating interest in amounts owing under this Agreement and any Revolving Note, any Term Note or other Loan Document to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement or any Revolving Note, any Term Note or other Loan Document; provided, that such right of setoff shall be subject to the obligation of such Participant to share with the Lenders, and the Lenders agree to share with such Participant, as provided in Section 8.11. Each Loan Party also agrees that each Participant shall be entitled to the benefits of Sections 2.18, 2.19 and 9.2 with respect to its participation in the Revolving Commitments, Revolving Loans and Term Loans; provided, that no Participant shall be entitled to receive any greater amount pursuant to such Sections than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

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(c) Each Lender may, from time to time, with the consent of the Agent and the Borrowers (which consents shall not be unreasonably withheld or delayed and, if any Event of Default is continuing, such consent of the Borrowers shall not be required), assign to other lenders (“Assignees”) all or part of their rights or obligations hereunder or under any Loan Document in a minimum amount of $1,000,000 evidenced by any Revolving Note then held by that Lender, together with equivalent proportions of its Revolving Commitment and any Term Note then held by that Lender pursuant to written agreements executed by such assigning Lender, such Assignee(s), the Borrowers and the Agent in a form reasonably prescribed by the Agent, which agreements shall specify in each instance the portion of the Obligations evidenced by the Revolving Notes and Term Notes which is to be assigned to each Assignee and the portion of the Revolving Commitment or Term Loans of such Lender to be assumed by each Assignee (each, an “Assignment Agreement”). Upon the execution of each Assignment Agreement by the assigning Lender, the relevant Assignee, the Borrowers and the Agent, payment to the assigning Lender by such Assignee of the purchase price for the portion of the Obligations being acquired by it, (x) such Assignee lender shall thereupon become a “Lender” for all purposes of this Agreement with a pro rata share of the Revolving Commitment in the amount set forth in such Assignment Agreement and with all the rights, powers and obligations afforded a Lender under this Agreement, (y) such assigning Lender shall have no further liability for funding the portion of its Commitment assumed by such Assignee and (z) the address for notices to such Assignee shall be as specified in the Assignment Agreement executed by it. Concurrently with the execution and delivery of each Assignment Agreement, the assigning Lender shall surrender to the Agent the Revolving Note and Term Note a portion of which is being assigned, and the Borrowers shall execute and deliver a Revolving Note and Term Note to the Assignee in the amount of its Revolving Commitment and a new Revolving Note and Term Note to the assigning Lender in the amount of its Revolving Commitment, after giving effect to the reduction occasioned by such assignment, all such Notes to constitute “Revolving Notes” and “Term Notes” for all purposes of this Agreement and of the other Loan Documents.

(d) The Borrowers shall not be liable for any costs incurred by the Lenders in effecting any participation under subparagraph (b) of this subsection or by the Lenders in effecting any assignment under subparagraph (c) of this subsection.

(e) Each Lender may disclose to any Assignee or Participant and to any prospective Assignee or Participant any and all financial information in such Lender’s possession concerning the Loan Parties or any of their Subsidiaries or Parent Guarantor which has been delivered to such Lender by or on behalf of the Loan Parties or any of their Subsidiaries or Parent Guarantor pursuant to this Agreement or which has been delivered to such Lender by or on behalf of any Loan Party or their Subsidiaries or Parent Guarantor in connection with such Lender’s credit evaluation of the Loan Parties or the Subsidiaries or Parent Guarantor prior to entering into this Agreement, provided that prior to disclosing such information, such Lender shall first obtain the agreement of such prospective Assignee or Participant to comply with the provisions of Section 9.7.

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(f) Notwithstanding any other provision in this Agreement, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement and any note held by it in favor of any Federal Reserve Bank in accordance with Regulation A of the Board or U.S. Treasury Regulation 31 C.F.R. § 203.14, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

Section 9.7 Confidentiality of Information. The Agent and each Lender shall use reasonable efforts to assure that information about each Loan Party and its operations, affairs and financial condition, not generally disclosed to the public or to trade and other creditors, that is furnished to the Agent or such Lender pursuant to the provisions hereof is used only for the purposes of this Agreement and any other relationship between such Lender and such Loan Party and shall not be divulged to any Person other than the Lender, their Affiliates and their respective officers, directors, employees and agents, except: (a) to their attorneys and accountants; (b) in connection with the enforcement of the rights of the Agent and the Lenders hereunder and under the Loan Documents or otherwise in connection with applicable litigation; (c) in connection with assignments and participations and the solicitation of prospective assignees and participants referred to in the immediately preceding Section; (d) if such information is generally available to the public other than as a result of disclosure by the Agent or any Lender; (e) to any direct or indirect contractual counterparty in any hedging arrangement or such contractual counterparty’s professional advisor; (f) to any nationally recognized rating agency that requires information about any Lender’s investment portfolio in connection with ratings issued with respect to such Lender; and (g) as may otherwise be required or requested by any regulatory authority having jurisdiction over the Agent or any Lender or by any applicable law, rule, regulation or judicial process, the opinion of any Lender’s counsel concerning the making of such disclosure to be binding on the parties hereto. No Lender shall incur any liability to any Loan Party or Parent Guarantor by reason of any disclosure permitted by this Section.

Section 9.8 Governing Law and Construction. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF MINNESOTA (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF). Whenever possible, each provision of this Agreement and the other Loan Documents and any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto shall be interpreted in such manner as to be effective and valid under such applicable law, but, if any provision of this Agreement, the other Loan Documents or any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto shall be held to be prohibited or invalid under such applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, the other Loan Documents or any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto.

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Section 9.9 Jurisdiction and Venue.

(a) SUBMISSION TO JURISDICTION. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF MINNESOTA SITTING IN HENNEPIN COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE DISTRICT OF MINNESOTA, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN), OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH MINNESOTA STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY OF ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(b) Waiver of Venue. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (a) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

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(c) Service of Process(a). EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 9.4. FURTHER, TO THE EXTENT PERMITTED BY LAW, EACH LOAN PARTY AND PARENT GUARANTOR HEREBY IRREVOCABLY APPOINTS TULP 24.1, LLC (IN SUCH CAPACITY, THE “PROCESS AGENT”), WITH AN OFFICE ON THE DATE HEREOF AT C/O LENDWAY, INC., 5000 WEST 36th STREET, SUITE 220, MINNEAPOLIS, MN 55416 AS ITS AGENT TO RECEIVE ON BEHALF OF EACH LOAN PARTY AND PARENT GUARANTOR SERVICE OF THE SUMMONS AND COMPLAINT AND ANY OTHER PROCESS WHICH MAY BE SERVED IN ANY ACTION OR PROCEEDING. SUCH SERVICE MAY BE MADE BY MAILING OR DELIVERING A COPY OF SUCH PROCESS TO EACH LOAN PARTY AND PARENT GUARANTOR, IN CARE OF THE PROCESS AGENT AT THE ADDRESS SPECIFIED ABOVE FOR SUCH PROCESS AGENT, AND SUCH LOAN PARTY AND PARENT GUARANTOR HEREBY IRREVOCABLY AUTHORIZES AND DIRECTS THE PROCESS AGENT TO ACCEPT SUCH SERVICE ON ITS BEHALF. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 9.10 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION..

Section 9.11 Survival of Agreement. All representations, warranties, covenants and agreement made by any Loan Party or Parent Guarantor herein or in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be deemed to have been relied upon by the Lenders and shall survive the making of the Loans by the Lenders and the execution and delivery to the Lenders by each Borrower of the Notes, regardless of any investigation made by or on behalf of the Lenders, and shall continue in full force and effect as long as any Obligation is outstanding and unpaid and so long as the Commitments have not been terminated; provided, however, that the obligations of the Borrowers under Sections 9.2, 9.5, 9.12 and 9.21 shall survive payment in full of the Obligations and the termination of the Commitments.

Section 9.12 Indemnification. Each Borrower hereby agrees to defend, protect, indemnify and hold harmless the Agent and the Lenders and their respective Affiliates and the directors, officers, employees, attorneys and agents of the Agent and the Lenders and their respective Affiliates (each of the foregoing being an “Indemnitee” and all of the foregoing being collectively the “Indemnitees”) from and against any and all claims, actions, damages, liabilities, judgments, costs and expenses (including all reasonable fees and disbursements of counsel which may be incurred in the investigation or defense of any matter) imposed upon, incurred by or asserted against any Indemnitee, whether direct, indirect or consequential and whether based on any federal, state, local or foreign laws or regulations (including securities laws, environmental laws, commercial laws and regulations), under common law or on equitable cause, or on contract or otherwise:

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(a) by reason of, relating to or in connection with the execution, delivery, performance or enforcement of any Loan Document, any commitments relating thereto, or any transaction contemplated by any Loan Document; or

(b) by reason of, relating to or in connection with any credit extended or used under the Loan Documents or any act done or omitted by any Person, or the exercise of any rights or remedies thereunder, including the acquisition of any collateral by the Lenders by way of foreclosure of the Lien thereon, deed or bill of sale in lieu of such foreclosure or otherwise;

provided, however, that no Borrower shall be liable to any Indemnitee for any portion of such claims, damages, liabilities and expenses resulting from such Indemnitee’s gross negligence or willful misconduct. In the event this indemnity is unenforceable as a matter of law as to a particular matter or consequence referred to herein, it shall be enforceable to the full extent permitted by law.

This indemnification applies, without limitation, to any act, omission, event or circumstance existing or occurring on or prior to the later of the Termination Date or the date of payment in full of the Obligations, including specifically Obligations arising under clause (b) of this Section. The indemnification provisions set forth above shall be in addition to any liability any Borrower may otherwise have.

To the fullest extent permitted by applicable law, the Loan Parties and Parent Guarantor shall not assert, and the Loan Parties and Parent Guarantor hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.

Without prejudice to the survival of any other obligation of any Loan Party or Parent Guarantor hereunder, the agreements of any Loan Party and Parent Guarantor contained in this Section shall survive the payment in full of the other Obligations and the termination of the Commitments.

Section 9.13 Captions. The captions or headings herein and any table of contents hereto are for convenience only and in no way define, limit or describe the scope or intent of any provision of this Agreement.

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Section 9.14 Entire Agreement. This Agreement and the other Loan Documents embody the entire agreement and understanding between the Loan Parties, the Parent Guarantor, the Agent and the Lenders with respect to the subject matter hereof and thereof. This Agreement supersedes all prior agreements and understandings relating to the subject matter hereof. Nothing contained in this Agreement or in any other Loan Document, expressed or implied, is intended to confer upon any Persons other than the parties hereto any rights, remedies, obligations or liabilities hereunder or thereunder.

Section 9.15 Counterparts; Integration; Effectiveness; Electronic Execution.

(a) This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Article III, this Agreement shall become effective when it has been executed by the Agent and when the Agent has received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement or any other Loan Document by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement or such other Loan Document.

(b) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including E-SIGN, or any other similar state laws based on UETA.

(c) Document Imaging; Telecopy and PDF Signatures; Electronic Signatures. Without notice to or consent of the Borrowers, the Agent may create electronic images of any Loan Documents and destroy paper originals of any such imaged documents. Such images have the same legal force and effect as the paper originals and are enforceable against the Borrowers and any other parties thereto. The Agent may convert any Loan Document into a “transferrable record” as such term is defined under, and to the extent permitted by, UETA, with the image of such instrument in the Agent’s possession constituting an “authoritative copy” under UETA. If the Agent agrees, in its sole discretion, to accept delivery by telecopy or PDF of an executed counterpart of a signature page of any Loan Document or other document required to be delivered under the Loan Documents, such delivery will be valid and effective as delivery of an original manually executed counterpart of such document for all purposes. If the Agent agrees, in its sole discretion, to accept any electronic signatures of any Loan Document or other document required to be delivered under the Loan Documents, the words “execution,” “signed,” and “signature,” and words of like import, in or referring to any document so signed will deemed to include electronic signatures and/or the keeping of records in electronic form, which will be of the same legal effect, validity and enforceability as a manually executed signature and/or the use of a paper-based recordkeeping system, to the extent and as provided for in any applicable law, including UETA, E-SIGN, or any other state laws based on, or similar in effect to, such acts. The Agent may rely on any such electronic signatures without further inquiry

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Section 9.16 Loan Party Acknowledgements. Each Loan Party and Parent Guarantor hereby acknowledges that (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents, (b) neither the Agent nor any Lender has any fiduciary relationship to any Loan Party or Parent Guarantor, the relationship being solely that of debtor and creditor, (c) no joint venture exists between any Loan Party or Parent Guarantor and the Agent or any Lender, and (d) neither the Agent nor any Lender undertakes any responsibility to any Loan Party or Parent Guarantor to review or inform any Loan Party or Parent Guarantor of any matter in connection with any phase of the business or operations of any Loan Party or Parent Guarantor and any Loan Party and Parent Guarantor shall rely entirely upon its own judgment with respect to its business, and any review, inspection or supervision of, or information supplied to, any Loan Party or Paring Guarantor by the Agent or any Lender is for the protection of the Lenders and no Loan Party nor Parent Guarantor nor any third party is entitled to rely thereon.

Section 9.17 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 9.18 Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid an Event of Default or Default if such action is taken or condition exists.

Section 9.19 Payments Set Aside. To the extent that any payment by or on behalf of any Loan Party or Parent Guarantor is made to the Agent or any Lender, or the Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any bankruptcy or insolvency law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Loan Parties, the Parent Guarantor and the Lenders under this Section shall survive the payment in full of the Obligations and the termination of the Commitments.

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Section 9.20 USA PATRIOT Act. Each Lender and the Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties and Guarantor that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Loan Parties and Parent Guarantor, which information includes the name and address of the Loan Parties and Parent Guarantor and other information that will allow the Lender or the Agent, as applicable, to identify the Loan Parties and Parent Guarantor in accordance with the PATRIOT Act. The Loan Parties and Parent Guarantor shall, promptly following a request by the Agent or any Lender, provide all documentation and other information that the Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” an anti-money laundering rules and regulations, including the PATRIOT Act.

Section 9.21 Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from any Loan Party or Parent Guarantor hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they can effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase the specified currency with such other currency at the Agent’s offices on the Business Day preceding that on which final, non-appealable judgment is given. The obligations of any Loan Party or Parent Guarantor in respect of any sum due to any Lender or the Agent hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or the Agent (as the case may be) can in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Lender or the Agent, as the case may be, in the specified currency, each Loan Party and Parent Guarantor agrees, to the fullest extent that it can effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Lender or the Agent, as the case may be, in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 8.11, such Lender or the Agent, as the case may be, agrees to remit such excess to the Borrowers.

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Section 9.22 Erroneous Payment.

(a) If the Agent (x) notifies a Lender or any Person who has received funds on behalf of a Lender (any such Lender or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Agent) received by such Payment Recipient from the Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof) (provided, that, without limiting any other rights or remedies (whether at law or in equity), the Agent may not make any such demand under this clause (a) with respect to an Erroneous Payment unless such demand is made within 5 Business Days of the date of receipt of such Erroneous Payment by the applicable Payment Recipient), such Erroneous Payment shall at all times remain the property of the Agent pending its return or repayment as contemplated below in this Section 9.24 and held in trust for the benefit of the Agent, and such Lender shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter (or such later date as the Agent may, in its sole discretion, specify in writing), return to the Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting immediately preceding clause (a), each Lender or any Person who has received funds on behalf of a Lender(and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates), or (z) that such Lender or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(i) it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

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(ii) such Lender shall use commercially reasonable efforts to (and shall use commercially reasonable efforts to cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Agent pursuant to this Section 9.24(b).

For the avoidance of doubt, the failure to deliver a notice to the Agent pursuant to this Section 9.24(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 9.24(a) or on whether or not an Erroneous Payment has been made.

(c) Each Lender hereby authorizes the Agent to set off, net and apply any and all amounts at any time owing to such Lender under any Loan Document, or otherwise payable or distributable by the Agent to such Lender under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Agent has demanded to be returned under immediately preceding clause (a).

(d) The parties hereto agree that (x) irrespective of whether the Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender, to the rights and interests of such Lender, as the case may be) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrowers; provided that this Section 9.24 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrowers relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Agent from, or on behalf of (including through the exercise of remedies under any Loan Document), the Borrowers for the purpose of a payment on the Obligations.

(e) To the extent permitted by Applicable Law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.

Each party’s obligations, agreements and waivers under this Section 9.24 shall survive the resignation or replacement of the Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

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Section 9.23 Dutch Loan Party. If any Loan Party organized under the laws of the Netherlands, is represented by an attorney in connection with the signing and/or execution of this Agreement and other Loan Documents (including by way of accession to this Agreement or any other agreement, deed or document referred to in or made pursuant to this Agreement and the other Loan Documents), it is hereby expressly acknowledged and accepted by the other parties to this Agreement that the existence and extent of the attorney’s authority and the effects of the attorney’s exercise or purported exercise of his or her authority shall be governed by the laws of the Netherlands.

ARTICLE X

GUARANTIES

Section 10.1 The Guaranties. To induce the Lenders to provide the credits described herein and in consideration of benefits expected to accrue to the Borrowers by reason of the Commitments and for other good and valuable consideration, receipt of which is hereby acknowledged, each Guarantor party hereto (including any Person executing an Additional Guarantor Supplement in the form attached hereto as Exhibit H or such other form acceptable to the Agent) and the Borrowers (as to the Obligations of each other Borrower and Loan Party) hereby unconditionally and irrevocably guarantees jointly and severally to the Agent, the Lenders and their Affiliates, the due and punctual payment of all present and future Obligations, including, but not limited to, the due and punctual payment of principal of and interest on the Loans, and the due and punctual payment of all other Obligations now or hereafter owed by the Borrowers under the Loan Documents and the due and punctual payment of all Rate Protection Obligations and obligations with respect to Cash Management Services, in each case as and when the same shall become due and payable, whether at stated maturity, by acceleration, or otherwise, according to the terms hereof and thereof (including all interest, costs, fees, and charges after the entry of an order for relief against the Borrowers or such other obligor in a case under the United States Bankruptcy Code or any similar proceeding, whether or not such interest, costs, fees and charges would be an allowed claim against the Borrowers or any such obligor in any such proceeding); provided, however, that, with respect to any Guarantor, the Rate Protection Obligations guaranteed by such Guarantor shall exclude all Excluded Swap Obligations. In case of failure by the Borrowers or other obligor punctually to pay any Obligations, each Guarantor hereby unconditionally agrees to make such payment or to cause such payment to be made punctually as and when the same shall become due and payable, whether at stated maturity, by acceleration, or otherwise, and as if such payment were made by any Borrower or such obligor.

Section 10.2 Guarantee Unconditional. The obligations of each Guarantor under this Section 11 shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged, or otherwise affected by:

(a) any extension, renewal, settlement, compromise, waiver, or release in respect of any obligation of any Loan Party or other obligor or of any other guarantor under this Agreement or any other Loan Document or by operation of law or otherwise;

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(b) any modification or amendment of or supplement to this Agreement or any other Loan Document or any agreement relating to Rate Protection Obligations or Cash Management Services;

(c) any change in the corporate existence, structure, or ownership of, or any insolvency, bankruptcy, reorganization, or other similar proceeding affecting, any Loan Party or other obligor, any other guarantor, or any of their respective assets, or any resulting release or discharge of any obligation of any Loan Party or other obligor or of any other guarantor contained in any Loan Document;

(d) the existence of any claim, set‑off, or other rights which any Loan Party or other obligor or any other guarantor may have at any time against the Agent, any Lender, or any other Person, whether or not arising in connection herewith;

(e) any failure to assert, or any assertion of, any claim or demand or any exercise of, or failure to exercise, any rights or remedies against any Loan Party or other obligor, any other guarantor, or any other Person or Property;

(f) any application of any sums by whomsoever paid or howsoever realized to any obligation of any Loan Party or other obligor, regardless of what obligations of any Loan Party or other obligor remain unpaid;

(g) any invalidity or unenforceability relating to or against any Loan Party or other obligor or any other guarantor for any reason of this Agreement or of any other Loan Document or any agreement relating to Rate Protection Obligations or Cash Management Services or any provision of applicable law or regulation purporting to prohibit the payment by any Loan Party or other obligor or any other guarantor of the principal of or interest on any Loan or any other amount payable under the Loan Documents or any agreement relating to Rate Protection Obligations or Cash Management Services; or

(h) any other act or omission to act or delay of any kind by the Agent, any Lender, or any other Person or any other circumstance whatsoever that might, but for the provisions of this subsection, constitute a legal or equitable discharge of the obligations of the Borrowers or any Guarantor under this Article X.

Section 10.3 Discharge Only upon Payment in Full; Reinstatement in Certain Circumstances. The Borrowers’ and each Guarantor’s obligations under this Article 10 shall remain in full force and effect until the Commitments are terminated, all Letters of Credit have expired, and the principal of and interest on the Loans and all other amounts payable by the Borrowers and the other Loan Parties under this Agreement and all other Loan Documents and, if then outstanding and unpaid, all Rate Protection Obligations and obligations in connection with Cash Management Services shall have been paid in full. If at any time any payment of the principal of or interest on any Loan or any other amount payable by any Loan Party or other obligor or any guarantor under the Loan Documents or any agreement relating to Rate Protection Obligations or agreements with respect to Cash Management Agreements is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy, or reorganization of such Loan Party or other obligor or of any guarantor, or otherwise, the Borrowers’ and each Guarantor’s obligations under this Article 11 with respect to such payment shall be reinstated at such time as though such payment had become due but had not been made at such time.

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Section 10.4 Subrogation. Each Borrower and each Guarantor agrees it will not exercise any rights which it may acquire by way of subrogation by any payment made hereunder, or otherwise, until all the Obligations shall have been paid in full subsequent to the termination of all the Commitments. If any amount shall be paid to a Loan Party on account of such subrogation rights at any time prior to the later of (x) the payment in full of the Obligations and all other amounts payable by the Loan Parties hereunder and the other Loan Documents and (y) the termination of the Commitments and expiration of all Letters of Credit, such amount shall be held in trust for the benefit of the Agent, the Lenders and their Affiliates and shall forthwith be paid to the Agent for the benefit of the Lenders (and their Affiliates) or be credited and applied upon the Obligations, whether matured or unmatured, in accordance with the terms of this Agreement.

Section 10.5 Subordination. Each Borrower and each Guarantor (each referred to herein as a “Subordinated Creditor”) hereby subordinates the payment of all indebtedness, obligations, and liabilities of each and any other Loan Party owing to such Subordinated Creditor, whether now existing or hereafter arising, to the indefeasible payment in full in cash of all Obligations. During the existence of any Event of Default, subject to Section 10.4, any such indebtedness, obligation, or liability of the other Loan Party owing to such Subordinated Creditor shall be enforced and performance received by such Subordinated Creditor as trustee for the benefit of the holders of the Obligations and, at the request of the Agent, the proceeds thereof shall be paid over to the Agent for application to the Obligations (whether or not then due), but without reducing or affecting in any manner the liability of such Loan Party under this Article X.

Section 10.6 Waivers. The Borrowers and each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest, and any notice not provided for herein, as well as any requirement that at any time any action be taken by the Agent, any Lender, or any other Person against any other Loan Party or other obligor, another guarantor, or any other Person.

Section 10.7 Limit on Recovery. Notwithstanding any other provision hereof, the right of recovery against each Loan Party under this Article 10 shall not exceed $1.00 less than the lowest amount which would render such Loan Party’s obligations under this Article 10 void or voidable under applicable law, including, without limitation, fraudulent conveyance law.

Section 10.8 Stay of Acceleration. If acceleration of the time for payment of any amount payable by any Borrower or other Loan Party or other obligor under this Agreement or any other Loan Document, or under any agreement relating to Rate Protection Obligations or Cash Management Services, is stayed upon the insolvency, bankruptcy or reorganization of any Borrower or other Loan Party or obligor, all such amounts otherwise subject to acceleration under the terms of this Agreement or the other Loan Documents, or under any agreement relating to Rate Protection Obligations or Cash Management Services, shall nonetheless be payable by the Loan Parties hereunder forthwith on demand by the Agent made at the request or otherwise with the consent of the Required Lenders.

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Section 10.9 Benefit to Borrowers and Guarantors. The Loan Parties are engaged in related businesses and integrated to such an extent that the financial strength and flexibility of the Borrowers and the other Loan Parties has a direct impact on the success of each other Loan Party. The Borrowers and each Guarantor will derive substantial direct and indirect benefit from the extensions of credit hereunder, and the Borrowers and each Guarantor acknowledges that its obligations hereunder and this guarantee is necessary or convenient to the conduct, promotion and attainment of its business.

Section 10.10 Revocation. Notwithstanding any other provision hereof, a Guarantor may revoke this Guaranty as to such Guarantor prospectively as to future transactions by written notice to that effect actually received by the Agent and each Lender. No such revocation shall release, impair or affect in any manner any liability hereunder with respect to Obligations created, contracted, assumed or incurred prior to receipt by the Agent and each Lender of written notice of revocation, or Obligations created, contracted, assumed or incurred after receipt of such notice pursuant to any contract entered into by the Agent or any Lender prior to receipt of such notice, or any renewals or extensions thereof, theretofore or thereafter made, or any interest accrued or accruing on such Obligations, or all other costs, expenses and reasonable attorneys’ fees arising from such Obligations.

Section 10.11 Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Guaranty in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section, or otherwise under this Guaranty, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until discharged in accordance with Section 11.3. Each Qualified ECP Guarantor intends that this Section constitute, and this Section shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 10.12 Conditional Release of Parent Guarantor. Upon the occurrence of the Release Conditions (as defined below), the Parent Guarantor’s obligations under this Article X are hereby automatically and irrevocably released and discharged. The parties understand that any release or discharge of the Parent Guarantor’s obligations described in the preceding sentence shall not release or discharge (a) the Parent Guarantor’s obligations under any Security Documents (if any) to which the Parent Guarantor is a party (which Security Documents shall remain in full force and effect) and (b) the Loan Parties’ obligations under any of the Loan Documents (which Loan Documents shall remain in full force and effect). For purposes of this Section, the term “Release Conditions” means (a) either (i) the Subordinated Debt (Seller Note) has been paid in full in cash in a manner permitted by the Subordination Agreement (Seller Notes) or (ii) the Parent Guarantor’s guaranty of the obligations under the Subordinated Debt (Seller Note) and the Subordinated Debt Agreements (Seller Note) has been effectively released and discharged in writing by the obligees of the Subordinated Debt (Seller Note), (b) no Event of Default is continuing and (c) the Loan Parties shall have delivered to the Agent a certificate signed by an officer of the Loan Parties certifying that the events described in clauses (a) and (b) above have occurred.

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ARTICLE XI

JOINT AND SEVERAL

Section 11.1 Joint and Several Liability. Each Borrower agrees that it is jointly and severally liable for all Obligations and all agreements hereunder and under the Loan Documents. As such, each Borrower agrees that it is a guarantor of each other Borrower’s obligations and liabilities hereunder and under the other Loan Documents.

Section 11.2 Direct Liability. Nothing contained in this Article 11 shall limit the liability of any Borrower to pay Loans made directly or indirectly to that Borrower (including Loans advanced to any other Borrower and then re‑loaned or otherwise transferred to, or for the benefit of, such Borrower) and all accrued interest, fees, expenses and other related Obligations with respect thereto, for which such Borrower shall be primarily liable for all purposes hereunder.

Section 11.3 Joint Enterprise. Each Borrower has requested that Agent and the Lenders make this credit facility available to Borrowers on a combined basis, in order to finance Borrowers’ business most efficiently and economically. Borrowers’ business is a mutual and collective enterprise, and the successful operation of each Borrower is dependent upon the successful performance of the integrated group. Borrowers believe that consolidation of their credit facility will enhance the borrowing power of each Borrower and ease administration of the facility, all to their mutual advantage. Borrowers acknowledge that Agent’s and Lenders’ willingness to extend credit and to administer the Collateral and the Foreign Collateral on a combined basis hereunder is done solely as an accommodation to Borrowers and at Borrowers’ request.

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Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

BORROWER: TULP 24.1, LLC, as a Borrower

By:	/s/ Randy Uglem
Name:	Randy Uglem
Title:	Chief Executive Officer

GUARANTORS: LENDWAY, INC., as Parent Guarantor

By:	/s/ Randy Uglem
Name:	Randy Uglem
Title:	Chief Executive Officer

TULIPA ACQUISITIE HOLDING B.V., as a Guarantor

By:	/s/ Durk van der Zee
Name:	Durk van der Zee
Title:	Authorized Signatory

BLOOMIA B.V. (effective immediately upon the consummation of the Acquisition (Bloomia)), as a Guarantor

By:	/s/ Durk van der Zee
Name:	Durk van der Zee
Title:	Authorized Signatory

FRESH TULIPS USA, LLC (effective immediately upon the consummation of the Acquisition (Bloomia)), as a Guarantor

By:	/s/ Werner F. Jansen
Name:	Werner F. Jansen
Title:	Chief Executive Officer

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Address for the Borrowers and the Guarantors:

Tulp 24.1, LLC

c/o Lendway, Inc.

5000 West 36th Street, Suite 220

Minneapolis, MN 55416

Attn: Randy Uglem

Email:

With a copy to (which shall not constitute notice):

Faegre Drinker Biddle & Reath LLP

2200 Wells Fargo Center, 90 South Seventh Street

Minneapolis, Minnesota 55402, USA

Attn: Nicole Leimer

Email:

S-2

Credit Agreement

ASSOCIATED BANK, N.A., as Agent and as a Lender

By:	/s/ Nicholas G. Myers
Name:	Nicholas G. Myers
Title:	Senior Vice President

Address for Associated Bank, N.A.:

202 Snelling Ave N

St Paul, MN 55104

Attn: Nicholas Myers

Fax: (612) 338-3950

With a copy to (which shall not constitute notice):

Dorsey & Whitney LLP

50 South Sixth St, Suite 1500

Minneapolis, MN 55402

Attn: Peter Harris

Fax: (612) 340-2643

S-3

Credit Agreement

EXHIBIT A TO

CREDIT AGREEMENT

FORMULA FOR

BORROWING BASE

1. Borrowing Base. The “Borrowing Base” as of any date of determination shall be (a) 80% of the face amount of Eligible Accounts and (b) 50% of the lower of cost (determined on a first-in, first-out basis) or market value of Eligible Inventory.

2. Definitions. Capitalized terms used herein which are defined in the Credit Agreement are used herein with the respective meanings attributed thereto in the Credit Agreement. In addition, for the purposes of this Exhibit and for determining the Borrowing Base, the following terms shall have the following respective meanings:

“Eligible Accounts”: the right of the Borrowers and their Domestic Subsidiaries to receive payment for goods sold or services rendered, provided such right to payment:

(a) has arisen out of the sale of goods or the performance of services by the Borrowers and their Domestic Subsidiaries within the United States, or, if such goods are sold or services performed outside the United States, is backed by a letter of credit issued or confirmed by a bank chartered under the laws of the United States or of any State;

(b) is the valid, binding and legally enforceable obligation of the obligor and such right to payment has not been subordinated by the Borrowers and their Domestic Subsidiaries to any other claim against the obligor and such obligor is not (i) any Borrower, a Subsidiary, or an Affiliate of any Borrower or Subsidiary, (ii) a Person that is a shareholder, director, officer or employee of any Borrower or Subsidiary, (iii) a debtor under any proceeding under the Bankruptcy Code or comparable provision of state or foreign law, (iv) an assignor for the benefit of creditors, (v) the United States or any department, agency or instrumentality thereof unless the Borrowers have complied with the Assignment of Claims Act to the satisfaction of the Agent, (vi) a state or political subdivision (including, without limitation, any municipality, county, city or school district) or any department, agency or instrumentality thereof if the laws of such state restrict or prohibit the assignability of such rights to payment unless the Borrowers have complied with all applicable laws or regulations that would permit such assignment;

(c) is assignable;

(d) is subject to a perfected first security interest in favor of the Agent and is free and clear of any other Lien other than Permitted Liens;

(e) is not subject to any claimed offset, counterclaim or other defense with respect thereto (but only to the extent of such claimed offset, counterclaim or other defense);

A-1

(f) is not owed by an obligor who is obligated on accounts, the aggregate outstanding unpaid balance of which exceeds any credit limits reasonably established for such obligor by the Agent;

(g) is evidenced by a final invoice that has been transmitted to the relevant obligor;

(h) is not unpaid more than 90 days from the date of the relevant invoice;

(i) is not owed by an obligor who is obligated on accounts owed to the Borrowers or their Domestic Subsidiaries more than 25% of the aggregate unpaid balance of which remains unpaid for longer than the relevant period specified in clause (h) above;

(j) (i) does not arise from the sale of goods or performance of services in the ordinary course of business, (ii) does not represent a progress billing, retainage or a bonded account, (iii) is not contingent upon such Borrower’s and such Domestic Subsidiaries completion of any further performance, (iv) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment (as defined in Section 9-102(20) of the Uniform Commercial Code), cash-on-delivery or any other repurchase or return basis (it being understood that accounts that satisfy each of the other eligibility requirements herein shall not be disqualified from being included in the Borrowing Base solely as a result of any end user’s ability to return inventory to Borrower under Borrower’s return policies the ordinary course of business) or (v) relates to payments of interest, finance charges or late charges; and

(k) is not, as reasonably determined by the Agent in its Permitted Discretion, uncollectible, difficult to collect or otherwise disqualified;

provided, that the Agent shall, notwithstanding the foregoing, have the right, in the reasonable exercise of its Permitted Discretion, to establish reserves against the aggregate amount of Eligible Accounts.

“Eligible Inventory”: all inventory held by the Borrowers and their Domestic Subsidiaries as raw materials or finished product held for sale in the ordinary course of business (excluding work in process and supplies) and which:

(a) is subject to a perfected, first priority security interest in favor of the Agent free and clear of all other Liens other than Permitted Liens;

(b) is located at one of the Borrowers or their Domestic Subsidiaries’ business locations in the United States set forth in the US Security Agreement;

(c) is not so identified to a contract to sell that it is evidenced by an account;

(d) is of good and merchantable quality free from any defects which would affect the market value thereof;

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(e) is not, as reasonably determined by the Agent, nonsaleable in the ordinary course of the Borrowers’ or its Domestic Subsidiary’s business;

(f) is insured against loss or damage in accordance with the provisions of the US Security Agreement;

(g) is not subject to or covered by a negotiable document of title, including, without limitation, negotiable warehouse receipts and negotiable bills of lading; and

(i) is not a product that has been discontinued by the manufacturer or by the vendor from which the Borrowers or such Domestic Subsidiary purchased such inventory;

provided, that the Agent shall, notwithstanding the foregoing, have the right, in the reasonable exercise of its Permitted Discretion, to establish reserves against the aggregate amount of Eligible Inventory.

“Permitted Discretion” means a determination made by the Agent in its commercially reasonable credit or business judgment (from the perspective of a secured asset-based lender) exercised in good faith.

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EXHIBIT H

ADDITIONAL GUARANTOR SUPPLEMENT

 ___

To:

Associated Bank, N.A., as Agent for the Lenders party to the Credit Agreement, dated as of February 20, 2024, by and among Tulp 24.1, LLC (together with each other Person party thereto as a Borrower, each individually as a “Borrower”, and collectively as the “Borrowers”), the Guarantors party thereto, the Lenders party thereto, and Associated Bank, N.A., as Agent (as extended, renewed, amended or restated from time to time, the “Credit Agreement”)

Ladies and Gentlemen:

Reference is made to the Credit Agreement described above.  Terms not defined herein which are defined in the Credit Agreement shall have for the purposes hereof the meaning provided therein.

The undersigned, [name of Subsidiary Guarantor], a [jurisdiction of incorporation or organization] hereby elects to be a “Guarantor” for all purposes of the Credit Agreement, effective from the date hereof.  The undersigned confirms that the representations and warranties set forth in Section 4 of the Credit Agreement are true and correct in all material respects (where not already qualified by materiality, otherwise in all respects) as to the undersigned as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct in all material respects (where not already qualified by materiality, otherwise in all respects) as of such earlier date) and the undersigned shall comply with each of the covenants set forth in Sections 6 and 7 of the Credit Agreement applicable to it.

Without limiting the generality of the foregoing, the undersigned hereby agrees to perform all the obligations of a Guarantor under, and to be bound in all respects by the terms of, the Credit Agreement, including without limitation Article X thereof, to the same extent and with the same force and effect as if the undersigned were a signatory party thereto.

H-1

The undersigned acknowledges that this Agreement shall be effective upon its execution and delivery by the undersigned to the Agent, and it shall not be necessary for the Agent, any Lender, or any of their Affiliates entitled to the benefits hereof, to execute this Agreement or any other acceptance hereof.  This Agreement shall be construed in accordance with and governed by the laws of the state of Minnesota, without giving effect to conflict of laws principles.

Very truly yours, [Name of Subsidiary Guarantor]

By:
Name
Title

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SCHEDULE 1.1(a)

COMMITMENTS

Lender	Revolving Commitment	Term Commitment
Associated Bank, N.A.	$6,000,000	$18,000,000